    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        ADVANCED ENERGY INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3679                          84-0846841
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL            (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                             1625 SHARP POINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 221-4670
  (ADDRESS, INCLUDING POSTAL OR ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                RICHARD P. BECK
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        ADVANCED ENERGY INDUSTRIES, INC.
                             1625 SHARP POINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 221-4670
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

              CARISSA C. W. COZE                              G. JAMES WILLIAMS JR.
                  J.J. ANDRE                                   LAURIE P. GLASSCOCK
           THELEN REID & PRIEST LLP                      CHRISMAN, BYNUM & JOHNSON, P.C.
         101 SECOND STREET, SUITE 1800                        1900 FIFTEENTH STREET
     SAN FRANCISCO, CALIFORNIA 94105-3601                    BOULDER, COLORADO 80302

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

    If any of the securities being registered on this Form are to be offered connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM
CLASS OF SECURITIES             AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
TO BE REGISTERED               REGISTERED(1)              PER UNIT             OFFERING PRICE       REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
  value..................      900,000 shares             $39.1875              $35,268,750              $9,325.80
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) The number of shares to be registered pursuant to this Registration Statement is based upon the maximum number of shares of the Registrant's common stock issuable in connection with the merger of a wholly owned subsidiary of the Registrant into Engineering Measurements Company.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. The above calculation is based on the average of the reported high and low prices of the common stock on the Nasdaq National Market on August 10, 2000.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this proxy statement/prospectus is not complete and may be changed. Advanced Energy may not issue any common stock in the merger until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell any Advanced Energy common stock and it is not soliciting an offer to buy Advanced Energy common stock in any state where the offer or sale is not permitted.

                               [EMCO LETTERHEAD]

                                                                          , 2000

Dear EMCO Shareholder:

     You are cordially invited to attend a special meeting of the shareholders
of Engineering Measurements Company to be held on               , 2000, at
a.m., local time at 600 Diagonal Highway, Longmont, Colorado.

     THIS IS A VERY IMPORTANT SPECIAL MEETING THAT AFFECTS YOUR INVESTMENT IN EMCO.

     At this special meeting you will be asked to approve a merger in which:

     - EMCO would become a wholly owned subsidiary of Advanced Energy;

     - Each outstanding share of EMCO common stock would be converted into at least 0.2018 shares of Advanced Energy common stock; and

     - You would become a stockholder of Advanced Energy.

     Advanced Energy will issue 900,000 shares of its common stock to the security holders of EMCO.

     Advanced Energy's common stock is quoted on the Nasdaq National Market
under the symbol "AEIS." On             , 2000, the closing price of the
Advanced Energy common stock was $     per share.

     Your board of directors has unanimously approved the merger, has determined that the merger is in your best interests and unanimously recommends that you vote FOR the approval of the merger agreement.

     This proxy statement/prospectus contains important information about EMCO, Advanced Energy, the merger and the special meeting. WE URGE YOU TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY, PARTICULARLY THE INFORMATION IN THE SECTION "RISK FACTORS" BEGINNING ON PAGE 15.

     A proxy card is enclosed to enable you to vote on the merger agreement without attending the special meeting in person. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the enclosed stamped envelope we have provided.

     YOUR VOTE IS IMPORTANT AS THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE COMMON STOCK IS REQUIRED TO APPROVE THE MERGER. A FAILURE TO VOTE HAS THE SAME EFFECT AS A "NO" VOTE.

     In connection with the merger, certain shareholders of EMCO who hold approximately 55% of the EMCO common stock have granted Advanced Energy an irrevocable proxy to vote for the merger.

     Thank you for your cooperation.

                                      Very truly yours,

                                      Charles Miller
                                      Chairman

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Advanced Energy common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated             , 2000, and was first
mailed to EMCO shareholders on or about             , 2000.

                                     [LOGO]
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     Engineering Measurement Company will hold a special meeting of shareholders
on             , 2000 at                a.m. mountain time, at EMCO's offices at
600 Diagonal Highway, Longmont, Colorado 80501, for the following purposes:

     1. To approve a merger agreement, dated as of July 6, 2000, between EMCO, Advanced Energy Industries, Inc., a Delaware corporation ("Advanced Energy"), and Flow Acquisition Corporation, a Colorado corporation and a wholly owned subsidiary of Advanced Energy, that provides among other things, for a merger of Flow Acquisition into EMCO so that EMCO will become a wholly owned subsidiary of Advanced Energy and you will become a stockholder of Advanced Energy, and

     2. To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

     The accompanying Proxy Statement/Prospectus, dated September   , 2000,
describes the proposed merger in detail and includes a copy of the Merger Agreement.

     Only shareholders of record at the close of business on September   , 2000
are entitled to notice of and to vote at the meeting. Under Colorado law, shareholders of EMCO have no right to an appraisal of the value of their shares in connection with the merger. A list of shareholders is available for review at the offices of EMCO. YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY. YOU MAY REVOKE YOUR PROXY IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                          By order of the Board of Directors,

                                          [SIGNATURE]

                                          Charles Miller
                                          Secretary

            , 2000
Longmont, Colorado

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................    1
Summary of the Proxy Statement/Prospectus...................    4
The Companies...............................................    4
The Merger..................................................    4
Advanced Energy Selected Consolidated Financial Data........    9
EMCO Selected Financial Data................................   11
Comparative Per Share Date..................................   12
Market Price and Dividend Information.......................   13
Risk Factors................................................   15
  Risk Related to the Proposed Merger.......................   15
  Risk Factors Related to Advanced Energy's Business........   16
EMCO Special Meeting........................................   25
  Date, Time and Place; Matters to be Considered............   25
  Record Date; Quorum; Voting at the Special Meeting........   25
  Security Ownership of Management; EMCO Voting
     Agreements.............................................   25
  Solicitation of Proxies; Revocation.......................   26
  Expenses..................................................   26
  Availability of Independent Accountants...................   26
The Merger..................................................   27
  Background of the Merger..................................   27
  Recommendation of the EMCO Board of Directors and EMCO's
     Reasons for the Merger.................................   29
  Opinion of Quist Financial, Inc...........................   32
  Advanced Energy's Reasons for the Merger..................   37
  Merger Consideration......................................   38
  No Fractional Shares......................................   38
  Exchange of Shares........................................   38
  Interests of EMCO's Management in the Merger and Potential
     Conflicts of Interests.................................   39
  Indemnification; Directors' and Officers' Insurance.......   39
  Regulatory Matters........................................   40
  Dissenters' Rights Are Not Available......................   40
  Nasdaq National Market Listing............................   40
  Certain Federal Income Tax Consequences...................   40
  Accounting Treatment......................................   42
  Resale of Advanced Energy Common Stock Received by EMCO
     Shareholders...........................................   42
The Merger Agreement........................................   44
  The Merger................................................   44
  Representations and Warranties............................   44
  Conduct of Business Prior to the Merger...................   45
  Covenants.................................................   46
  Conditions to the Merger..................................   46
  No Solicitation; Board Recommendation.....................   47
  Conduct of Business Following the Merger..................   48
  Termination of the Merger Agreement.......................   48
  Fees, Expenses and Termination Fees.......................   49
  Amendment.................................................   50
  Employee Benefits.........................................   50
Information About the Companies.............................   51
  Advanced Energy Industries, Inc. .........................   51

                                                              PAGE
                                                              ----
     Overview...............................................   51
     Recent Developments....................................   51
     Strategy...............................................   51
     Markets................................................   52
     Sales and Marketing....................................   53
  Engineering Measurements Company..........................   53
     Overview...............................................   53
     Products...............................................   54
     Sales and Marketing....................................   55
Description of Capital Stock................................   55
  Advanced Energy Common Stock..............................   55
  Advanced Energy Preferred Stock...........................   55
  EMCO Common Stock.........................................   56
Security Ownership of Certain Beneficial Owners and
  Management of EMCO........................................   56
Comparison of Stockholders' Rights..........................   57
  General...................................................   57
  Voting Groups.............................................   57
  Cumulative Voting.........................................   58
  Amendments to EMCO's Articles of Incorporation and
     Advanced Energy's Certificate of Incorporation.........   58
  Amendments to Bylaws......................................   59
  Vote Required for Merger and Certain Other Transactions...   59
  Directors.................................................   59
  Classification of Board of Directors......................   59
  Removal of Directors......................................   60
  Newly Created Directorships and Vacancies.................   60
  Limitation of Director's Liability........................   61
  Indemnification of Directors and Officers.................   61
  Special Meeting of Shareholders; Action by Consent........   61
  Business Combinations Involving a Change of Control.......   62
  Dissenters' Rights........................................   62
  Dividends.................................................   63
  Stock Repurchases.........................................   63
  Corporate Records; Shareholder Inspection.................   64
  Preemptive Rights.........................................   65
Where Can You Find More Information.........................   65
Incorporation by Reference..................................   66
Legal Matters...............................................   67
Experts.....................................................   67

                                   APPENDICES

Appendix A  Merger Agreement
Appendix B  Fairness Opinion of Quist Financial, Inc.
Appendix C  EMCO's Annual Report on Form 10-KSB for the year ended April 30,
2000

     Important business and financial information about Advanced Energy and EMCO that you might want to consider in deciding whether to vote in favor of the merger is not included in this proxy statement/prospectus, but rather is incorporated by reference to other documents that have been filed with the Securities and Exchange Commission. For a complete list of the documents incorporated by reference in this proxy statement/prospectus, see "Where You Can Find More Information" on page 64.

     To obtain a free copy of any or all of the documents relating to Advanced Energy that are incorporated by reference in this proxy statement/prospectus, you may contact Advanced Energy's Investor Relations at 1625 Sharp Point Drive, Fort Collins, Colorado 80525, Attention: Cathy Kawakami or by calling (970) 221-4670. To obtain a free copy of any or all of the documents relating to EMCO that are incorporated by reference in this proxy statement/prospectus, you may contact EMCO's Investor Relations at 600 Diagonal Highway, Longmont, Colorado 80501 or by calling (303) 651-0550 or by calling its investor relations firm at
(310) 208-2550. TO ENSURE TIMELY DELIVERY OF REQUESTED DOCUMENTS, YOU SHOULD MAKE YOUR REQUESTS BY [5 BUSINESS DAYS BEFORE THE SPECIAL MEETING]. You also may obtain free copies of these documents on the Securities and Exchange Commission's website at www.sec.gov.

                           -------------------------

                                   TRADEMARKS

     Advanced Energy, Microsweep, Sparc and Sparc-LE and the Advanced Energy logo are registered trademarks of Advanced Energy. Mach-One, Digital Valve and the EMCO logo are trademarks of EMCO.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A. EMCO proposes to be acquired by Advanced Energy through a merger. In the merger, Flow Acquisition Corporation, a subsidiary of Advanced Energy, will merge into EMCO.

Q: WHAT WILL HAPPEN TO EMCO AND ITS SHAREHOLDERS AS A RESULT OF THE MERGER?

A: EMCO will become a wholly owned subsidiary of Advanced Energy, and EMCO shareholders will become Advanced Energy stockholders.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: The EMCO shareholders and option holders together will receive 900,000 shares of Advanced Energy common stock. You will receive at least 0.2018 shares of Advanced Energy common stock for each share of EMCO common stock that you own, except that Advanced Energy will not issue any fractional shares of common stock. Instead of any fractional share of common stock, you will receive cash based on the market price of the Advanced Energy common stock. See page 39.

   Security holders of EMCO will receive Advanced Energy common stock and rights to acquire Advanced Energy common stock representing approximately 3% of the Advanced Energy common stock outstanding after the merger.

   Advanced Energy common stock is quoted on the Nasdaq National Market under the trading symbol "AEIS." EMCO common stock is quoted on the Nasdaq National Market under the trading symbol "EMCO." On August 9, 2000, Advanced Energy common stock closed at $38.9375 per share and EMCO common stock closed at $7.125 per share. Because the total number of shares of Advanced Energy common stock that Advanced Energy is obligated to issue in the merger is fixed at 900,000, the market value of the Advanced Energy common stock that you will receive in the merger will fluctuate prior to and following the merger. Advanced Energy will not be required to issue more than 900,000 shares of its common stock to the EMCO shareholders and option holders, even if the market price of the Advanced Energy common stock drops dramatically.

Q: DOES THE MARKET PRICE OF ADVANCED ENERGY COMMON STOCK FLUCTUATE
   SIGNIFICANTLY?

A: Yes. Since Advanced Energy's IPO in November 1995, the closing prices of the
   Advanced Energy common stock have ranged from $3.50 to $73.25. From January 1, 2000 to August 10, 2000, the closing prices of the Advanced Energy common stock have ranged from $35.375 to $73.25. See "Market Price and Dividend Information" on page 12, and "Risk Factors. The market price of Advanced Energy common stock is highly volatile, which could lead to losses for individual investors and costly securities class action litigation" on page
   16. You should obtain current market quotations for Advanced Energy common stock.

Q: WHEN WILL THE MERGER BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger promptly following the special meeting of EMCO shareholders.

Q: DOES THE EMCO BOARD OF DIRECTORS RECOMMEND THE MERGER?

A: Yes. After careful consideration, the EMCO board of directors unanimously voted in favor of the merger and recommends that the EMCO shareholders vote in favor of the merger. See "The Merger -- EMCO Reasons for the Merger" and "-- Recommendation of the EMCO Board of Directors" on page 30.

Q: ARE THERE ANY RISKS INVOLVED IN THE MERGER?

A: The merger does involve risks. By approving the merger, you are agreeing in essence to change your investment in EMCO into an investment in Advanced Energy. Before voting on the merger, you should consider carefully the information in this proxy statement/prospectus, particularly the information in the section "Risk Factors" beginning on page 15.

Q: SHOULD I SEND IN MY EMCO STOCK CERTIFICATES NOW?

A: No. After we complete the merger, Advanced Energy will send you instructions explaining how to exchange your shares of EMCO common stock for the appropriate number of shares of Advanced Energy common stock.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED THE PROXY CARD?

A: You may change your vote by delivering a signed notice of revocation or a subsequently dated and signed proxy card to EMCO's corporate secretary before the special meeting. You also may attend the special meeting and vote in person. See "EMCO Special Meeting -- Solicitation of Proxies; Revocation" on page 27.

Q: IF MY SHARES ARE HELD IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if told to do so. You should instruct your broker to vote your shares, following the instructions provided by your broker. Without instructions from you, your broker cannot vote your shares and your shares will not be represented at the special meeting. See "EMCO Special Meeting -- Record Date; Quorum; Voting at the Special Meeting" on page 26.

Q: WILL I INCUR INCOME TAX AS A RESULT OF THE MERGER?

A: We have structured the merger to be tax-free to the EMCO shareholders for federal income tax purposes, except that you may have to pay taxes on any cash received instead of a fractional share of Advanced Energy common stock. However, all EMCO shareholders are urged to consult their own tax advisors to determine their particular tax consequences of the merger. See "The
   Merger -- Certain Federal Income Tax Consequences" on page 41.

Q: IF I DO NOT VOTE FOR THE MERGER, BUT THE OTHER EMCO SHAREHOLDERS APPROVE IT,
   CAN I GET CASH INSTEAD OF ADVANCED ENERGY COMMON STOCK?

A: No. In certain circumstances, a shareholder of a company that is being acquired can require the company to purchase the shareholder's shares for cash, if the shareholder does not vote for the merger. The right to require this cash purchase is commonly called an "appraisal right" or "dissenters' right." Under Colorado law, the EMCO shareholders do not have appraisal or dissenters' rights in connection with the merger. See "The
   Merger -- Dissenters' Rights Are Not Available" on page 41.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The EMCO special meeting is scheduled to take place on             , 2000 at
           .m., local time, at 600 Diagonal Highway, Longmont, Colorado.

Q: WHAT VOTE IS REQUIRED FOR APPROVAL?

A: The merger agreement must be approved by holders of more than 66 2/3% of the outstanding shares of EMCO common stock entitled to vote. If you do not vote or give instructions to your broker to vote your shares, that will have the same affect as voting against the merger.

Q: WHO CAN HELP ANSWER MY QUESTIONS ABOUT THE MERGER, EMCO OR ADVANCED ENERGY?

A: You may call EMCO Investor Relations at (303) 651-0550 or its investor relations firm at (310) 208-2550.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

     This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that may be important to you. You should read the entire proxy statement/ prospectus and the documents referenced in it before making a decision whether to vote in favor of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Appendix A, the opinion of Quist Financial, Inc., which is attached as Appendix B, and EMCO's Annual Report on Form 10-KSB, which is attached as Appendix C.

                                 THE COMPANIES

[EMCO LOGO]

ENGINEERING MEASUREMENTS COMPANY
600 Diagonal Highway
Longmont, Colorado 80501
(303) 651-0550

     EMCO designs, manufactures, and markets electronic and electro-mechanical instruments (flowmeters) for measuring the flow of liquids, steam and gases. EMCO generates its revenues from the sales of flowmeter hardware in both foreign and domestic markets. EMCO provides its customers with a family of products capable of measuring almost any kind of fluid or gas flow. While EMCO has historically been strongest in energy utility flow measurement, particularly steam metering, it also has developed products capable of measuring most types of process fluids, as well as fuel oils and natural gas. EMCO markets flowmeters worldwide, primarily utilizing a network of distributors and commissioned sales representatives as well as a direct sales force. EMCO's Mach One digital flow controller is the subject of a joint development arrangement with Micron Technology. The Mach One, designed for use in the semiconductor manufacturing industry, is in the development stage and has attracted the attention of semiconductor equipment manufacturers. EMCO was incorporated in Colorado in 1967.

[ADVANCED ENERGY LOGO]

ADVANCED ENERGY INDUSTRIES, INC.
1625 Sharp Point Drive
Fort Collins, Colorado 80525
(970) 221-4670

     Advanced Energy's primary business is the design, manufacture and support of power conversion and control systems. These systems are important components of industrial manufacturing equipment that modify surfaces or deposit or etch thin film layers on computer chips, CDs, flat panel displays such as computer screens, DVDs, windows, eyeglasses, solar panels and other products. Advanced Energy's systems refine, modify and control the raw electrical power from a utility and convert it into power that is uniform and predictable. This allows manufacturing equipment to produce and deposit very thin films at an even thickness on a mass scale. Advanced Energy was incorporated in Colorado in 1981 and reincorporated in Delaware in 1995.

                                   THE MERGER

EMCO SPECIAL MEETING (PAGE 26)

     The EMCO shareholders' special meeting to approve the merger agreement will
be held on          , 2000           .m., local time, at EMCO's offices at 600
Diagonal Highway, Longmont, Colorado 80501. You can vote at the special meeting if you owned shares of EMCO common stock on

, 2000. You can cast one vote for each share of EMCO common stock that you owned on that date.

EMCO VOTING AGREEMENTS (PAGE 26)

     EMCO directors and officers, who collectively hold approximately [55%] of the EMCO common stock outstanding, have granted Advanced Energy an irrevocable proxy to vote their shares of EMCO common stock in favor of the merger agreement and against any matter that could prevent the merger from being completed.

EMCO'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT (PAGE 30)

     EMCO's Board of Directors believes that the merger is in the best interests of EMCO and its shareholders and unanimously recommends that you vote FOR adoption of the merger agreement.

EMCO'S REASONS FOR THE MERGER (PAGE 30)

     The EMCO Board of Directors has determined that the merger is in the best interests of EMCO and its shareholders for numerous reasons. Those reasons include:

     - the exchange ratio,

     - the prospects of EMCO,

     - the expense and risks in developing its Mach One digital flow controller,

     - the liquidity of the Advanced Energy stock,

     - and the prospects of Advanced Energy.

OPINION OF EMCO'S FINANCIAL ADVISOR (PAGE 32)

     In deciding to approve the merger, EMCO's board of directors considered an opinion from Quist Financial, Inc. as to the fairness of the exchange ratio from a financial point of view to the EMCO shareholders. The full text of the written opinion of the financial advisor is attached to the back of this proxy statement/prospectus as Appendix B. You should read the entire opinion carefully for an understanding of the assumptions made, matters considered and limitations on the review undertaken.

MERGER CONSIDERATION (PAGES 39 AND 50)

     At the effective time of the merger, each share of your EMCO common stock will be converted into at least 0.2018 of a share of Advanced Energy common stock. In addition, EMCO options outstanding at the effective time of the merger will be assumed by Advanced Energy and converted into the right to purchase shares of Advanced Energy common stock, and amounts contributed by EMCO employees to EMCO's employee stock purchase plan will be transferred to Advanced Energy's employee stock purchase plan.

INTERESTS OF CERTAIN EMCO DIRECTORS AND OFFICERS IN THE MERGER THAT ARE IN ADDITION TO YOUR INTERESTS (PAGE 40)

     When considering the recommendations of EMCO's board of directors, you should be aware that certain EMCO directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests could cause the directors and officers of EMCO to be more likely to favor the merger than if they did not have these interests.

DISSENTERS' RIGHTS (PAGE 41)

     Neither EMCO nor Advanced Energy stockholders are entitled to dissenters' rights with respect to the merger.

NASDAQ NATIONAL MARKET LISTING (PAGE 40)

     The shares of Advanced Energy common stock to be issued to you in the merger will be listed on the Nasdaq National Market under the trading symbol "AEIS." Upon the closing of the merger, all shares of EMCO common stock will be delisted from the Nasdaq National Market and no longer traded on any market.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 41)

     The merger has been structured as a tax-free reorganization for United States federal income tax purposes. Accordingly, in general EMCO common shareholders who exchange their EMCO shares for shares of Advanced Energy common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except that EMCO shareholders will recognize gain or loss with respect to cash received instead of a fractional share of Advanced Energy common stock. However, all EMCO shareholders are urged to consult their own tax advisor to determine their particular tax consequences of the merger. It is a condition to the merger that both Advanced Energy and EMCO receive legal opinions that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

ACCOUNTING TREATMENT (PAGE 43)

     Advanced Energy and EMCO intend for the merger to qualify as a "pooling of interests" for financial accounting purposes, in accordance with generally accepted accounting principles. Completion of the merger is conditioned upon the receipt by Advanced Energy of a letter from Arthur Anderson LLP, its independent public accountants, stating that, in its opinion, the merger will qualify for pooling of interests accounting treatment.

RESTRICTIONS ON THE ABILITY TO SELL ADVANCED ENERGY STOCK (PAGE 43)

     The shares of Advanced Energy common stock issued to EMCO shareholders in the merger will be freely transferable, except for shares received by persons who are considered to be "affiliates" of EMCO at the time of the special meeting or persons who become affiliates of or Advanced Energy. Affiliates of EMCO may only resell shares of Advanced Energy common stock that they receive in the merger in accordance with the restrictions of Rule 145 under the Securities Act of 1933, unless the resale of the Advanced Energy common stock by the affiliate is registered under the Securities Act or an exemption from registration is available. Pooling of interests accounting requirements also restrict sales of Advanced Energy stock by affiliates of EMCO.

CONDITIONS TO COMPLETION (PAGE 47)

     Advanced Energy's and EMCO's obligations to complete the merger are subject to the satisfaction or waiver of various closing conditions, including:

     - approval of EMCO shareholders;

     - the absence of breaches by the other party;

     - no material adverse change to the other party;

     - the receipt of legal opinions as to the tax treatment of the merger; and

     - the receipt by Advanced Energy of a letter from its accountants that the transaction will be accounted for as a pooling of interests.

     If EMCO waives any conditions, it will consider the facts and circumstances at that time and decide whether it should resolicit your proxy.

NO SOLICITATION; BOARD RECOMMENDATION (PAGE 46)

     EMCO has agreed not to:

     - solicit or participate in any discussions with any person or entity concerning an alternative acquisition proposal;

     - provide any information to any person concerning an alternative acquisition proposal; or

     - authorize or propose an alternative acquisition proposal.

TERMINATION OF THE MERGER AGREEMENT (PAGE 48)

     The merger agreement may be terminated before completion of the merger upon the occurrence of certain events including:

     - a material breach of the merger agreement by Advanced Energy or EMCO;

     - the merger is not completed by December 31, 2000;

     - the EMCO shareholders do not approve the merger agreement at the special meeting;

     - by EMCO, if the EMCO board of directors determines that abandoning the merger is required by its fiduciary duties; or

     - by Advanced Energy, if the EMCO board of directors withdraws its recommendation of the merger or recommends an alternative transaction with a third party.

PAYMENT OF TERMINATION FEES (PAGE 49)

     If the merger agreement is terminated after an alternative corporate transaction has been proposed to EMCO by a third party because:

     - the EMCO shareholders do not approve the merger agreement at the special meeting;

     - the EMCO board of directors determines that abandoning the merger is required by its fiduciary duties; or

     - the EMCO board of directors withdraws its recommendation of the merger or recommends an alternative transaction with a third party.

And if EMCO enters into a business combination or similar transaction in which a third party acquires control of EMCO or more than 50% of its assets within 2 years after termination, then EMCO will pay Advanced Energy a termination fee of $5 million.

VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT (PAGE 58)

     The affirmative vote of the holders of 66 2/3% of the shares of EMCO common stock that were outstanding on the record date and entitled to vote is required for approval and adoption of the merger agreement. The Advanced Energy stockholders are not required to vote on the merger agreement.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements with respect to Advanced Energy's and EMCO's financial condition, results of operations and business and the expected impact of the merger on Advanced Energy's financial performance. Words such as anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

     These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks discussed in the section "Risk Factors" beginning on page 15.

              ADVANCED ENERGY SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary consolidated statement of operations data for 1997, 1998 and 1999 and the related consolidated balance sheets as of December 31, 1998 and 1999 are derived from consolidated financial statements audited by Arthur Andersen LLP, independent accountants, which have been restated to include financial data of Noah Holdings, Inc., a company acquired by Advanced Energy in April 2000. The restated audit report dated July 24, 2000 is included in Advanced Energy's Current Report on Form 8-K dated August 10, 2000, which is incorporated by reference in this proxy statement/prospectus. The acquisition has been accounted for as a "pooling of interests" under Accounting Principles Board Opinion No. 16.

     The summary consolidated statement of operations data for 1996 and 1997 and the related consolidated balance sheet data as of December 31, 1997 are derived from consolidated financial statements, audited in part by Arthur Andersen LLP and in part by KPMG LLP. KPMG's audit report relates to Advanced Energy Voorhees, Inc., formerly named RF Power Products, Inc., whose fiscal year end was November 30. As such, the statement of operations data for 1996 and 1997 include the statements of operations of Advanced Energy Voorhees for the years ended November 30, 1996 and 1997, and the balance sheet data for 1997 include the balance sheet of Advanced Energy Voorhees as of November 30, 1997.

     The summary consolidated statement of operations data for 1995 and the related consolidated balance sheet data as of December 31, 1996 and 1995 are restated from Advanced Energy's audited consolidated financial statements, audited consolidated financial statements of Advanced Energy Voorhees and consolidated financial statements of Noah Holdings, Inc.. Stand-alone financial statements for Advanced Energy Voorhees are not included in Advanced Energy's annual reports on Form 10-K.

     On April 6, 2000, Advanced Energy acquired Noah Holdings, Inc. by issuing approximately 687,000 shares of Advanced Energy's common stock and assuming approximately 40,000 stock options to purchase its common stock. The merger constituted a tax-free reorganization in which Noah Holdings, Inc. became a wholly owned subsidiary of Advanced Energy. The merger has been accounted for as a pooling of interest. Accordingly, the prior period consolidated financial statements presented below have been restated to include Noah Holdings, Inc. as though it had always been part of Advanced Energy.

     The summary consolidated financial data in this chart for the six months ended June 30, 1999 and 2000 and as of June 30, 1999 and 2000 are derived from Advanced Energy's unaudited financial statements, which are included in Advanced Energy's quarterly report on Form 10-Q for the quarter ended June 30, 2000. The unaudited financial data has been prepared on the same basis as the audited financial data and, in the opinion of Advanced Energy's management, include all normal recurring adjustments necessary for a fair statement of the results for the periods covered. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire year 2000.

     This financial data highlights selected financial information of Advanced Energy but does not necessarily include all of the financial information that is important to you. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included in Advanced Energy's most recent Current Report on Form 8-K, Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this proxy statement/prospectus.

              ADVANCED ENERGY SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                              SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                      JUNE 30,
                                      ----------------------------------------------------   ------------------
                                        1995       1996       1997       1998       1999      1999       2000
                                      --------   --------   --------   --------   --------   -------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales.............................  $129,361   $136,547   $183,247   $130,336   $191,575   $77,205   $150,837
  Cost of sales.....................    68,969     87,576    114,280     92,333    106,208    44,583     77,797
                                      --------   --------   --------   --------   --------   -------   --------
    Gross profit....................    60,392     48,971     68,967     38,003     85,367    32,622     73,040
                                      --------   --------   --------   --------   --------   -------   --------
  Operating expenses:
    Research and development........    12,865     17,288     19,336     23,862     26,618    12,696     15,906
    Sales and marketing.............     8,935     11,291     12,258     14,246     17,628     7,430     10,679
    General and administrative......    11,774     10,212     11,452     12,440     15,232     6,848     10,547
    Restructuring charge............        --         --         --      1,000         --        --         --
    Merger costs....................        --         --         --      2,742         --        --      2,333
    Storm damages (recoveries)......        --         --      2,700     (1,117)        --        --         --
    Purchased in-process research
      and development...............        --         --      3,080         --         --        --         --
                                      --------   --------   --------   --------   --------   -------   --------
  Total operating expenses..........    33,574     38,791     48,826     53,173     59,478    26,974     39,465
                                      --------   --------   --------   --------   --------   -------   --------
  Income (loss) from operations.....    26,818     10,180     20,141    (15,170)    25,889     5,648     33,575
                                      --------   --------   --------   --------   --------   -------   --------
  Other (expense) income............      (505)       (63)      (232)       243      1,555       (42)       925
                                      --------   --------   --------   --------   --------   -------   --------
    Net income (loss) before income
      taxes and minority interest...    26,313     10,117     19,909    (14,927)    27,444     5,606     34,500
  Provision (benefit) for income
    taxes...........................    10,060      4,030      7,603     (3,790)    10,353     2,272     12,515
  Minority interest in net income
    (loss)..........................        --         --         --         --         69        --        (84)
                                      --------   --------   --------   --------   --------   -------   --------
  Net income (loss).................  $ 16,253   $  6,087   $ 12,306   $(11,137)  $ 17,022   $ 3,334   $ 22,069
                                      ========   ========   ========   ========   ========   =======   ========
  Basic earnings (loss) per share...  $   0.72   $   0.24   $   0.48   $  (0.41)  $   0.62   $  0.12   $   0.76
                                      ========   ========   ========   ========   ========   =======   ========
  Diluted earnings (loss) per
    share...........................  $   0.69   $   0.23   $   0.46   $  (0.41)  $   0.59   $  0.12   $   0.73
                                      ========   ========   ========   ========   ========   =======   ========

                                                          DECEMBER 31,
                                      ----------------------------------------------------             JUNE 30,
                                        1995       1996       1997       1998       1999                 2000
                                      --------   --------   --------   --------   --------             --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash
    equivalents/marketable
    securities......................  $ 15,157   $ 12,435   $ 32,215   $ 28,164   $206,743             $219,011
  Working capital...................    41,228     43,344     76,017     61,921    253,968              279,400
  Total assets......................    71,437     71,514    134,183    103,606    319,061              347,479
  Total debt........................     3,505      4,369      7,783      1,240    138,746              138,435
  Shareholders' equity..............    49,772     56,358     99,207     89,193    151,952              178,816

                          EMCO SELECTED FINANCIAL DATA

     The selected statement of operations data for 1996 through 2000 and the related balance sheets as of April 30, 1996, 1997, 1998, 1999 and 2000 are derived from financial statements audited by Grant Thornton LLP, independent accountants which are included in EMCO's annual report on Form 10-KSB for the year ended April 30, 2000, which is attached as Appendix C.

     This financial data highlights selected financial information of EMCO but does not necessarily include all of the financial information that is important to you. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and EMCO's financial statements and the notes to those statements, included in EMCO's most recent 10-KSB, which is attached as Appendix C and incorporated by reference in this proxy statement/prospectus.

                          EMCO SELECTED FINANCIAL DATA

                                                  FISCAL YEARS ENDED APRIL 30,
                               ------------------------------------------------------------------
                                1996(1)         1997          1998          1999          2000
                               ----------    ----------    ----------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
Net sales....................   8,665,808     9,910,047     9,862,297     9,694,913     9,234,052
Cost of sales................   4,852,125     5,626,944     5,921,450     5,711,006     5,693,569
                               ----------    ----------    ----------    ----------    ----------
  Gross profit...............   3,813,683     4,283,103     3,940,847     3,983,907     3,540,483
Operating expenses:
  Research & development.....     427,032       620,931       604,167       790,252       880,932
  Sales & marketing..........   2,040,468     2,404,919     2,366,339     2,142,086     1,917,928
  General & administrative...     860,540       852,130       966,245       937,873       872,223
                               ----------    ----------    ----------    ----------    ----------
Total operating expenses.....   3,328,040     3,877,980     3,936,751     3,870,211     3,671,083
Income (loss) from continuing
  operations.................     485,643       405,123         4,096       113,696      (130,600)
Other income (expense).......     120,110        50,863        73,961       118,214       (60,265)
                               ----------    ----------    ----------    ----------    ----------
Net income before taxes......     605,753       455,986        78,057       231,910      (190,865)
Provision (benefit) for
  income tax.................     205,704       184,194        (8,988)       34,972       (52,005)
                               ----------    ----------    ----------    ----------    ----------
  Net income (loss)..........     400,049       271,792        87,045       196,938      (138,860)
                               ==========    ==========    ==========    ==========    ==========
Basic earnings (loss) per
  share......................  $     0.12    $     0.08    $     0.02    $     0.05    $    (0.03)
                               ==========    ==========    ==========    ==========    ==========
Diluted earnings (loss) per
  share......................  $     0.11    $     0.08    $     0.02    $     0.05    $    (0.03)
                               ==========    ==========    ==========    ==========    ==========

                                                  FISCAL YEARS ENDED APRIL 30,
                               ------------------------------------------------------------------
                                1996(1)         1997          1998          1999          2000
                               ----------    ----------    ----------    ----------    ----------
BALANCE SHEET DATA:
Cash & cash equivalents......     532,721       547,837       940,687       697,697       609,050
Working capital..............   3,441,931     3,191,593     3,413,972     3,339,423     3,431,886
Total assets.................   6,835,857     7,133,628     7,165,721     7,473,106     7,767,247
Long-term obligations........     601,482       188,100       189,700       220,500       244,400
Shareholders' equity.........   5,040,961     5,398,760     5,933,234     6,281,297     6,447,284
Shares outstanding(2)........   3,441,315     3,497,565     3,982,199     4,042,374     4,125,259
Book value per share.........  $     1.46    $     1.54    $     1.49    $     1.55    $     1.56

-------------------------
(1) The financial statements for fiscal year 1996 were consolidated with General Metrology Corporation, EMCO's wholly owned subsidiary, which was liquidated in fiscal year 1997.

(2) Number of shares adjusted to reflect 25% stock dividend in October 1998.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain net income (loss) and book value per share data for Advanced Energy and EMCO, on an historical basis and pro forma basis. Equivalent pro forma data is based upon an assumed exchange ratio of
0.2018 of a share of Advanced Energy common stock for each share of EMCO common stock.

     This information should be considered along with the historical financial data regarding Advanced Energy and EMCO that are included in this proxy statement/prospectus and that are incorporated by reference in this proxy statement/prospectus.

ADVANCED ENERGY HISTORICAL DATA

                                                                                    SIX MONTHS
                                                       FISCAL YEAR DECEMBER 31,       ENDED
                                                       ------------------------      JUNE 30,
                                                       1997      1998     1999         2000
                                                       -----    ------    -----    ------------
Net income (loss) per share -- basic.................  $0.48    $(0.41)   $0.62       $0.76
Net income (loss) per share -- diluted...............  $0.46    $(0.41)   $0.59       $0.73
Book value per share.................................     --        --    $5.26       $6.12

EMCO HISTORICAL DATA

                                                                                       SIX MONTHS
                                                       FISCAL YEAR ENDED APRIL 30,       ENDED
                                                       ---------------------------     APRIL 30,
                                                        1998      1999      2000          2000
                                                       ------    ------    -------    ------------
Net income (loss) per share -- basic.................  $0.02     $0.05     $(0.03)       $(0.04)
Net income (loss) per share -- diluted...............  $0.02     $0.05     $(0.03)       $(0.04)
Book value per share.................................     --        --     $ 1.56        $ 1.56

PRO FORMA COMBINED DATA

                                                          FISCAL YEAR ENDED          SIX MONTHS
                                                           DECEMBER 31,(1)             ENDED
                                                       ------------------------       JUNE 30,
                                                       1997      1998     1999        2000(2)
                                                       -----    ------    -----    --------------
Combined Net income (loss) per share -- basic........  $0.46    $(0.39)   $0.59        $0.73
Combined Net income (loss) per share -- diluted......  $0.45    $(0.39)   $0.57        $0.70
Combined Book value per share........................     --        --    $5.33        $6.16

EQUIVALENT PRO FORMA FOR EMCO SHAREHOLDERS(3)

                                                          FISCAL YEAR ENDED          SIX MONTHS
                                                           DECEMBER 31,(1)             ENDED
                                                       ------------------------       JUNE 30,
                                                       1997      1998     1999        2000(2)
                                                       -----    ------    -----    --------------
Net income (loss) per share -- basic.................  $0.09    $(0.08)   $0.12        $0.15
Net income (loss) per share -- diluted...............  $0.09    $(0.08)   $0.11        $0.14
Book value per share.................................     --        --    $1.07        $1.24

-------------------------
(1) Advanced Energy's fiscal year ends on December 31; EMCO's fiscal year ends on April 30. Advanced Energy's December 31, 1997, 1998 and 1999 fiscal years have been combined with EMCO's April 30, 1998, 1999 and 2000 fiscal years for the Pro Forma Combined Data and Equivalent Pro Forma for EMCO shareholders.

(2) Represents Advanced Energy's quarterly results for the six months ended June 30, 2000 combined with EMCO's quarterly results for the six months ended April 30, 2000. EMCO's quarterly results for the six months ended April 30, 2000 have been included both in the fiscal year ended December 31, 1999 and the six months ended June 30.

(3) Represents Pro Forma Combined Data per share multiplied by an assumed exchange ratio of 0.2018.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE INFORMATION

     Advanced Energy's common stock is quoted on the Nasdaq National Market under the symbol "AEIS." EMCO's common stock is quoted on the Nasdaq National Market under the symbol "EMCO." The following tables show the range of high and low bid prices for Advanced Energy's and EMCO's common stock on the Nasdaq National Market for the periods indicated. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The EMCO prices also reflect a 25% stock dividend paid in October 1998.

ADVANCED ENERGY

                                                              HIGH BID    LOW BID
                                                              --------    -------
FY 1998
  First quarter.............................................   $17.63     $10.00
  Second quarter............................................    15.06      11.00
  Third quarter.............................................    12.38       6.00
  Fourth quarter............................................    22.88       5.63
FY 1999
  First quarter.............................................    29.50      19.25
  Second quarter............................................    36.63      23.50
  Third quarter.............................................    43.38      30.25
  Fourth quarter............................................    49.88      30.38
FY 2000
  First quarter.............................................    77.44      42.94
  Second quarter............................................    72.88      35.25
  Third quarter (through                )...................

EMCO

                                                              HIGH BID    LOW BID
                                                              --------    -------
FY 1999
  First quarter.............................................   $6.25       $4.00
  Second quarter............................................    4.63        3.20
  Third quarter.............................................    5.03        4.00
  Fourth quarter............................................    5.00        4.00
FY 2000
  First quarter.............................................    6.25        4.25
  Second quarter............................................    7.94        4.50
  Third quarter.............................................    9.50        4.75
  Fourth quarter............................................    8.13        5.81
FY 2001
  First quarter.............................................   10.75        5.56
  Second quarter (through                  )................

DIVIDEND INFORMATION

     Advanced Energy has not declared or paid any cash dividends on its common stock since prior to 1994, when Advanced Energy was an S corporation for tax purposes. Advanced Energy currently intends to retain all of its future earnings to finance its business. In addition, Advanced Energy's revolving credit facility prohibits Advanced Energy from declaring or paying cash dividends on its common stock without the lender's consent. As a result, Advanced Energy does not anticipate paying any cash or other dividends on its common stock for the foreseeable future.

     EMCO has never paid cash dividends on its common stock and currently has no plans to do so in the foreseeable future. EMCO paid a 25% stock dividend in October 1998. As a result, EMCO issued 804,189 shares of its common stock. EMCO has no restrictions on its ability to pay dividends.

RECENT MARKET PRICE INFORMATION

     On July 5, 2000, the last trading day before announcement of the proposed merger, the closing price of the Advanced Energy common stock on the Nasdaq National Market was $52.6875 per share and the closing price of the EMCO common
stock on the Nasdaq National Market was $7.75 per share. On             , 2000,
the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price of the Advanced Energy common stock on
the Nasdaq National Market was $     per share and the closing price of the EMCO
common stock on the Nasdaq National Market was $     per share.

     At an exchange ratio of 0.2018 shares of Advanced Energy common stock for each share of EMCO common stock, the equivalent per share closing price for the
EMCO common stock would have been $10.63 on July 5, 2000 and $          on
            , 2000. These equivalent per share prices are calculated by multiplying the closing prices of the Advanced Energy common stock by the exchange ratio.

     Because the total number of shares of Advanced Energy common stock that Advanced Energy is obligated to issue in the merger is fixed at 900,000, the market value of the Advanced Energy common stock that you will receive in the merger will fluctuate prior to and following the merger. Advanced Energy will not be required to issue more than 900,000 shares of its common stock to the EMCO shareholders and option holders, even if the market price of the Advanced Energy common stock drops dramatically. YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR ADVANCED ENERGY COMMON STOCK.

NUMBER OF EMCO SHAREHOLDERS

     As of             , 2000, there were      record holders of EMCO common
stock, as shown on the records of the transfer agent for EMCO's common stock.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in Advanced Energy common stock. Investing in Advanced Energy's securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this proxy statement/prospectus and in the documents incorporated by reference in this proxy statement/prospectus before deciding whether to vote in favor of the merger.

RISKS RELATED TO THE MERGER

WE MAY NOT ACHIEVE THE BENEFITS WE EXPECT FROM THE MERGER.

     To realize the benefits or synergies we expect from the merger, we will need to address a number of post-merger matters in a timely and efficient manner. Key integration issues include:

     - retaining and assimilating the key personnel of EMCO;

     - marketing EMCO's semiconductor products and services to Advanced Energy's customers;

     - retaining EMCO's existing customers and strategic partners; and

     - perfecting and commercializing EMCO's Mach One technology for digital flow controllers used to improve semiconductor manufacturing.

     The successful execution of these post-merger matters will involve considerable risk and may not be successful. These risks include:

     - Advanced Energy is inexperienced with flow control technology and, accordingly, may not be able to integrate the technology with Advanced Energy's existing products to provide the integrated solutions it anticipates;

     - integration of EMCO's operations with Advanced Energy's existing operations may require significant diversion of management's attention and other Advanced Energy resources;

     - we may incur unanticipated expenses related to technology integration;
       and

     - the majority of EMCO's present sales are not to the semiconductor capital equipment industry.

     The combined company may not succeed in addressing these risks or other problems encountered in connection with the merger, which would prevent us from achieving the benefits we expect from the merger. Addressing some of these risks, by the diversion of resources or the incurrence of significant costs, could harm Advanced Energy's business and financial condition.

EMCO SHAREHOLDERS AND OPTION HOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF ADVANCED ENERGY COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF EMCO COMMON STOCK OR ADVANCED ENERGY COMMON STOCK.

     Each share of EMCO common stock will be exchanged in the merger for at least 0.2018 of a share of Advanced Energy common stock. The actual exchange ratio will depend on the number of shares of EMCO common stock outstanding or subject to options at the effective time of the merger. There will be no adjustment for changes in the market price of EMCO common stock or Advanced Energy common stock. In addition, neither EMCO nor Advanced Energy may terminate the merger agreement solely because of changes in the market prices of their common stock. Accordingly, the specific dollar value of Advanced Energy common stock that EMCO shareholders and option holders will receive upon the merger's completion will depend on the market value of Advanced Energy common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of Advanced Energy common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for Advanced Energy common stock and EMCO common stock. Neither Advanced Energy nor EMCO can predict the market price of Advanced Energy common stock at any time before or after the completion of the merger. See "-- Risks Related to Advanced Energy's Business -- The market price of Advanced Energy common stock is highly volatile, which could lead to losses for individual investors and costly securities class action litigation."

MAINTAINING EMCO'S MANUFACTURING FACILITY COULD BE COSTLY.

     Advanced Energy intends to maintain EMCO's manufacturing facility in Longmont, Colorado. Although members of Advanced Energy's management team have visited the Longmont facility, they will not fully understand EMCO's manufacturing process, or the strengths and shortcomings of the manufacturing facility, until after the merger has been completed and they have been operating the facility for a while. Managing the Longmont facility and integrating its operations with Advanced Energy's facilities throughout the country may involve difficulties and costs that Advanced Energy does not currently anticipate. The diversion of Advanced Energy resources, including management's attention and financial expenses, to address unanticipated difficulties or pay unanticipated costs could harm Advanced Energy's operations and results of operations.

ADVANCED ENERGY'S AND EMCO'S REASONS FOR THE MERGER ARE BASED IN PART ON EXPECTATIONS.

     Advanced Energy's and EMCO's evaluations of the potential benefits of the merger, particularly relating to EMCO's Mach One flow controller useable in the semiconductor manufacturing industry, were based in part on certain forward-looking information including the other company's financial and new product projections. Certain events or circumstances, many of which may be outside the control of Advanced Energy and EMCO, may cause actual results to differ materially from those projections. In addition, because the projections were made by management of the other company, Advanced Energy's or EMCO's evaluation of the projections may be based on unstated but inaccurate assumptions.

EMCO'S OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT MAY INFLUENCE THEM TO SUPPORT THE MERGER.

     The directors and officers of EMCO participate in arrangements with Advanced Energy that provide them with interests in the merger that are different from, or in addition to, yours. These interests include an employment arrangement for Charles E. Miller, EMCO's current president, and continued indemnification from certain liabilities. In addition, all EMCO stock options, including options held by directors and officers of EMCO, will become fully vested as a result of the merger.

     These interests could cause the directors and officers of EMCO to be more likely to favor the merger than if they did not hold these interests. See "The Merger -- Interests of EMCO's Management in the Merger."

A MEMBER OF EMCO'S BOARD OF DIRECTORS IS ALSO A MEMBER OF ADVANCED ENERGY'S BOARD OF DIRECTORS, WHICH COULD INFLUENCE HIS VIEW OF THE MERGER, PARTICULARLY IF ANOTHER COMPANY MAKES AN ALTERNATIVE PROPOSAL TO ACQUIRE EMCO.

     Trung Doan, a director of EMCO, was appointed to the Board of Directors of Advanced Energy one week after the merger agreement was signed. Mr. Doan's affiliation with both EMCO and Advanced Energy could influence his view of the merger. For example, if another company were to make an alternative proposal to acquire EMCO, Mr. Doan's affiliation with Advanced Energy could prevent him from being impartial in evaluating whether the alternative proposal would be more favorable to the EMCO shareholders. In this circumstance, Mr. Doan could be prohibited from participating in both EMCO and Advanced Energy directors' meetings on this subject, which would deprive both companies' boards of directors of a valuable advisor.

RISKS RELATED TO ADVANCED ENERGY'S BUSINESS

ADVANCED ENERGY'S QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, WHICH COULD NEGATIVELY IMPACT ITS FINANCIAL CONDITION, RESULTS OF OPERATIONS AND STOCK PRICE.

     Advanced Energy's quarterly operating results have fluctuated significantly and it expects to continue to experience significant fluctuations. Downward fluctuations in its quarterly results have historically resulted in decreases in the price of its common stock. Quarterly operating results are affected by a variety of factors, many of which are beyond Advanced Energy's control. These factors include:

     - changes or slowdowns in economic conditions in the semiconductor and semiconductor capital equipment industries and other industries in which its customers operate;

     - the timing and nature of orders placed by major customers;

     - customer cancellations of previously placed orders and shipment delays;

     - pricing competition from its competitors;

     - component shortages resulting in manufacturing delays;

     - changes in customers' inventory management practices;

     - the introduction of new products by Advanced Energy or its competitors;
       and

     - costs incurred by responding to specific feature requests by customers.

     In addition, companies in the semiconductor capital equipment industry and other electronics companies experience pressure to reduce costs. Advanced Energy's customers exert pressure on Advanced Energy to reduce prices, shorten delivery times and extend payment terms. These pressures could lead to significant changes in its quarterly operating results.

     In the past, Advanced Energy has incurred charges and costs related to events such as acquisitions, restructuring and storm damages. The occurrence of similar events in the future could adversely affect its operating results in the applicable quarter or quarters.

     Advanced Energy's operating results in one or more future quarters may fall below the expectations of analysts and investors. In those circumstances, the trading price of Advanced Energy's common stock would likely decrease.

THE MARKET PRICE OF ADVANCED ENERGY COMMON STOCK IS HIGHLY VOLATILE, WHICH COULD LEAD TO LOSSES FOR INDIVIDUAL INVESTORS AND COSTLY SECURITIES CLASS ACTION LITIGATION.

     The market for technology stocks, including Advanced Energy common stock, has experienced significant price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of the companies. From Advanced Energy's IPO in November 1995 through August 10, 2000, the closing prices of its common stock on the Nasdaq National Market have ranged from $3.50 to $73.25. The market for Advanced Energy common stock likely will continue to be subject to fluctuations. Many factors could cause the trading price of Advanced Energy's common stock to fluctuate substantially, including the following:

     - future announcements concerning its business, its technology, its customers or its competitors;

     - variations in its operating results;

     - introduction of new products or changes in product pricing policies by Advanced Energy, its competitors or its customers;

     - changes in earnings estimates by securities analysts or announcements of operating results that are not aligned with the expectations of analysts and investors;

     - economic and competitive conditions in the industries in which its customers operate; and

     - general stock market trends.

     In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many technology companies have been subject to this type of litigation. Advanced Energy may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could significantly harm its business, financial condition and results of operations.

THE SEMICONDUCTOR AND SEMICONDUCTOR CAPITAL EQUIPMENT INDUSTRIES ARE HIGHLY VOLATILE AND ADVANCED ENERGY'S OPERATING RESULTS ARE AFFECTED TO A LARGE EXTENT BY EVENTS IN THOSE INDUSTRIES.

     The semiconductor industry historically has been highly volatile and has experienced periods of oversupply resulting in significantly reduced demand for semiconductor capital equipment. These reductions, in turn, have significantly reduced demand for Advanced Energy's systems. During downturns, some of Advanced Energy's customers have drastically reduced their orders for Advanced Energy's systems and have implemented substantial cost reduction programs. Sales to customers in the semiconductor capital equipment industry accounted for 60% of Advanced Energy's total sales in 1997, 51% in 1998, 63% in 1999 and 68% in the first six months of 2000. Advanced Energy expects that it will continue to depend significantly on sales to the semiconductor and semiconductor capital equipment industries for the foreseeable future.

     A rapid decrease in demand for Advanced Energy's products can occur with limited advance notice because it supplies subsystems to equipment manufacturers and makes a substantial and increasing proportion of its shipments on a just-in-time basis. This decrease in demand can adversely impact its business and financial results disproportionately because of its unanticipated nature.

A SIGNIFICANT PORTION OF ADVANCED ENERGY'S SALES ARE CONCENTRATED AMONG A FEW CUSTOMERS.

     Advanced Energy's four largest customers accounted for 49% of its total sales in 1997, 45% in 1998, 51% in 1999 and 56% in the first half of 2000. Advanced Energy's largest customer accounted for 30% of its total sales in 1997, 22% in 1998, 31% in 1999 and 39% in the first half of 2000. The loss of any of these customers or a material reduction in any of their purchase orders would significantly harm Advanced Energy's business, financial condition and results of operations.

THE MARKETS IN WHICH ADVANCED ENERGY OPERATES ARE HIGHLY COMPETITIVE.

     Advanced Energy faces substantial competition, primarily from established companies, some of which have greater financial, marketing and technical resources than it does. Advanced Energy's primary competitors are ENI, a subsidiary of Astec (BSR) plc, Applied Science and Technology (ASTeX), Huettinger, Shindingen, Kyosan, Comdel and Daihen. Advanced Energy expects that its competitors will continue to develop new products in direct competition with it, improve the design and performance of their systems and introduce new systems with enhanced performance characteristics.

     To remain competitive, Advanced Energy needs to continue to improve and expand its systems and system offerings. Advanced Energy also needs to maintain a high level of investment in research and development and expand its sales and marketing efforts, particularly outside of the United States. Advanced Energy may not be able to make the technological advances and investments necessary to remain competitive.

     New products developed by competitors or more efficient production by competitors' could increase pressure on the pricing of Advanced Energy's systems. In addition, electronics companies, including companies in the semiconductor capital equipment industry, have been facing pressure to reduce costs. Either of these factors may require Advanced Energy to make significant price reductions to avoid losing orders. Further, Advanced Energy's current and prospective customers consistently exert pressure on it to lower prices, shorten delivery times and improve the capability of Advanced Energy's systems. Failure to respond adequately to these pressures could result in a loss of customers or orders.

ADVANCED ENERGY MAY NOT BE ABLE TO INTEGRATE ITS ACQUISITIONS.

     Advanced Energy has experienced significant growth through acquisitions and continues to actively pursue acquisition opportunities. Prior to 1997, Advanced Energy did not make any significant acquisitions. In the three years from 1997 through 1999, Advanced Energy acquired four companies. In the first seven months of 2000, Advanced Energy has acquired or entered into agreements to acquire an additional three companies. Many of Advanced Energy's acquisitions to date have been in markets in which Advanced Energy has limited experience. Advanced Energy may not be able to compete successfully in these markets or might not be able to operate the acquired businesses efficiently. Advanced Energy's business and results of operations could be harmed if integrating these acquisitions results in substantial costs, delays or other operational or financial problems. Further, the increased pace of Advanced Energy's acquisitions has required Advanced Energy to try to integrate multiple acquisitions simultaneously. This has exponentially increased the demands placed on Advanced Energy's management team and has decreased the time and effort that management can give to integrating each acquisition, while it continues to manage Advanced Energy's existing business.

     Future acquisitions could place additional strain on Advanced Energy's operations and management. Advanced Energy's ability to manage future acquisitions will depend on Advanced Energy's success in:

     - evaluating new markets and investments;

     - monitoring operations;

     - controlling costs;

     - integrating acquired operations and personnel;

     - maintaining effective quality controls; and

     - expanding Advanced Energy's internal management, technical and accounting systems.

     Also, in connection with future acquisitions Advanced Energy may issue equity securities which could be dilutive, incur debt, recognize substantial one-time expenses or create goodwill or other intangible assets that could result in significant amortization expense.

ADVANCED ENERGY MAY BE UNABLE TO MANAGE ITS GROWTH EFFECTIVELY.

     Advanced Energy has been experiencing a period of growth and expansion. This growth and expansion is placing significant demands on Advanced Energy's management and its operating systems. Advanced Energy needs to continue to improve and expand its management, operational and financial systems, procedures and controls, including accounting and other internal management systems, quality control, delivery and service capabilities.

     In order to manage Advanced Energy's growth, it may need to spend significant amounts of cash to:

     - fund increases in expenses;

     - acquire additional facilities and equipment;

     - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

     - otherwise respond to unanticipated developments or competitive pressures.

     If Advanced Energy does not have enough cash on hand, cash generated from its operations or cash available under its credit facility to meet these cash requirements, Advanced Energy will need to seek alternative sources of financing to carry out growth and operating strategies. Advanced Energy may not be able to raise needed cash on acceptable terms, or at all. Financings may be on terms that are dilutive or potentially dilutive. If alternative sources of financing are required but are insufficient or unavailable, Advanced Energy will be required to modify its growth and operating plans to the extent of available funding.

SHORTAGES OF COMPONENTS NECESSARY FOR ADVANCED ENERGY'S PRODUCT ASSEMBLY CAN DELAY SHIPMENTS.

     Manufacturing power conversion and control systems requires numerous electronic components. Dramatic growth in the electronics industry has significantly increased demand for these components, particularly in the second and third quarters of 2000. This demand has resulted in periodic shortages and allocations of needed components, and Advanced Energy expects to experience additional shortages and allocations from time to time. Shortages and allocations could cause shipping delays for Advanced Energy's systems, adversely affecting results of operations. Shipping delays also could damage relationships with current and prospective customers.

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS COULD AFFECT ADVANCED ENERGY'S ABILITY TO MANUFACTURE PRODUCTS AND SYSTEMS.

     Reliance on sole and limited source suppliers for some of Advanced Energy's components and subassemblies that are critical to the manufacturing of its systems involves several risks, including the following:

     - the potential inability to obtain an adequate supply of required components;

     - reduced control over pricing and timing of delivery of components; and

     - the potential inability of suppliers to develop technologically advanced products to support Advanced Energy's growth and development of new systems.

     Advanced Energy believes that in time it could obtain and qualify alternative sources for most sole and limited source parts or could manufacture the parts ourselves. Seeking alternative sources or commencing internal manufacture of the parts could require Advanced Energy to redesign its systems, resulting in increased costs and likely shipping delays. Advanced Energy may be unable to manufacture the parts internally or redesign its systems, which could result in further costs and shipping delays. These increased costs would decrease its profit margins if Advanced Energy could not pass the costs to its customers. Further, shipping delays could damage Advanced Energy's relationships with current and potential customers and have a material adverse effect on its business and results of operations.

ADVANCED ENERGY IS HIGHLY DEPENDENT ON ITS INTELLECTUAL PROPERTY, BUT MAY NOT BE ABLE TO PROTECT IT ADEQUATELY.

     Advanced Energy's success depends in part on its proprietary technology. Advanced Energy attempts to protect its intellectual property rights through patents, copyrights, trademarks, non-disclosure agreements and other protective instruments. However, Advanced Energy might not be able to protect its technology, and competitors might be able to develop similar technology independently. In addition, the laws of certain foreign countries might not afford intellectual property the same protection as do the laws of the United States. For example, Advanced Energy's intellectual property is not protected by patents in several countries in which it does business, and it has limited patent protection in certain other countries. The costs of applying for patents in foreign countries and translating the applications into foreign languages require Advanced Energy to select carefully the inventions for which it applies for patent protection and the countries in which it seeks such protection. Generally, Advanced Energy has concentrated its efforts to obtain international patents in the United Kingdom, Germany, France, Italy and Japan because there are other manufacturers and developers of power conversion and control systems in those countries, as well as customers for those systems. Advanced Energy's inability or failure to obtain adequate patent protection in a particular country could have a material adverse effect on its ability to compete effectively in that country.

     Advanced Energy's patents also might not be sufficiently broad to protect its technology, and any existing or future patents might be challenged, invalidated or circumvented. Additionally, rights under Advanced Energy's patents may not provide meaningful competitive advantages.

     Advanced Energy does not believe that any of its products are infringing any patents or proprietary rights of others, although infringements may exist or might occur in the future. Litigation may be necessary to enforce patents issued to Advanced Energy, to protect its trade secrets or know-how, to defend itself against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Litigation could result in substantial cost and diversion of Advanced Energy's efforts. Moreover, an adverse determination in any litigation could cause Advanced Energy to lose proprietary rights, subject it to significant liabilities to others, require Advanced Energy to seek licenses or alternative technologies from third parties or prevent it from manufacturing or selling its products. Any of these events could have a material adverse effect on its business, financial condition and results of operations.

ADVANCED ENERGY MUST CONSTANTLY DEVELOP AND SELL NEW SYSTEMS IN ORDER TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES.

     The markets for Advanced Energy's systems and the markets in which its customers compete are characterized by ongoing technological developments and changing customer requirements. Advanced Energy must continue to improve existing systems and to develop new systems that keep pace with technological advances and meet the needs of customers in order to succeed. Advanced Energy might not be able to continue to improve its systems or develop new systems. The systems Advanced Energy does develop might not be cost-effective or introduced in a timely manner. Developing and introducing new systems may involve significant and uncertain costs. Advanced Energy's business, financial condition and results of operations, as well as customer relationships, could be adversely affected if it fails to develop or introduce improved systems and new systems in a timely manner.

ADVANCED ENERGY MUST ACHIEVE DESIGN WINS TO RETAIN EXISTING CUSTOMERS AND TO OBTAIN NEW CUSTOMERS.

     The constantly changing nature of semiconductor fabrication technology causes equipment manufacturers to continually design new systems. Advanced Energy often must work with these manufacturers early in their design cycles to modify its equipment to meet the requirements of the new systems. Manufacturers typically choose one or two vendors to provide the power conversion equipment for use with the early system shipments. Selection as one of these vendors is called a design win. Design wins are critical to Advanced Energy in order to retain existing customers and to obtain new customers.

     Advanced Energy typically must customize its systems for particular customers to use in their equipment to achieve design wins. This customization increases Advanced Energy's research and development expenses and can strain Advanced Energy engineering and management resources. These investments do not always result in design wins.

     Once a manufacturer chooses a power conversion and control system for use in a particular product, it is likely to retain that system for the life of that product. Advanced Energy's sales and growth could experience material and prolonged adverse effects if it fails to achieve design wins. In addition, design wins do not always result in substantial sales or profits.

     Advanced Energy believes that equipment manufacturers often select their suppliers based on factors such as long-term relationships. Accordingly, it may have difficulty achieving design wins from equipment manufacturers who are not currently customers. In addition, Advanced Energy must compete for design wins for new systems and products of existing customers, including those with whom it has had long-term relationships.

ADVANCED ENERGY'S EFFORTS TO BE RESPONSIVE TO CUSTOMERS MAY LEAD TO THE INCURRENCE OF COSTS THAT ARE NOT READILY RECOVERABLE.

     Advanced Energy may incur manufacturing overhead and other costs, many of which are fixed, to meet anticipated customer demand. Accordingly, operating results could be adversely affected if orders or revenues in a particular period or for a particular system do not meet expectations.

     Advanced Energy often requires long lead times for development of its systems during which times it must expend substantial funds and management effort. Advanced Energy may incur significant development and other expenses as Advanced Energy develops its systems without realizing corresponding revenue in the same period, or at all.

ADVANCED ENERGY'S SUCCESS DEPENDS UPON ITS ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Advanced Energy's success depends upon the continued efforts of its senior management team and its technical, marketing and sales personnel. These employees may voluntarily terminate their employment at any time. Advanced Energy's success also depends on its ability to attract and retain additional highly qualified management, technical, marketing and sales personnel. The process of hiring employees with the combination of skills and attributes required to carry out its strategy can be extremely competitive and time-consuming. Advanced Energy may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. If Advanced Energy loses the services of key personnel for any reason, including retirement, or is unable to attract additional qualified personnel, Advanced Energy's business, financial condition and results of operations could be materially and adversely affected.

ADVANCED ENERGY CONDUCTS MANUFACTURING AT ONLY A FEW SITES AND THEIR SITES ARE NOT GENERALLY INTERCHANGEABLE.

     Advanced Energy conducts the majority of its manufacturing at its facilities in Fort Collins, Colorado and Voorhees, New Jersey. Advanced Energy also conducts manufacturing in Austin, Texas and Fridley, Minnesota. Each facility generally manufactures different systems. In July 1997, a severe rainstorm in Fort Collins caused substantial damage to its Fort Collins facilities and to some equipment and inventory. The damage caused Advanced Energy to stop manufacturing at that facility temporarily and prevented it from resuming full production there until September 1997. Advanced Energy's insurance policies did not cover all of the costs that it incurred in connection with the rainstorm. Future natural or other uncontrollable occurrences at any of Advanced Energy's manufacturing facilities that negatively impact its manufacturing processes may not be fully covered by insurance and could cause significant harm to its operations and results of operations.

ADVANCED ENERGY MIGHT NOT BE ABLE TO COMPETE SUCCESSFULLY IN INTERNATIONAL MARKETS OR TO MEET THE SERVICE AND SUPPORT NEEDS OF ADVANCED ENERGY'S INTERNATIONAL CUSTOMERS.

     Advanced Energy's customers increasingly require service and support on a worldwide basis as the markets in which Advanced Energy competes become increasingly globalized. Advanced Energy maintains sales and service offices in Germany, Japan, South Korea, the United Kingdom, and Taiwan.

     Sales to customers outside the United States accounted for 23% of Advanced Energy's total sales in 1997, 27% in 1998, 28% in 1999 and 29% in the first six months of 2000. Advanced Energy expects international sales to continue to represent a significant portion of its future sales. International sales are subject to various risks, including:

     - currency fluctuations;

     - governmental controls;

     - political and economic instability;

     - barriers to entry;

     - trade restrictions;

     - changes in tariffs and taxes; and

     - longer payment cycles.

     In particular, the Japanese market has historically been difficult for non-Japanese companies, including Advanced Energy, to penetrate.

     Providing support services for Advanced Energy's systems on a worldwide basis also is subject to various risks, including:

     - the ability to hire qualified support personnel;

     - maintenance of Advanced Energy's standard level of support; and

     - differences in local customs and practices.

     Advanced Energy's international activities are also subject to the difficulties of managing overseas distributors and representatives and managing foreign subsidiary operations.

FLUCTUATIONS IN THE CURRENCY EXCHANGE RATE BETWEEN THE U.S. DOLLAR AND FOREIGN CURRENCIES COULD ADVERSELY AFFECT ADVANCED ENERGY'S OPERATING RESULTS.

     A portion of Advanced Energy's sales is subject to currency exchange risks as a result of its international operations. Advanced Energy has experienced fluctuations in foreign currency exchange rates, particularly against the Japanese yen. Beginning in 1997, Advanced Energy entered into various forward foreign exchange contracts as a hedge against currency fluctuations in the yen. Advanced Energy has not employed hedging techniques with respect to any other currencies. Advanced Energy's current or any future hedging techniques might not protect it adequately against sudden or substantial currency fluctuations.

ADVANCED ENERGY MUST MAINTAIN MINIMUM LEVELS OF CUSTOMIZED INVENTORY TO SUPPORT CERTAIN CUSTOMER DELIVERY REQUIREMENTS.

     Advanced Energy must keep a relatively large number and variety of customized systems in its inventory to meet client delivery requirements because a substantial proportion of its business involves the just-in-time shipment of systems. Advanced Energy's inventory may become obsolete as it develops new systems and as its customers develop new systems. Inventory obsolescence could have a material adverse effect on its financial condition and results of operations.

ADVANCED ENERGY IS SUBJECT TO NUMEROUS GOVERNMENTAL REGULATIONS.

     Advanced Energy is subject to federal, state, local and foreign regulations, including environmental regulations and regulations relating to the design and operation of its power conversion and control systems. Advanced Energy must ensure that its systems meet certain safety and emissions standards, many of which vary across the states and countries in which its systems are used. For example, the European Union has published directives specifically relating to power supplies. Advanced Energy must comply with these directives in order to ship its systems into countries that are members of the European Union. In the past, Advanced Energy has invested significant resources to redesign its systems to comply with these directives. Advanced Energy believes it is in compliance with current applicable regulations, directives and standards and has obtained all necessary permits, approvals and authorizations to conduct its business. However, compliance with future regulations, directives and standards could require Advanced Energy to modify or redesign certain systems, make capital expenditures or incur substantial costs. If Advanced Energy does not comply with current or future regulations, directives and standards:

     - it could be subject to fines;

     - its production could be suspended; and

     - it could be prohibited from offering particular systems in specified markets.

ADVANCED ENERGY MAY INVEST IN START-UP COMPANIES AND COULD LOSE ITS ENTIRE INVESTMENT.

     Advanced Energy has invested in start-up companies, and may invest in other start-up companies, that develop products and technologies which Advanced Energy believes may provide it with future benefits. These investments may not provide any benefit, and Advanced Energy may not achieve any economic return on any of these investments. Advanced Energy's investments in these start-up companies are subject to all of the risks inherent in investing in companies that are not established. Advanced Energy could lose all or any part of its investments in these companies.

ADVANCED ENERGY LEASES ITS FORT COLLINS, COLORADO FACILITIES AND A CONDOMINIUM FROM ENTITIES IN WHICH TWO INDIVIDUALS WHO ARE INSIDERS AND MAJOR STOCKHOLDERS HAVE FINANCIAL INTERESTS.

     Advanced Energy leases its executive offices and manufacturing facilities in Fort Collins, Colorado from Prospect Park East Partnership and from Sharp Point Properties, LLC. Douglas S. Schatz, Advanced Energy's Chairman and Chief Executive Officer, holds a 26.7% interest in each of the leasing entities. G. Brent Backman, a director of Advanced Energy, holds a 6.6% interest in each of the leasing entities.

Aggregate rental payments under these leases for 1999 totaled approximately $1.7 million. Advanced Energy also leases a condominium in Breckenridge, Colorado to provide rewards and incentives to its customers, suppliers and employees. Advanced Energy leases the condominium from AEI Properties, a partnership in which Mr. Schatz holds a 60% interest and Mr. Backman holds a 40% interest. Aggregate rental payments under the condominium lease for 1999 totaled approximately $36,000.

ADVANCED ENERGY EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF ADVANCED ENERGY'S COMMON STOCK, WHICH COULD ENABLE THEM TO CONTROL ADVANCED ENERGY'S BUSINESS AND AFFAIRS.

     Advanced Energy's executive officers and directors together owned approximately 47% of its outstanding common stock outstanding as of August 10, 2000. Douglas S. Schatz, Chairman and Chief Executive Officer, owned approximately 39% of Advanced Energy's common stock outstanding as of August 10, 2000. These stockholdings give Advanced Energy's executive officers and directors collectively, and Mr. Schatz individually, significant voting power. Depending on the number of shares that abstain or otherwise are not voted on a particular matter, Advanced Energy's executive officers and directors collectively, and Mr. Schatz individually, may be able to elect all of the members of the board of directors and to control Advanced Energy's business and affairs for the foreseeable future.

ANTI-TAKEOVER PROVISIONS LIMIT THE ABILITY OF A PERSON OR ENTITY TO ACQUIRE CONTROL OF ADVANCED ENERGY.

     Advanced Energy's certificate of incorporation and bylaws include provisions which:

     - allow the board of directors to issue preferred stock with rights senior to those of the common stock without any vote or other action by the holders of the common stock;

     - limit the right of Advanced Energy's stockholders to call a special meeting of stockholders; and

     - impose procedural and other requirements that could make it difficult for stockholders to effect certain corporate actions.

In addition, Advanced Energy is subject to the anti-takeover provisions of the Delaware General Corporation Law. Any of these provisions could delay or prevent a person or entity from acquiring control of Advanced Energy. The effect of these provisions may be to limit the price that investors are willing to pay in the future for Advanced Energy's securities. These provisions might also discourage potential acquisition proposals or could diminish the opportunities for Advanced Energy's stockholders to participate in a tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price for its common stock.

                              EMCO SPECIAL MEETING

DATE, TIME AND PLACE; MATTERS TO BE CONSIDERED

     We are sending you this proxy statement/prospectus as part of the solicitation of proxies by EMCO for use at the special meeting of EMCO
shareholders scheduled to be held at                a.m. local time on
            , 2000, at EMCO's offices at 600 Diagonal Highway, Longmont, Colorado. We are first mailing this proxy statement/prospectus, including a notice of the special meeting of EMCO shareholders and a form of proxy on or
about             , 2000.

     At the special meeting, EMCO shareholders of record will be asked to consider and vote upon the merger proposal and transact such other business as may properly come before the special meeting.

     THE BOARD OF DIRECTORS OF EMCO HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD OF DIRECTORS OF EMCO UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM; VOTING AT THE SPECIAL MEETING

     EMCO's board of directors has fixed the close of business on
               , 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Only holders of record of EMCO common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date,
there were [          ] outstanding shares of EMCO common stock held of record
by [     ] persons.

     The presence, in person or by proxy, of the holders of at least a majority of the shares entitled to vote at the special meeting is necessary to constitute a quorum. Pursuant to the Colorado Business Corporations Act and EMCO's articles of incorporation and bylaws, approval of the merger agreement requires the affirmative vote of at least 66 2/3% of the outstanding shares of EMCO common stock entitled to vote at the special meeting. Charles Miller, William A. Ringer, Saied Hosseini, Walter Kluck, Thomas G. Miller and Trung Doan, who together hold approximately 55% of the EMCO shares entitled to vote on the merger agreement, have signed voting agreements appointing Advanced Energy their proxy to vote in favor of the merger.

     Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "FOR" the merger agreement.

     Brokers who hold shares of EMCO common stock in street name for a customer who is the beneficial owner of those shares may not deliver a proxy to vote the customer's shares without specific instructions from the customer. These non-voted shares are referred to as broker non-votes. EMCO common stock held in street name will only be voted if the broker receives a completed voter instruction form from the beneficial owner of those shares. A voter instruction form has been sent to EMCO shareholders with this proxy statement/prospectus.

     Abstentions and broker non-votes will be included in determining the presence of a quorum, but will have the same effect as voting against the merger agreement.

     A list of shareholders of EMCO is available at the offices of EMCO and will be available at the special meeting.

SECURITY OWNERSHIP OF MANAGEMENT; EMCO VOTING AGREEMENTS

     As of the record date, EMCO's directors and executive officers and their
affiliates owned           shares of EMCO common stock which represents
approximately   % of the EMCO common stock outstanding. Charles Miller, William
A. Ringer, Saied Hosseini, Walter Kluck, Thomas G. Miller and Trung Doan, who together hold approximately 55% of the EMCO shares entitled to vote on the merger agreement, have signed voting agreements appointing Advanced Energy their proxy to vote in favor of the merger.
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

SOLICITATION OF PROXIES; REVOCATION

     Shares of EMCO common stock represented by properly executed proxies received in time for the special meeting will be voted in the manner specified in the proxy. Proxies that are properly executed but do not contain instructions will be voted "FOR" approval and adoption of the merger proposal. It is not expected that any matter other than approval and adoption of the merger proposal will be brought before the special meeting, but, if other matters are properly presented, the persons named in such proxy will have authority, unless authority to do so is withheld in the proxy, to vote in accordance with their judgment on any other matter, including without limitation, any proposal to adjourn or postpone the special meeting or otherwise concerning the conduct of the special meeting.

     A shareholder may revoke a proxy at any time prior to its exercise by (i) delivering, prior to the special meeting, to EMCO's Corporate Secretary, a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to EMCO's Corporate Secretary, a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

EXPENSES

     EMCO will bear the cost of the solicitation of proxies from its shareholders, and EMCO and Advanced Energy are each bearing one-half the cost of printing and mailing this proxy statement/ prospectus. In addition to the solicitation by mail, EMCO's directors, officers and employees may solicit proxies from its shareholders in person or by telephone, telegram or electronically. Those directors, officers and employees will not be additionally compensated for that solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. EMCO has also retained a proxy solicitation firm, ADP Investor Communication Services, to aid it in the solicitation process. EMCO will pay that firm a fee of $1,650, plus reasonable expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons. EMCO will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

AVAILABILITY OF INDEPENDENT ACCOUNTANTS

     Representatives of Grant Thornton LLP, independent auditors of EMCO, will be present at the special meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Beginning in June 1999, the EMCO board of directors began to explore various strategic alliances and arrangements for its semiconductor business. EMCO received one proposal in June 1999 which involved a distribution agreement for EMCO's products and a second proposal in the fall of 1999 to distribute the Mach One product. Another proposal was evaluated beginning in September 1999 which included a buyout of the semiconductor portion of EMCO's business for cash plus a royalty. Discussions were held with a company in late March 2000 through mid-April 2000, regarding a strategic partnership related to the Mach One product and an equity investment in EMCO by the Company. A fifth company also held discussions in April 2000 with EMCO regarding purchasing the Mach One technology for cash. These proposals, each of which were from companies other than Advanced Energy, were rejected by the EMCO board of directors as not giving sufficient value to either the semiconductor business or the core flowmeter business and because of unfavorable tax consequences to EMCO and its shareholders.

     At an EMCO board of directors meeting on February 3, 2000, directors Trung Doan and William Ringer were asked to search for an executive to lead EMCO's emerging semiconductor industry products division. Mr. Ringer contacted James Gentilcore, President of Advanced Energy Voorhees, Inc., a subsidiary of Advanced Energy, whom he had known for several years.

     Charles E. Miller, President of EMCO, met with Mr. Gentilcore on February 14, 2000, to discuss EMCO's emerging semiconductor products division. They also discussed an Advisory Council for EMCO, which Mr. Miller was working actively to form, and whether Mr. Gentilcore would be interested in serving on EMCO's Advisory Council concerning the semiconductor industry products.

     On February 24, 2000, the Board of Directors of EMCO formed the Advisory Council, consisting of Messrs. Doan, Ringer, Gentilcore and Jerry Howard and Charles Miller, to develop a business plan for the semiconductor products division. The Advisory Council met on March 9 and April 7, 2000. The Advisory Council recognized that it would be difficult for EMCO to enter the semiconductor market alone and discussed the advisability of having EMCO seek a partnership or partnerships with market leaders in complementary product areas to supplement EMCO's existing joint development agreement with Micron Technology Inc. Mr. Howard has subsequently become EMCO's Vice President of Operations.

     On April 18, 2000, Advanced Energy and EMCO entered into a non-disclosure agreement relating to the exchange of non-public information in connection with the consideration of a possible business combination or similar transaction.

     On April 28, 2000, Mr. Miller sent Douglas Schatz, Chairman and Chief Executive Officer of Advanced Energy, a copy of the EMCO Advisory Council's business plan and requested a meeting to discuss a possible business relationship.

     At a meeting on May 4, 2000, Messrs. Miller, Schatz and Gentilcore discussed the possibility of Advanced Energy acquiring EMCO for 800,000 to 1,000,000 shares of Advanced Energy common stock. On May 4, 2000, the closing price of Advanced Energy's common stock was $60.625 per share. Mr. Miller agreed to submit the concept proposal to EMCO's board of directors for consideration.

     At an EMCO board of directors meeting on May 12, 2000, Mr. Miller summarized the various discussions that he had held with representatives of Advanced Energy and the possibility of completing some form of business arrangement for EMCO's semiconductor business. At that same meeting, the EMCO board of directors heard from G. James Williams, Jr. and David J. Cook of EMCO's legal counsel, Chrisman, Bynum & Johnson P.C., regarding the directors' fiduciary duties in this setting, met with representatives of an investment advisor firm concerning work required to render a fairness opinion and the Advisory Council presented its business plan. The general terms of the proposed merger, additional possible terms and the merger process were described to the EMCO board of directors by Mr. Miller and Mr. Williams. Mr. Wayne Ehlert of Grant Thornton LLP, EMCO's accounting firm, responded to questions from EMCO's board of directors.

     On May 18, 2000, Mr. Schatz spoke with Mr. Miller and proposed to issue 800,000 shares of Advanced Energy common stock in exchange for all of the EMCO common stock. On May 19, 2000, certain EMCO directors and officers met via teleconference to discuss possible business transactions with Advanced Energy, as well as an alternative proposal from a company other than Advanced Energy. In light of Advanced Energy's then reduced stock price, the participating EMCO directors approved submitting a proposal to Advanced Energy recommending a joint venture instead of a full business combination. On May 19, 2000, the closing price of Advanced Energy's common stock was $46.50 per share. Mr. Miller sent this proposal to Mr. Schatz by e-mail on May 22, 2000.

     On May 27, 2000, Mr. Ringer and Mr. Doan met with Mr. Schatz to discuss the possibility of Advanced Energy acquiring only EMCO's semiconductor business. This possibility was evaluated, but was rejected for tax and accounting reasons.

     On June 14, 2000, Mr. Ringer and Mr. Miller met with Messrs. Schatz and Gentilcore and Joseph Monkowski, Senior Vice President of Advanced Energy, and representatives of Thelen Reid & Priest LLP, Advanced Energy's legal counsel, to discuss the various alternative transactions. Advanced Energy proposed acquiring EMCO for 900,000 shares of Advanced Energy common stock. On June 14, 2000, the closing price of Advanced Energy's common stock was $53.375. Messrs. Ringer and Miller indicated to Advanced Energy that they would present the proposal to EMCO's board of directors.

     During the week of June 15, 2000, Mr. Ringer began the search for a financial advisor. After receiving a recommendation from a former business associate and reviewing credentials, Mr. Ringer recommended engaging Quist Financial, Inc. to serve as financial advisor to EMCO.

     On June 15, 2000, the EMCO board of directors held a telephone board meeting, which Mr. Williams of Chrisman, Bynum & Johnson, P.C. also attended. Charles Miller described the terms of Advanced Energy's June 14, 2000 proposal. The Merger's consequences, risks, and benefits were discussed. Messrs. Miller and Ringer were authorized to continue negotiations with Advanced Energy. Mr. Miller was authorized to negotiate to retain Quist Financial to render a fairness opinion. On June 19, 2000 EMCO retained Quist Financial Inc.

     From June 15, 2000 to June 30, 2000, Advanced Energy and EMCO conducted due diligence reviews of each other and held numerous conference calls and meetings to discuss the terms of the potential acquisition. Mr. Miller kept the EMCO board of directors fully informed as to the status of all discussions with Advanced Energy.

     On June 29, 2000, the EMCO board of directors met to discuss a proposed merger agreement submitted by Advanced Energy and the fairness opinion prepared by Quist Financial. Mr. Brett Suchor of Quist Financial discussed the memorandum supporting the fairness opinion in detail and responded to questions from the EMCO board of directors. The EMCO board of directors also discussed several issues relating to pooling of interests accounting treatment with representatives of Grant Thornton LLP, EMCO's accounting firm.

     From June 29, 2000 to July 6, 2000, Advanced Energy and EMCO continued to negotiate the merger agreement.

     On July 6, 2000, the EMCO board of directors met with representatives of EMCO's financial, legal and accounting advisors to discuss the terms of the merger agreement. Mr. Suchor of Quist Financial presented a financial analysis of the transaction and responded to questions from the EMCO board of directors. Legal counsel and EMCO's accountants also responded to questions from board members regarding the terms of the agreement and pooling of interests accounting treatment. EMCO's accountants delivered their pooling of interests report to the EMCO board of directors. Following these discussions, the EMCO board of directors determined that the merger agreement and the merger were in the best interests of EMCO and its shareholders and authorized EMCO to enter into the merger agreement.

     Also on July 6, 2000, the Advanced Energy board of directors met via teleconference to discuss the proposed transaction. After hearing presentations from Messrs. Schatz and Monkowski on the due diligence investigations, the proposed merger agreement and the strategic benefits of the proposed acquisition, a lengthy and detailed question and answer session followed until all the director's questions had been addressed. The Advanced Energy board of directors approved the merger agreement and authorized Advanced Energy to enter into the merger agreement.

     Following the Advanced Energy and EMCO board of directors meetings, Advanced Energy and EMCO entered into the merger agreement and Advanced Energy issued a press release announcing the execution of the agreement.

RECOMMENDATION OF THE EMCO BOARD OF DIRECTORS AND EMCO'S REASONS FOR THE MERGER

     The board of directors of EMCO believes that the merger agreement is advisable and in the best interests of EMCO and its shareholders. Accordingly, the EMCO board of directors has unanimously approved the merger agreement and recommends that EMCO shareholders vote for the adoption of the merger agreement.

     In approving the merger agreement, EMCO's board of directors considered the following benefits, which, in the view of the board, supported its determination:

     - The combined company, as compared to EMCO on its own, will have greater financial resources and provide increased opportunities to expand EMCO's product offerings and markets;

     - The difficulties of EMCO entering the semiconductor equipment industry, which was a business in which it had not previously engaged, and in financing that project and building a world wide sales and support organization for that market;

     - The merger may increase value for EMCO shareholders, as well as provide a more stable platform for EMCO's employees and customers;

     - The merger will enable shareholders to continue to share indirectly in EMCO's growth over the long term as part of a larger company with a more liquid trading market;

     - The merger will yield for EMCO shareholders an attractive exchange ratio for their shares of EMCO common stock;

     - The tax free treatment of the merger;

     - Potential dilution of the share holdings of existing EMCO shareholders if EMCO sought to finance its expansion through a further sale of equity securities;

     - The US and Israeli armies are jointly developing a Tactical High Energy Laser (THEL), of which EMCO's digital valve products are key components, as a defense against short range missiles. TRW is serving as the general contractor on this project. Should this program be deployed, there could be significant expenditures required for facilities and equipment in order to meet the demand for this product;

     - The liquidity provided by the market for Advanced Energy common stock will reduce the risk associated with an investment in a smaller company such as EMCO; and

     - The prospects of Advanced Energy.

     In reaching its decision to approve the merger agreement, the board of directors of EMCO consulted with EMCO's management, as well as with its financial, accounting and legal advisors. The following discussion of factors considered by EMCO's board of directors is not intended to be exclusive but summarizes the material factors considered.

     EMCO's board of directors reviewed various historical information concerning EMCO's and Advanced Energy's respective businesses, financial performances and conditions, stock prices and trading activity, operations, management teams and competitive positions. EMCO's board of directors considered available information about Advanced Energy, including its public reports for its most recently completed fiscal year and subsequent fiscal quarters as filed with the Securities and Exchange Commission. In addition, the board of directors instructed management to conduct additional due diligence on Advanced Energy's financial condition and prospects, and the results of that due diligence were reported to EMCO's board of directors. The board of directors concentrated in particular on each company's financial condition, results of operations, businesses and prospects before and after giving effect to the merger. Based in part upon these factors, EMCO's board of directors believes that a merger with Advanced Energy would be in the best interests of EMCO and its shareholders.

     EMCO's board of directors examined current financial market conditions and historical market prices, volatility and trading information with respect to shares of EMCO common stock and Advanced Energy common stock. In particular, EMCO's board of directors noted Advanced Energy's average daily trading volume was significantly greater than EMCO's average daily trading volume.

     EMCO's board of directors compared the consideration to be received by EMCO shareholders in the merger with the consideration received in various comparable merger transactions. The details of this comparison are set forth below under "-- Opinion of Quist Financial Inc." on page 32. Based on this comparison, the board of directors of EMCO believes that the merger consideration falls within the range of what is reasonable and fair for EMCO shareholders.

     EMCO's board of directors viewed the terms of the merger agreement, including but not limited to, the fixed number of shares constituting the merger consideration, the fact neither party could terminate solely based on the market price of either party's stock, the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as reasonable in light of the entire transaction. EMCO's board of directors also considered the terms of the proposed merger agreement regarding EMCO's rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of provisions regarding liquidated damages. The board of directors considered that the provisions in the merger agreement for the benefit of EMCO reasonably protected the interests of EMCO shareholders, and those for the benefit of Advanced Energy did not present any significant reasons not to proceed with the transaction considering all of the circumstances. EMCO's board of directors considered the Quist Financial, Inc. opinion that the merger consideration to be paid by Advanced Energy for each share of EMCO common stock was fair to EMCO shareholders from a financial point of view.

     EMCO's board of directors considered the anticipated impact of the proposed transactions on the combined company's future performance, financial and otherwise, the relative size of EMCO and Advanced Energy, and the improved prospects of the success of the Mach One semiconductor industry product if the merger occurred. EMCO's board of directors also noted favorably that the former EMCO shareholders, if stockholders of Advanced Energy after the merger, would share the benefits of any success of the Mach One product.

     EMCO's board of directors considered the merger's impact on EMCO's customers and employees. Generally, the board viewed the impact on employees as positive, in that they would become part of a diversified leader in semiconductor capital equipment manufacturing markets and participate in a successful company that has substantially greater resources than EMCO. EMCO's board of directors also generally viewed the impact on EMCO's customers as positive, in that they also would benefit from having a much larger company standing behind EMCO's products and a knowledge that EMCO likely will have the resources to continue to provide precision flowmeters for the semiconductor industry and flowmeters and controllers for liquid, gas and steam applications for other industries. Those same benefits would apply to EMCO's contract electronics manufacturing and digital valve businesses.

     EMCO's board of directors received reports from EMCO's management and its financial advisor as to the results of their due diligence investigation of Advanced Energy, which consisted in part of reviewing publicly available information and research analyst reports. The reviewed reports indicated no significant issues that would preclude approval of the merger by EMCO's board of directors.

     The board of directors of EMCO also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - The challenges of integrating a business such as EMCO with a much larger company such as Advanced Energy, and the associated risk that the potential benefits sought in the merger might not be fully realized;

     - The possibility that the merger might not be consummated, and the effect of public announcement of the merger on:

           - EMCO's sales, operating results and stock price;

           - EMCO's distributor network;

           - EMCO's ability to attract and retain personnel;

           - the progress of potential and actual development projects with third parties who may view working with Advanced Energy differently than working with EMCO; and

           - EMCO's ability to secure financing for its future expansion.

     - The possibility of substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - The risk that despite the efforts of the combined company, key technical and management personnel might not remain employed with the combined company;

     - The interests of certain officers and directors of EMCO in the merger, including the matters described under "The Merger -- Interests of EMCO's Management in the Merger and Potential Conflicts of Interests" on page 40;

     - The effect on EMCO's ability to consider competing offers prior to completion of the merger, including the effect of the covenant to not solicit other bidders and the liquidated damages provisions in the merger agreement;

     - Risks associated with fluctuations in Advanced Energy's stock price prior to and after closing of the merger and the historical fluctuations in that price;

     - Limitations on the ability of EMCO affiliates to resell Advanced Energy common stock; and

     - Various other risks described under "Risk Factors" beginning on page 15.

     In the judgment of EMCO's board of directors, the potential benefits of the merger agreement outweighed these considerations.

     The board of directors of EMCO also considered what alternatives existed to the merger, including reviewing the prospects for EMCO continuing as an independent company and alternative transactions previously considered by EMCO. In light of the factors described above, the board of directors determined that the value and benefits available to EMCO shareholders from the merger agreement exceeded the potential they might realize from EMCO continuing as an independent company.

     EMCO's board of directors also considered the potential that a third party might be willing to enter into a strategic relationship with EMCO or propose to acquire EMCO. The board of directors did not, however, view this possibility as likely to provide an alternative superior to the merger with Advanced Energy. In this light, the board of directors of EMCO also evaluated Advanced Energy's requirement that EMCO agree to the provisions of the merger agreement limiting EMCO's rights to consider and negotiate acquisition proposals with others. It appeared unlikely to the board of directors that EMCO would be able to enter into a transaction with Advanced Energy without these provisions.

OPINION OF QUIST FINANCIAL, INC.

     Pursuant to an engagement letter dated June 19, 2000 (the "Engagement Letter"), the EMCO Board retained Quist Financial, Inc. to act as its exclusive financial advisor in connection with the merger, as described in the Engagement Letter. Quist Financial's business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for all purposes, including mergers and acquisitions. Since 1984, Quist Financial, Inc. has successfully completed more than 1,500 valuation projects, principally in the Rocky Mountain region. Quist's professional staff is experienced in valuing companies to a wide range of industries (from emerging high tech and Internet companies to those in traditional manufacturing, distribution and service businesses). EMCO selected Quist Financial as its financial advisor on the basis of Quist Financial's experience and expertise in transactions similar to the merger and its reputation in the business community.

     On June 29, 2000, Quist Financial delivered to the EMCO board of directors its opinion, subsequently confirmed as of July 6, 2000, that the exchange ratio is fair, from a financial point of view, to EMCO's shareholders as of that date. No limitations were imposed by the EMCO Board on Quist Financial with respect to the investigations made or procedures followed in rendering its opinion.

     THE FULL TEXT OF THE QUIST FINANCIAL WRITTEN OPINION TO THE EMCO BOARD IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY
STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF QUIST FINANCIAL'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     Quist Financial's opinion is directed to the EMCO Board of directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger agreement. Quist Financial's opinion addresses only the financial fairness of the Exchange Ratio to be received by the EMCO shareholders pursuant to the merger agreement and does not address the relative merits of the merger or alternatives to the merger, the underlying decision of the EMCO Board to proceed with or effect the merger or any other aspect of the merger. In furnishing this opinion, Quist Financial did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

     In connection with its opinion, Quist Financial, among other things:

     - reviewed a draft of the merger agreement;

     - held discussions with senior management, directors, representatives and other advisors of EMCO and the Chief Financial Officer of Advanced Energy concerning the business, operations and prospects of EMCO and Advanced Energy;

     - examined publicly available business and financial information relating to EMCO and Advanced Energy;

     - examined financial forecasts of EMCO and other information and data for EMCO and Advanced Energy, including strategic implications and operational benefits anticipated to result from the merger;

     - reviewed the financial terms of the merger in relation to, among other things, current and historical market prices and trading volumes of EMCO and Advanced Energy capital stock;

     - reviewed projections regarding Advanced Energy in analysts' reports;

     - reviewed the historical and projected capitalization and financial condition of EMCO;

     - considered the financial terms of certain other similar transactions recently effected that it considered relevant in evaluating the exchange ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations they considered relevant in evaluating those of EMCO and Advanced Energy;

     - considered and reviewed earnings projections for EMCO and Advanced Energy as published by I/B/E/S International Inc.;

     - evaluated the pro forma financial impact of the EMCO projections upon these published projected earnings for Advanced Energy; and

     - conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate.

     The financial terms and conditions of the draft merger agreement reviewed by Quist Financial are identical to those contained in the executed merger agreement.

     In connection with its review, Quist Financial relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available, furnished to them or discussed with them. Quist Financial relied upon the assurances of the management of EMCO and Advanced Energy that they were not aware of any facts that would make any of the information provided to Quist Financial inaccurate or misleading. Quist Financial assumed for purposes of its opinion that information provided to Quist Financial had been prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts of EMCO, reflects the best currently available estimates and judgment of EMCO's management. EMCO and Advanced Energy do not publicly disclose internal management forecasts, and EMCO's forecasts provided to Quist Financial were not prepared with a view toward public disclosure. Advanced Energy did not provide Quist Financial with internal forecasts; instead Quist Financial used forecasts regarding Advanced Energy stated in analysts' reports. Any forecasts used by Quist Financial were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts.

     Quist Financial assumed that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes and that it qualifies, and will be accounted for, as a "pooling of interests" in accordance with generally accepted accounting principles. Quist Financial did not make and was not provided with an independent evaluation or appraisal of the assets of EMCO or Advanced Energy and did not independently verify any pending or threatened litigation, possible unasserted claims or other contingent liabilities. Quist Financial has assumed that all necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not have adverse effects on EMCO or Advanced Energy or change the exchange ratio. Quist Financial has assumed that neither EMCO nor Advanced Energy are party to any material pending transactions, including external financing, recapitalizations, acquisitions or merger discussions, other than the merger or in the ordinary course of business. Finally, Quist Financial's opinion is based on economic, monetary and market and other conditions disclosed to Quist Financial as of, and the information made available to Quist Financial as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Quist Financial has not assumed any obligation to update, revise or reaffirm its opinion. Quist Financial has also assumed that the merger will be consummated in accordance with the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement. Set forth below is a brief summary of the report presented by Quist Financial to the EMCO Board on June 29, 2000 in connection with its opinion.

     Summary of Advanced Energy Proposal

     Quist Financial calculated that as of June 27, 2000, the Advanced Energy proposal reflected a fixed exchange ratio of 0.2107 shares of Advanced Energy for each share of EMCO. The estimated gross aggregate consideration or purchase price at that time was valued at $52,087,500, based on Advanced Energy's stock price of $57.875 per share on that date. Quist Financial prepared a table showing a range of potential values of the proposed transaction based upon $1 increments between Advanced Energy's 52-week trading high of $77.438 and trading low of $30 per share. The date June 27, 2000 was used in the preparation of materials presented by Quist Financial to the Board of Directors of EMCO on June 29, 2000. Quist Financial also calculated that as of July 6, 2000, the date on which the merger agreement was signed, the estimated gross aggregate consideration or purchase price at that time was valued at $47,418,750, based on Advanced Energy's closing stock price of $52.6875 on July 5, 2000.

     Methodology

     Quist Financial evaluated the merger proposal using two market approaches:
(i) public guideline company multiples with a control premium and comparable change of control valuations, and (ii) an income approach using a discounted cash flow analysis. To reflect the differences between the existing core business of EMCO flowmeters for conservation and industrial purposes and the new EMCO semiconductor products, Quist Financial divided EMCO's historical and projected results in two divisions -- the core business and the new products division. The new products division primarily includes the THEL digital value product and the mass flowmeter products for the semiconductor industry. The new products have not yet generated significant revenues, although EMCO has invested significant funds in their development. To obtain an accurate representation of EMCO's cash flow generation ability from its core business, Quist Financial subtracted the cost and revenues related to the new products from EMCO's consolidated income statement. In its valuation, Quist Financial separately examined the value of EMCO's core business, the value of the new products division, and the value of the consolidated company.

     Market Approaches

     1. Valuation Multiples of Similar Public Companies

     Quist Financial used an analysis of similar public companies as an indication of the value of EMCO's core business. Quist Financial examined 135 publicly traded companies in businesses similar to EMCO's core business and selected seven of these companies as the best guideline companies for EMCO's core business.

     This group consisted of the following companies:

1. Badger Meter Corporation          5. Millipore Corporation
2. Dionex Corporation                6. Pall Corporation
3. The Donaldson Company             7. Puroflow Corporation
4. ISCO, Inc.

     From these companies, Quist Financial calculated multiples for Market Value of Invested Capital (MVIC) to Sales, MVIC to Earnings Before Interest Taxes Depreciation and Amortization (EBITDA), MVIC to Earnings Before Interest and Taxes (EBIT) and MVIC to Projected Earnings in 2000 and 2001. Quist Financial believed that, because EMCO's earnings were at least temporarily depressed as a result of recent investments in research and development, an earnings-based approach such as MVIC to EBIT was not a good indication of value. Excluding MVIC to EBIT, this analysis imputed a range of MVIC of between $8.7 million and $18.6 million for EMCO's core business.

     Quist Financial examined the market capitalization of EMCO before development of the new products. Based on the average outstanding shares for the year ended April 30, 1998, and EMCO's interest bearing debt, EMCO's MVIC was $12.3 million before the new product development effort. On June 27, 2000, the actual MVIC of EMCO was $33.0 million, implying a range of value for the new products division of between $14.4 million and $24.3 million.

     1.1. Public Company Multiples by Size Within Industry

     Because EMCO's revenues, market capitalization and asset size are smaller than many of the guideline companies who had similar operations, Quist Financial did a second guideline comparison using 19 companies of a similar size. Excluding MVIC to EBIT, this analysis resulted in an indicated value for EMCO's core business of between $5.7 million and $10.2 million, below the value indicated by the previous guideline companies.

     1.2 Control Premium

     These indicated values using multiples of MVIC are based on the trading price of minority shares in publicly traded companies. Therefore, Quist Financial applied a control premium in order to compare the value to the proposed merger. Quist Financial analyzed the average control premium in 1999 and the first quarter of 2000 for companies with SIC Codes relevant to EMCO. Quist Financial then selected a control premium range of 20-25% for the core business and a control premium range of 40-70% for the new products business. Applying these premiums to the business segments results in a range of control value for EMCO between $42.5 million and $52.2 million.

     2. Merger and Acquisition Approach

     Quist Financial examined fifteen acquisitions completed between April 30, 1998 and June 27, 2000 within the SIC Codes relevant to EMCO. Based on this analysis, the valuation multiples (MVIC to EBITDA, MVIC to Book Value of Invested Capital and MVIC to Revenues) implied by the proposed merger with Advanced Energy exceeded those of all fifteen comparable transactions.

     Income Approach

     Quist Financial's income approach focused on future cash flows available to shareholders. Cash flows were then discounted back to the present using appropriate discount rates. EMCO's business was again broken into two divisions for the discounted future cash flow analysis.

     The results for the core business are based on management's projections without the sales relating to the semiconductor industry or THEL digital valves. From Ibbotson's Cost of Capital, Quist Financial determined that the weighted average cost of capital for the industry is 14%. Applying this discount to the interim free cash flows over the period from April 30, 2000 to April 30, 2005, resulted in a total present value of free cash flow of $878,000. Quist Financial then assigned a terminal value to recognize future cash flows past 2005, based upon a multiple of EBITDA. The sum of the present value of the interim cash flows and terminal value indicated a total value of equity of $10.6 million for the core business.

     A similar methodology was then applied to the new products business. However, additional financing in the amount of $10-15 million would be required for the new products line. Based upon information on venture capital costs, Quist Financial determined that the financing would result in a 50% dilution of the equity in the new product line. Based on the risk profile, Quist Financial determined a range of value between $46.6 million and $80.6 million as suitable for the new products division. After applying the dilution impact, the range of value of the current shareholders was between $23.3 million and $40.3 million.

     Summing the core business and the new products business resulted in a total value of EMCO between $39.9 million and $50.9 million.

     Quist Financial also performed a discounted cash flow analysis based on consolidated projections. In these projections, a majority of the revenue would result from the division with the new products of EMCO. For this analysis, Quist Financial took into account the growth rate of the total company with both divisions, EBITDA multiples and the dilution from a partial funding of the growth of new products using a secondary offering rather than venture capital financing, as well as the fact that the core business would lower the overall risk profile of EMCO resulting in a lower weighted average cost of capital. Based on these assumptions, Quist Financial determined a range of $45.6 million to $88.3 million for the value of EMCO. After accounting for the dilution impact, the total value of the equity of EMCO was between $30.9 million and $59.2 million. This amount was above the range indicated by valuing EMCO's product lines separately and near the top of the range indicated by valuing the consolidated EMCO.

     Contribution and Dilution Analysis

     Quist Financial analyzed the relative contribution for EMCO and Advanced Energy to the pro forma merged entity with respect to net earnings. Data for 1999 was derived from EMCO's and Advanced Energy's financial statements. In performing this analysis, Quist Financial did not assume any anticipated cost savings, revenue enhancements or other potential effects of the business combination. Quist Financial then determined each company's relative contribution to net earnings of the combined EMCO and Advanced Energy. Quist Financial compared the contribution to earnings to the 0.2107 exchange ratio for each EMCO share as it existed on June 27, 2000. The results of this analysis were that the exchange ratio was higher than EMCO's contributions to operating results for the years 2000 and 2001 and were lower than EMCO's contribution for operating results projected for 2002. Similar results were obtained when comparing the effect on Advanced Energy's earnings projected for the years 2000 and 2001.

     Evaluation of Advanced Energy Stock Performance

     Quist Financial analyzed Advanced Energy's operating performance using 22 analyst reports over the past two years and recent SEC filings for Advanced Energy. Quist Financial also conducted a phone interview with Richard P. Beck, Senior Vice President and Chief Financial Officer of Advanced Energy. Quist Financial compared recent trading data and financial performance of Advanced Energy to six publicly traded stocks of component manufacturers for the semiconductor equipment industry.

     This group consisted of the following companies:

1. Applied Sciences & Technology,       4. Cymer, Inc.
Inc.                                    5. Helix Technology Corp.
2. Asyst Technologies, Inc.             6. MKS Instruments, Inc.
3. Brooks Automation, Inc.

     As of June 27, 2000, all of the publicly traded stocks were trading at a substantial premium to their 52 week low (136% on average) and at a discount to their 52 week high (42% on average).

     Quist Financial also compared relationships between the value of the public companies and their past and projected performance measures consisting of MVIC to EBIT, MVIC to EBITDA and MVIC to Revenues. In addition, Quist Financial reviewed multiples of the public company's stock price to earnings and projected earnings in 2000 and 2001. As of June 27, 2000, Advanced Energy was priced at or near the top of the range on all comparisons. The growth prospects for Advanced Energy were believed to be in line with the industry group. Quist Financial believed that the aggressive pricing of Advanced Energy stock added to a risk associated with a fixed exchange ratio. Quist Financial adjusted Advanced Energy's stock price to reflect the price which would exist if Advanced Energy stock was priced in line with median multiples. From this analysis, Quist Financial concluded that, if Advanced Energy was priced at or near the median multiples of the other six comparable companies, its stock price would range from $36 to $47 rather than the range of its 52-week trading high and low of $77.44 and $30 respectively. Quist Financial also compared financial results as of the latest available SEC filings by Advanced Energy and comparable stocks. Advanced Energy's returns were well above the median returns for the comparable group. Quist Financial further recognized Advanced Energy's significant market share in the semiconductor component markets in which it competes. Quist Financial believed that both these factors provided a justification for the aggressive pricing paid for Advanced Energy's stock.

     Quist Financial reviewed daily pricing data for Advanced Energy's common stock from April 27, 2000 through June 27, 2000. Trading activity reflected a decline in the price per share of Advanced Energy common stock of 12% over the trading period. Quist Financial also reviewed the relative price performance of EMCO common stock to Advanced Energy common stock over the past three years. As of June 20, 2000, a $100 investment in EMCO on June 20, 1997 would be worth $133 as of June 20, 2000, whereas a $100 investment in Advanced Energy would be worth $429. Quist Financial compared historical multiples paid for Advanced Energy and EMCO over the past three years. The multiples paid for both EMCO and Advanced Energy increased each year. Quist Financial noted that EMCO's MVIC/EBIT multiple is high due to lower than expected earnings in 1999 and 2000. Quist Financial also reviewed the recommendations of 12 analysts following Advanced Energy stock. The recommendations at June 27, 2000 and for the prior three months were primarily a strong buy or moderate buy, with some brokers recommending a hold.

     Implied Historical Exchange Ratio

     Quist Financial derived implied historical exchange ratios by dividing the closing price per share of EMCO common stock by the closing price per share of common stock of Advanced Energy for each trading day in the 36-month period from June 19, 1997 to June 19, 2000, the 24-month period ending June 19, 2000 and the 12-month period ending June 19, 2000. Quist Financial calculated that the implied exchange ratio as of June 27, 2000 was 0.1382, that the highest implied exchange ratio during the 36-month period and the 12-month period were 0.7130 and 0.2254, respectively, and that the lowest implied exchange ratio during the 36-month period was 0.0838. This comparison helped identify the premium being offered. Over the past 12 months, the exchange ratio offered by Advanced Energy as of June 27, 2000 was higher and thus more favorable than the implied exchange ratios.

     While the foregoing summary describes all analyses and examinations that Quist Financial deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Quist Financial. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Quist Financial believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation to the EMCO board. In addition, Quist Financial may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analyses has been referred to in the summary above is not meant to indicate that such analyses was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Quist Financial's view of the actual value of EMCO.

     As described above in "Reasons for the Merger -- EMCO," Quist Financial's opinion and presentation to the EMCO board were among the many factors taken into consideration by the EMCO board in making its determination to approve, and to recommend that the EMCO shareholders approve, the merger.

     The exchange ratio was determined pursuant to negotiations between Advanced Energy and EMCO and not pursuant to recommendations from Quist Financial. Quist Financial was not requested to, nor did it, assist EMCO in soliciting indications of interest from third parties for all or any part of EMCO.

     EMCO agreed to pay Quist Financial, a fee of $35,000, which has been paid. $15,000 of the fee was paid on signing of the engagement letter, $20,000 of that fee was payable upon delivery of the opinion. EMCO also agreed to reimburse Quist Financial for its reasonable out-of-pocket expenses. Quist is only responsible for its own gross negligence or willful misconduct. Any liability of Quist Financial to parties in connection with the merger cannot exceed the aggregate fees actually received by Quist Financial under the engagement letter. EMCO has agreed to indemnify Quist Financial, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities including liabilities under the federal securities laws.

ADVANCED ENERGY'S REASONS FOR THE MERGER

     The Advanced Energy board of directors has determined that the merger agreement is in the best interests of Advanced Energy and its stockholders. In deciding to approve the merger agreement, the Advanced Energy board consulted with its legal and financial advisors, as well as senior management of Advanced Energy and considered the potential benefits from combining EMCO with Advanced Energy to include the following:

     - the addition of EMCO's digitized flow control technology will advance the Company in its strategy to provide systems to its semiconductor OEM customers that are more complete, integrated solutions to meet their process requirements;

     - flow measurement and control is one of the primary elements that affect wafer quality, yield and system reliability, and EMCO's technology appears to significantly outperform competitive solutions; and

     - EMCO's approach to flow control uniquely addresses the next wave of process challenges.

The board of directors also considered the following potentially countervailing factors:

     - Advanced Energy is inexperienced with flow control technology and, accordingly, may not be able to integrate the technology with Advanced Energy's existing products to provide the integrated solutions it anticipates;

     - the issuance of 900,000 shares of common stock will be dilutive to the Advanced Energy stockholders;

     - the costs to integrate EMCO's business with Advanced Energy's existing business may be significant and involve unexpected expenses; and

     - integration of EMCO's business with Advanced Energy's existing business may require significant diversion of management's attention and other Advanced Energy resources.

On balance, the board of directors determined the acquisition of EMCO to be in the interests of Advanced Energy and its stockholders and, accordingly, approved the merger agreement.

MERGER CONSIDERATION

     Your shares of EMCO common stock will be converted into the right to receive Advanced Energy common stock at the effective time of the merger. The exchange ratio will be based upon the total number of shares of EMCO common stock outstanding or subject to stock options at the effective time of the merger. The exchange ratio will be at least 0.2018 of a share of Advanced Energy common stock for each share of EMCO common stock.

NO FRACTIONAL SHARES

     No fractional shares of Advanced Energy common stock will be issued in connection with the merger. If you would otherwise be entitled to receive a fractional share of Advanced Energy common stock pursuant to the merger, you will receive, instead, a cash payment, without interest, equal to that fraction times the closing price of Advanced Energy common stock on the last trading date prior to the date the merger becomes effective. For example, if you hold 1,000 shares of EMCO common stock at the time of the merger and the closing price of the AE common stock on the effective date of the merger is $50, based on a
0.2018 exchange ratio you will receive 201 shares of AE common stock and $40 in cash.

     Outstanding options to purchase EMCO common stock will become fully vested and exercisable immediately prior to the effective time of the merger. Options that are not exercised immediately prior to the merger will be assumed by Advanced Energy and will become exercisable for Advanced Energy common stock, based on the exchange ratio. See "The Merger Agreement -- Employee
Benefits -- Stock Options" on page 50.

EXCHANGE OF SHARES

     Once the merger has been completed, the exchange agent will send you a letter of transmittal with instructions for tendering your EMCO common stock certificates in exchange for the Advanced Energy common stock you are entitled to receive in the merger.

     If you want your Advanced Energy shares to be issued to another person, the certificate representing your EMCO shares must be properly endorsed to evidence and effect the transfer of your right to receive the Advanced Energy common stock in a form reasonably required by Advanced Energy. You must also pay any transfer or other taxes required as a result of the issuance of Advanced Energy shares to a person who is not the registered holder of the EMCO shares being surrendered or establish to the satisfaction of Advanced Energy that the applicable tax has been paid or is not applicable.

     Any shares of Advanced Energy common stock or cash to be used to pay fractional shares made available to the exchange agent that remains unclaimed by EMCO shareholders for one year after the time the merger becomes effective will be returned to Advanced Energy, and any EMCO shareholders who have not made an exchange by that time must then look to the surviving corporation for payment of their claim for merger consideration subject to state unclaimed property laws.

     If you have lost your EMCO stock certificate, or if your certificate has been stolen or destroyed, you should notify the exchange agent. Once you have made an affidavit of the fact that the certificate has been lost, stolen or destroyed, in a form reasonably satisfactory to Advanced Energy, you will be entitled to receive the merger consideration for your shares. However, in that case Advanced Energy or the exchange agent will first require you to deliver a suitable bond or indemnity.

INTERESTS OF EMCO'S MANAGEMENT IN THE MERGER AND POTENTIAL CONFLICTS OF
INTERESTS

     The directors and officers of EMCO participate in arrangements with Advanced Energy that provide them with interests in the merger that are different from, or in addition to, yours including the following:

     - EMCO options held by the following directors and officers will be accelerated and become fully exercisable as a result of the merger:

                                                 NUMBER OF EMCO OPTIONS
                     NAME                          TO BE ACCELERATED
                     ----                        ----------------------
Thomas Miller..................................          12,500
Walter Kluck...................................          25,000
William Ringer.................................          12,500
Trung Doan.....................................           5,000

     In the absence of acceleration because of the merger, the options of Trung Doan would not become exercisable until February 3, 2001 and the options of the other directors listed above would not become exercisable until October 22, 2000. See "The Merger Agreement -- Employee Benefits -- Stock Options" on page 50.

     - Charles E. Miller, EMCO's current Chairman and Chief Executive Officer will be the Chief Technical Officer and an director of EMCO following the merger.

     - EMCO's directors will receive continued indemnification from certain liabilities and directors' and officers liability insurance following the merger. See "-- Indemnification; Directors' and Officers' Insurance".

     These interests could cause the directors and officers of EMCO to be more likely to favor the merger than if they did not hold these interests.

     Trung Doan, a director of EMCO, was appointed to the Board of Directors of Advanced Energy one week after the merger agreement was signed. Mr. Doan's affiliation with both EMCO and Advanced Energy could influence his view of the merger. For example, if another company were to make an alternative proposal to acquire EMCO, Mr. Doan's affiliation with Advanced Energy could prevent him from being impartial in evaluating whether the alternative proposal would be more favorable to the EMCO shareholders. In this circumstance, Mr. Doan could be prohibited from participating in both EMCO and Advanced Energy directors' meetings on this subject, which would deprive both companies' boards of directors of a valuable advisor.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     The merger agreement provides that all rights to indemnification for acts or omissions occurring at or prior to the merger existing in favor of the current or former EMCO directors, officers, employees or agents, as provided in the EMCO articles of incorporation, bylaws or applicable law, will survive the merger and continue for a period of six years after the merger. All indemnification rights in respect of any claim existing as of the end of this six-year period will continue until final disposition. Advanced Energy will not be obligated to provide indemnification in excess of the indemnification EMCO is required to provide under its articles of incorporation or bylaws.

     The merger agreement also provides that Advanced Energy will maintain, for a period of six years from the effective time of the merger, a directors' and officers' insurance and indemnification policy with an insurance company rated at least "A" by A.M. Best Company, covering those persons who currently are covered by that policy. The policy will continue to the extent that it provides coverage for events occurring prior to or at the effective time of the merger. Instead of maintaining EMCO's existing policy, Advanced Energy may provide coverage under any policy maintained for the benefit of Advanced Energy or any of its subsidiaries, as long as the terms of that policy are substantially similar to EMCO's existing insurance and indemnification policy.

REGULATORY MATTERS

     Advanced Energy and EMCO are not aware of any material governmental or regulatory approvals required to be obtained in order to consummate the merger, other than compliance with applicable federal and state securities and corporate laws.

DISSENTERS' RIGHTS ARE NOT AVAILABLE

     In certain circumstances, a shareholder of a company that is being acquired can require the company to purchase the shareholder's shares for cash, if the shareholder does not vote for the merger. The right to require this cash purchase is commonly called an "appraisal right" or "dissenters' right." The holders of EMCO Common Stock do not have dissenters' rights under Article 113 of the Colorado Business Corporation Act because EMCO's common stock is traded on the Nasdaq National Market as of the record date for the special meeting, and the EMCO shareholders will be receiving shares of Advanced Energy common stock which will be listed on the Nasdaq National Market.

NASDAQ NATIONAL MARKET LISTING

     The shares of Advanced Energy common stock to be issued to you in the merger will be listed on the Nasdaq National Market under the trading symbol "AEIS." Upon the closing of the merger, all shares of EMCO common stock will be delisted from the Nasdaq National Market and no longer traded on any market.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The merger is intended to qualify as a tax-free reorganization for federal income tax purposes. Accordingly, in general holders of EMCO common stock will not recognize gain or loss for federal income tax purposes by reason of the conversion of EMCO common stock into Advanced Energy common stock, except for cash received in lieu of fractional shares. The merger will not have any tax consequences to Advanced Energy stockholders.

TAX OPINIONS AS A CONDITION TO THE MERGER

     Neither Advanced Energy nor EMCO has requested or will request a ruling from the Internal Revenue Service with regard to the tax consequences of the merger. However, it is a condition to the completion of the merger that Advanced Energy receive an opinion from its counsel, Thelen Reid & Priest LLP, and EMCO receive an opinion from its counsel, Chrisman Bynum & Johnson P.C., to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code and that Advanced Energy, Flow Acquisition Corporation, and EMCO will each be a party to the reorganization. The opinion of each counsel will represent counsel's best judgment as to the tax treatment of the merger, but will not be binding on the Internal Revenue Service, other taxing authorities, or the courts. Additionally, these opinions will be conditioned upon the following assumptions:

     - the truth and accuracy of the statements, covenants, representations and warranties in the merger agreement, in the representations received from Advanced Energy and EMCO to support the opinions, and in other documents related to Advanced Energy and EMCO relied upon by such counsel for those opinions;

     - the performance of all covenants contained in the merger agreement;

     - the accuracy of any representation or statement made "to the best of knowledge" or similarly qualified without such qualification;

     - the reporting of the merger as a reorganization under Section 368(a) of the Internal Revenue Code by Advanced Energy and EMCO in their respective federal income tax returns; and

     - other customary assumptions as to the accuracy and authenticity of documents provided to such counsel.

     The following discussion of the federal income tax consequences of the merger to Advanced Energy, EMCO, and EMCO shareholders assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

     The discussion does not address all aspects of federal income taxation that may be important to an EMCO shareholder in light of that shareholder's particular circumstances or to an EMCO shareholder subject to special rules, such as:

     - a shareholder who is not a citizen or resident of the United States,

     - a financial institution or insurance company,

     - a tax-exempt organization,

     - a dealer or broker in securities,

     - a shareholder that holds its EMCO common stock as part of a hedge, appreciated financial position, straddle or conversion transaction, or

     - a shareholder who acquired its EMCO common stock pursuant to an exercise of options or otherwise as compensation.

     This discussion of material federal income tax consequences is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger.

     ACCORDINGLY, WE STRONGLY URGE EACH EMCO SHAREHOLDER TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO IT OF THE MERGER.

     TAX CONSEQUENCES OF THE MERGER TO ADVANCED ENERGY AND EMCO

     Neither Advanced Energy nor EMCO will recognize any gain or loss as a result of the merger.

     TAX CONSEQUENCES OF THE MERGER TO EMCO SHAREHOLDERS

     An EMCO shareholder who exchanges all of the shares of EMCO common stock owned by the shareholder for shares of Advanced Energy common stock in the merger will not recognize any gain or loss upon the exchange, except for any gain or loss attributable to any cash received instead of a fractional share of Advanced Energy common stock. The aggregate tax basis of the shares of Advanced Energy common stock received by the EMCO shareholder in the merger will be the aggregate tax basis of the shares of EMCO common stock surrendered in the merger less any tax basis of the EMCO common stock surrendered that is allocated to any fractional share of EMCO common stock for which cash is received. Also, the EMCO shareholder's holding period for federal income tax purposes for the Advanced Energy common stock received in exchange for shares of EMCO common stock in the merger will include the period during which the shareholder held shares of EMCO common stock that were surrendered in exchange for the shares of Advanced Energy.

     TAX CONSEQUENCES OF THE RECEIPT OF CASH INSTEAD OF A FRACTIONAL SHARE

     An EMCO shareholder who receives cash instead of a fractional share of Advanced Energy common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted tax basis of the shareholder's shares of EMCO common stock that are allocable to the fractional interest. The gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for the shares was greater than one year as of the date of the exchange.

ACCOUNTING TREATMENT

     Advanced Energy and EMCO intend for the Merger to qualify as a pooling of interests for accounting and financial reporting purposes. Advanced Energy will not be required to complete the merger unless it receives a letter from Arthur Andersen LLP, its independent public accountants, stating that, in its opinion, the merger will qualify for pooling of interests accounting treatment. See "The Merger Agreement -- Conditions to the Merger" on page 46.

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of EMCO and Advanced Energy will be combined when the merger becomes effective, the stockholders' equity accounts of EMCO and Advanced Energy will be combined on Advanced Energy's consolidated balance sheet, and no goodwill or other intangible assets will be created. Results of operations of the combined company will include results of EMCO and Advanced Energy for the entire fiscal period in which the merger occurs and the historical results of operations of the separate companies for fiscal years prior to the merger will be combined and reported as the results of operations of the combined company.

RESALE OF ADVANCED ENERGY COMMON STOCK RECEIVED BY EMCO SHAREHOLDERS

     The shares of Advanced Energy common stock issued to EMCO shareholders in the merger will be freely transferable, except for shares received by persons who are deemed to be "affiliates" of EMCO at the time of the special meeting or persons who become affiliates of Advanced Energy following the merger. A person may be deemed to be an affiliate of a company if the person controls, is controlled by or is under common control with the company. Executive officers, directors and significant shareholders generally are considered to be affiliates. Affiliates of EMCO may only resell shares of Advanced Energy common stock that they receive in the merger in accordance with the conditions of Rule 145 under the Securities Act, and persons who become affiliates of Advanced Energy may only resell shares of Advanced Energy common stock in accordance with the conditions of Rule 144 under the Securities Act, unless the resale of the Advanced Energy common stock by the affiliate is registered under the Securities Act or an exemption from registration is available. In addition, in order for the merger to qualify for pooling of interests accounting treatment, affiliates of EMCO may not sell, or in any other way reduce their risk with respect to, shares of Advanced Energy common stock received in the merger, until after Advanced Energy has published financial results covering at least 30 days of combined operations of Advanced Energy and EMCO.

     The merger agreement requires EMCO to use all reasonable efforts to deliver to Advanced Energy a letter from each affiliate of EMCO agreeing to comply with the transferability restrictions on the Advanced Energy common stock they receive in the merger.

     Advanced Energy may place legends on the certificates representing the shares of AE common stock issued to affiliates of EMCO to restrict transferability of those shares. Advanced Energy also may place stop transfer instructions with the transfer agent of the Advanced Energy common stock. This proxy statement/prospectus does not cover resales of Advanced Energy common stock received by persons who are deemed to be affiliates of EMCO. No person is allowed to use this proxy statement/prospectus in connection with any resales.

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                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement. Because it is a summary, it does not include all the information that may be important to you. We encourage you to read carefully the entire merger agreement, which is attached as Appendix A to this document, before you decide how to vote.

THE MERGER

     The merger will close on the first business day after satisfaction or waiver of the conditions to the merger agreement, or on another date as the parties agree. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Colorado or at a later time as may be agreed to in writing by EMCO and Advanced Energy, as specified in the
articles of merger. The closing date is expected to be on or about             ,
2000.

     At the effective time:

     - Flow Acquisition Corporation will be merged into EMCO;

     - the separate corporate existence of Flow Acquisition Corporation will cease;

     - each share of EMCO common stock outstanding will be converted into at least 0.2018 of a share of Advanced Energy common stock; and

     - EMCO will become a wholly owned subsidiary of Advanced Energy.

     References to the surviving corporation in this proxy statement are to EMCO following the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

     EMCO, Advanced Energy and Flow Acquisition Corporation have made representations in the merger agreement, relating to, among other things:

     - their respective organization and similar corporate matters;

     - authorization, execution, delivery and enforceability of the merger agreement;

     - absence of conflicts under their charters and bylaws;

     - accounting and tax treatment of the merger;

     - their respective capital structures;

     - required consents or approvals;

     - documents filed with the SEC;

     - completion of the merger not violating any agreements or law; and

     - information included in this proxy statement/prospectus.

     EMCO has made additional representations, relating to among other things:

     - litigation;

     - insurance;

     - contracts and commitments;

     - financial statements;

     - absence of undisclosed liabilities;

     - absence of material adverse events or changes;

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

     - compliance with laws;

     - intellectual property matters;

     - tax laws and tax returns;

     - employee benefit plans and compliance with applicable laws;

     - environmental matters;

     - finders' or brokers' fees; and

     - title to real and personal property.

     The representations and warranties in the merger agreement are not easily summarized. In addition, many of the representations and warranties are subject to various qualifications and limitations, including qualifications as to materiality. You are urged to read the merger agreement sections titled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in Appendix A. None of the representations and warranties of EMCO, Flow Acquisition Corporation or Advanced Energy will survive the merger, but they must be accurate at the closing of the merger agreement or else the merger might not be completed.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     The merger agreement contains certain covenants by EMCO and Advanced Energy pending the effective time of the merger. These covenants are designed to provide notice to the other party of certain events and to ensure that the intended tax and accounting treatment of the merger are maintained. Until the earlier of the termination of the merger agreement or the effective time of the merger, EMCO and Advanced Energy have agreed, unless the other party otherwise consents in writing, to:

     - promptly deliver to the other party copies of any SEC filings;

     - notify the other party of any material adverse change, any material litigation or governmental investigation, or the breach by it of any representation and warranty contained in the merger agreement; and

     - not take any action which would prevent the merger from qualifying as a tax-free reorganization under Section 368 of the Internal Revenue Code or a pooling of interests under Accounting Principles Board Opinion No. 16.

     In addition, the merger agreement contains restrictions on EMCO's conduct of business pending the effective time of the merger. These restrictions are designed to prevent major changes in EMCO until the merger takes place, except to the extent Advanced Energy consents to the changes. EMCO has agreed, unless Advanced Energy otherwise consents in writing, to:

     - conduct its operations according to its ordinary and usual course of business, in substantially the same manner as previously conducted;

     - not enter into or amend any employment or severance agreement with any director or executive officer except in the ordinary course of business;

     - not authorize or enter into any arrangement for the acquisition or sale of assets or securities outside the ordinary course of business involving aggregate consideration greater than $100,000;

     - not amend in any material respect any employee benefit plan or adopt any new employee benefit plan;

     - not become liable for borrowed money or assume or guarantee the debt of another person, except in the ordinary course of business;

     - not make any loans or advances except in the ordinary course of business;

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

     - use reasonable efforts to:

      - preserve intact its business organization and goodwill;

      - keep available the services of its officers and employees in each business function; and

      - maintain satisfactory relationships with persons with whom it has business relationships;

     - not take any action which would adversely affect its ability to consummate the merger or the other transactions contemplated by the merger agreement;

     - not amend its Articles of Incorporation or Bylaws;

     - not declare or pay any dividend with respect to its capital stock;

     - not issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any outstanding securities, except that EMCO may issue capital stock upon the exercise of options, warrants or rights outstanding as of July 6, 2000 and pursuant to its stock purchase plan;

     - not redeem or purchase shares of its capital stock except for cashless exercises of stock options;

     - not make any change or material election with respect to taxes; or

     - not take or agree to take, any of the specific actions described in the merger agreement, or any action which would make any of its representations or warranties contained in the merger agreement untrue or incorrect.

COVENANTS

     Each of Advanced Energy, Flow Acquisition Corporation and EMCO has undertaken additional covenants in the merger agreement. The following summarizes the principal covenants.

     Advanced Energy and EMCO have agreed, among other things, to:

     - use all reasonable efforts to cooperate to determine which filings, consents, approvals, permits or authorizations are required to be obtained from governmental or regulatory authorities, and timely make all such filings and seek all such consents, approvals, permits or authorizations;

     - allow representatives of the other party access to offices, files and other information, and furnish the other party with financial and operating data;

     - consult and cooperate in making any press release or other public statement regarding the merger; and

     - for a period of six years after the effective time of the merger, Advanced Energy will maintain directors' and officers' liability insurance substantially similar to that maintained by EMCO prior to the effective time.

     EMCO will use all reasonable efforts to obtain letters from affiliates of EMCO whereby they agree to comply with the provisions of Rule 145 issued under the Exchange Act and the limitations of Accounting Principles Board Opinion No. 16.

CONDITIONS TO THE MERGER

     The respective obligations of EMCO, Advanced Energy, and Flow Acquisition Corporation to complete the merger are subject to the fulfillment or waiver of the following conditions on or before the effective time of the merger:

     - EMCO shareholders approve the merger agreement (which as a matter of law is required and cannot be waived);

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

     - all governmental approvals, authorizations, consents, filings or expiration of waiting periods have been obtained or complied with other than those which would not be reasonably likely to have a material adverse effect on EMCO and Advanced Energy and its subsidiaries, taken as a whole; and

     - none of EMCO, Advanced Energy and Flow Acquisition Corporation shall be subject to any order or injunction of a court which prohibits the completion of the merger.

     In addition, the obligations of EMCO to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by EMCO:

     - the representations and warranties of Advanced Energy and Flow Acquisition Corporation in the merger agreement are true and correct in all material respects, at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

      - for changes specifically permitted by the merger agreement; and

      - that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date;

     - Advanced Energy has performed and complied in all material respects with all agreements required to be performed by it on or prior to the closing date of the merger;

     - no material adverse change or effect with respect to Advanced Energy's business, prospects, results of operations or financial condition will have occurred; and

     - EMCO has received an opinion of its counsel regarding the tax treatment of the merger.

     In addition, the obligations of Advanced Energy and Flow Acquisition Corporation to effect the merger are subject to the fulfillment of the following conditions on or before the effective time of the merger, any one of which may be waived by Advanced Energy:

     - the representations and warranties of EMCO contained in the merger agreement are true and correct in all material respects at the effective time of the merger, with the same force and effect as if made at the effective time of the merger except:

      - for changes specifically permitted by the merger agreement; and

      - that the accuracy of the representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be determined as of that date;

     - EMCO has performed and complied in all material respects with all agreements required by the merger agreement to be performed by it on or prior to the date of the closing of the merger;

     - Advanced Energy has received a letter from its independent public accountants stating that the merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method;

     - Advanced Energy has received an opinion of its counsel regarding the tax treatment of the merger;

     - EMCO's 1998 Stock Purchase Plan has been terminated and all stock and cash distributed as provided in the merger agreement; and

     - no material adverse change, or effect with respect to EMCO's business, prospects, results of operations or financial condition has occurred.

NO SOLICITATION; BOARD RECOMMENDATION

     EMCO has agreed that it will not take specified actions with respect to an "alternative proposal" or an "alternative transaction," except for actions required to be taken by the fiduciary duty of EMCO's board of directors.

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

     The term "alternative proposal" means any bona fide offer or proposal made by a third party relating to an alternative transaction. An alternative transaction means any transaction or series of related transactions involving a business combination, merger, sale of material assets, sale of shares of capital stock or similar transaction by EMCO with a person, or company or entity other than Advanced Energy.

     Specifically, EMCO has agreed that it and its officers, directors, affiliates, representatives, agents, employees, will not, directly or indirectly:

     - solicit, initiate, encourage or participate in any discussions or negotiations with or provide any information to, any person or entity concerning any alternative transaction; or

     - authorize, propose or announce an intention to authorize or propose any alternative transaction,

unless EMCO receives an alternative proposal in writing and EMCO's board of directors determines in its good faith judgment, based as to legal matters on the written advice of counsel, that failing to take any of the actions described in the preceding paragraph would constitute a breach of the board of directors' fiduciary duty.

     In addition, EMCO has agreed to immediately provide Advanced Energy a copy of any alternative proposal if EMCO receives an alternative proposal.

     The EMCO board of directors is required to recommend the adoption and approval of the merger agreement and approval of the merger to the EMCO shareholders unless the EMCO board determines in its good faith judgment, based as to legal matters on the written advice of counsel, that such approval would constitute a breach of its fiduciary duty.

     The merger agreement does not, however, prohibit EMCO's board of directors from taking and disclosing to EMCO's shareholders a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act with regard to a tender or exchange offer made by someone other than Advanced Energy.

CONDUCT OF BUSINESS FOLLOWING THE MERGER

     Pursuant to the merger agreement Flow Acquisition Corporation will merge into EMCO and EMCO will be the surviving corporation. All property, rights, privileges, powers and franchises of EMCO and Flow Acquisition Corporation will vest in the surviving corporation. All debts, liabilities and duties of EMCO and Flow Acquisition Corporation will become the debts, liabilities and duties of the surviving corporation. The surviving corporation will be a wholly owned subsidiary of Advanced Energy.

     Pursuant to the merger agreement, the articles of incorporation of Flow Acquisition Corporation in effect immediately prior to the effective time of the merger will become the articles of incorporation of the surviving corporation. The name of the surviving corporation will be "Engineering Measurements Company" and the bylaws of Flow Acquisition Corporation will become the bylaws of Engineering Measurements Company following the effective time of the merger. The directors of Flow Acquisition Corporation at the effective time of the merger will become the initial directors of the surviving corporation. The officers of Flow Acquisition Corporation immediately prior to the effective time of the merger will become the initial officers of the surviving corporation.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement provides that it may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of EMCO by mutual written consent of each of Advanced Energy and EMCO; or by either Advanced Energy or EMCO if:

      - the merger has not closed by December 31, 2000 (provided that the right to terminate will not be available to any party whose action or failure to act has proximately contributed to the failure to close the merger by December 31, 2000 and the action or failure to act constitutes a material breach of the merger agreement);

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

      - a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order, decree or ruling, or taken any other final and non-appealable action, that permanently restrains, enjoins or otherwise prohibits the merger (provided that the party exercising the right to terminate has used all reasonable efforts to remove that order, decree or ruling); or

      - the required approval of the merger by the EMCO shareholders has not been obtained at the EMCO special meeting.

Advanced Energy may terminate the merger agreement upon the occurrence of any of the following events:

      - a breach by EMCO of its representations or warranties, which breach has had or is reasonably likely to have a material adverse effect on EMCO and which is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by EMCO from Advanced Energy;

      - a material breach by EMCO of any of the covenants or agreements contained in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by EMCO from Advanced Energy;

      - the EMCO board of directors shall have withdrawn or modified in a manner materially adverse to Advanced Energy its approval or recommendation of the merger or the merger agreement; or

      - the EMCO board of directors shall have recommended an alternative proposal to the shareholders of EMCO;

EMCO may terminate the merger agreement upon the occurrence of any of the following events:

      - a breach by either of Advanced Energy or Flow Acquisition Corporation of its representations or warranties, which breach has had or is reasonably likely to have a material adverse effect on Advanced Energy and which is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by Advanced Energy from EMCO;

      - a material breach by Advance Energy of any of the covenants or agreements contained in the merger agreement, which breach is not curable or, if curable, is not cured within 30 days after notice of the breach has been received by Advanced Energy from EMCO; or

      - The EMCO board of directors determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that termination of the merger is required by its fiduciary duties.

FEES, EXPENSES AND TERMINATION FEES

     Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party that incurs them. Advanced Energy and EMCO will share equally all fees and expenses incurred in relation to the printing and filing fees paid in connection with the filing of this proxy statement and the costs of printing and mailing this proxy statement.

     EMCO has agreed to pay Advanced Energy a termination fee of $5 million if prior to the termination, an alternative proposal has been made to the EMCO board of director and within two years following the termination, EMCO executes an agreement with a third party providing for the acquisition of more than 50% of EMCO's capital stock or assets and Advanced Energy or EMCO terminates the merger agreement because:

     - the EMCO shareholders have not approved the merger agreement at the EMCO special meeting;

     - the EMCO board of directors determines, in its good faith judgment, based as to legal matters on the written advice of legal counsel, that terminating the agreement and abandoning the merger is required by the EMCO board of directors' fiduciary duties; or
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

     - the EMCO board of directors shall have withdrawn or modified in a manner materially adverse to Advanced Energy its approval or recommendation of the merger or the merger agreement, or shall have recommended an alternative proposal to the stockholders of EMCO.

     EMCO is required to pay the termination fee within 15 business days of the execution of an agreement providing for, or completion of, the alternative transaction.

AMENDMENT

     The merger agreement may be changed by written agreement of the parties at any time before or after EMCO shareholders approve the merger. Any change after the EMCO shareholders approve the merger that by law requires the approval of EMCO shareholders, however, will require their approval to be effective.

EMPLOYEE BENEFITS

     STOCK OPTIONS. At the effective time of the merger Advanced Energy will assume all of the outstanding EMCO stock options. Pursuant to the EMCO stock option plans, except the 1998 Employee Stock Purchase Plans, the vesting of all options will accelerate, and all options will be immediately exercisable, as a result of the merger. Each stock option assumed will continue to have and be subject to substantially the same terms and conditions as under the EMCO stock plan under which the stock option was granted except that:

     - each option will be fully vested and exercisable;

     - each option will be exercisable for the number of shares of Advanced Energy common stock, rounded down to the nearest whole share, equal to the product obtained from multiplying the number of shares of EMCO common stock covered by the option immediately prior to the effective time by the exchange ratio; and

     - the option price per share of Advanced Energy common stock will be adjusted proportionately so that the aggregate exercise price for the options will remain substantially unchanged for each holder.

     Advanced Energy will file a registration statement on Form S-8 or other appropriate form under the Securities Act covering the shares of Advanced Energy common stock issuable upon exercise of the options assumed in the merger, or will cause such shares to be included in an effective registration statement on Form S-8 relating to one or more of Advanced Energy's stock option plans.

     EMPLOYEE STOCK PURCHASE PLAN. EMCO's 1998 Employee Stock Purchase Plan will be terminated prior to the effective time. All funds contributed to the 1998 Stock Purchase Plan that are not used to purchase shares of EMCO common stock prior to the effective time will be transferred or otherwise credited to the Advanced Energy 1995 Employee Stock Purchase Plan.

     OTHER BENEFIT PLANS. Advanced Energy will provide or cause the surviving corporation to provide to employees of EMCO who remain employees of the surviving corporation following the effective time the same compensation and benefit plans as are provided to other employees of Advanced Energy employed in similar capacities.

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                        INFORMATION ABOUT THE COMPANIES

ADVANCED ENERGY INDUSTRIES, INC.

OVERVIEW

     Advanced Energy's primary business is the design, manufacture and support of power conversion and control systems. These systems are important components of industrial manufacturing equipment that modifies surfaces or deposits or etches thin film layers on computer chips, CDs, flat panel displays such as computer screens, DVDs, windows, eyeglasses, solar panels and other products. Advanced Energy's systems refine, modify and control the raw electrical power from a utility and convert it into power that is uniform and predictable. This allows manufacturing equipment to produce and deposit very thin films at an even thickness on a mass scale.

     The ongoing demand for improvements in the performance, capacity and speed of computer chips, flat panel displays and other products drives manufacturers to develop more advanced technology to produce thinner, more consistent and more precise layers of film. Thin film production processes enable manufacturers to control and alter the electrical, magnetic, optical and mechanical characteristics of materials. Advanced Energy's systems are used primarily in plasma-based thin film production processes. Plasma is commonly created by applying enough electrical force to a gas at reduced pressure to separate electrons from their parent atoms. Plasma-based process technology was developed to address the limitations of wet chemistry and thermal process technologies and to enable new applications. Plasma-based processes are inherently more controllable and more accurate for many applications than other thin film production processes because of the electrical characteristics of plasma.

     Advanced Energy was incorporated in Colorado in 1981 and reincorporated in Delaware in 1995. Its main offices are located at 1625 Sharp Point Drive, Fort Collins, Colorado 80525, and its telephone number is (970) 221-4670.

RECENT DEVELOPMENTS

     In April 2000, Advanced Energy acquired Noah Holdings, Inc., a privately-held manufacturer of solid state temperature control systems used to control process temperatures during semiconductor manufacturing. On July 24, 2000, Advanced Energy entered into a definitive agreement to acquire Sekidenko, Inc. in an exchange of stock. Sekidenko, a Vancouver, Washington-based company, is a supplier of optical fiber thermometers to the semiconductor capital equipment industry. Advanced Energy believes the acquisition will be accounted for as a pooling of interests pursuant to Accounting Principles Board Opinion No. 16. Advaned Energy will operate Sekidenko as a wholly owned subsidiary. Completion of the Sekidenko acquisition may not occur since it is subject to certain conditions.

STRATEGY

     Advanced Energy has achieved a market leadership position in the semiconductor equipment, flat panel display and data storage industries by applying its large base of expertise in the interaction between plasma-based processes and power conversion and control systems to design highly precise, customized power conversion and control systems that provide a wide range of power frequencies for plasma-based thin film processes. Advanced Energy's strategy is to continue to build upon our leadership positions in these industries while exploring other emerging markets. Advanced Energy believes its five key growth opportunities are:

     EXPANDING LEADERSHIP IN ITS CORE MARKETS. Advanced Energy believes it is the market share leader in the semiconductor capital equipment, data storage and flat panel display markets. Advanced Energy plans to continue to increase its penetration in these three markets by introducing new products and solutions for existing customers and targeting new customers, but its primary focus will continue to be on the semiconductor capital equipment market. For example, in the semiconductor capital equipment market

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

Advanced Energy believes that significant opportunities exist for it to introduce new products for processes or applications such as:

     - etch applications using radio frequency power;

     - gas abatement;

     - on-line measurement of power characteristics; and

     - copper electroplating.

     PROVIDING INTEGRATED SOLUTIONS FOR CUSTOMERS. Advanced Energy believes that customers want solutions that improve process control and yield, and decrease their total cost and time to market. Advanced Energy is developing integrated systems to provide more complete solutions that meet its customers' plasma-based process requirements. Advanced Energy is identifying currently fragmented applications of technology involving significant power, measurement and control content, and developing integrated, high performance, robust and cost-effective solutions for these applications.

     TARGETING EMERGING APPLICATIONS. Advanced Energy is targeting emerging applications that have the potential to benefit from more efficient and reliable use of power in manufacturing processes for telecommunications networking equipment, automotive parts, tools, architectural glass and other industrial products.

     PURSUING ACQUISITIONS TO FUEL GROWTH. Advanced Energy actively seeks complementary technologies and companies as a means to expand its presence in existing and emerging markets and to provide integrated solutions for customers and potential customers. Advanced Energy has acquired and integrated several companies recently. Advanced Energy continually evaluates companies whose products and technologies could enhance its system level capabilities.

     CAPITALIZING ON WORLDWIDE INFRASTRUCTURE. Advanced Energy's principal customers are large, global OEMs that require that their suppliers have a well-developed worldwide infrastructure. Advanced Energy plans to continue to take advantage of and expand its established global infrastructure, operating skills and comprehensive product portfolio to better serve these customers and to attract new customers with international support needs.

MARKETS

     Advanced Energy markets and sells its systems primarily to large, global original equipment manufacturers of semiconductor, flat panel display, data storage and other industrial thin film manufacturing equipment. Advanced Energy has sold its systems worldwide to more than 100 OEMs and directly to more than 500 end-users. Advanced Energy's principal customers include Applied Materials, Balzers, Eaton, Lam Research, Novellus, Singulus and ULVAC. The semiconductor capital equipment industry accounted for approximately 60% of Advanced Energy's total sales in 1997, 51% in 1998, 63% in 1999 and 68% in the first six months of 2000. Following is a discussion of the major markets for Advanced Energy's systems:

     SEMICONDUCTOR CAPITAL EQUIPMENT MANUFACTURING MARKET. Advanced Energy sells its products primarily to semiconductor capital equipment manufacturers for incorporation into equipment used to make integrated circuits. Its products are currently used in a variety of applications including deposition, etch, ion implantation, photo-resist strip and megasonic cleaning. The precise control over plasma-based processes that use its power conversion and control systems enables the production of integrated circuits with reduced feature sizes and increased speed and performance. Advanced Energy anticipates that the semiconductor capital equipment industry will continue to be a substantial part of its business for the foreseeable future.

     DATA STORAGE MANUFACTURING EQUIPMENT MARKETS. Advanced Energy also sells systems to data storage equipment manufacturers and to data storage device manufacturers for use in producing a variety of products, including CDs, computer hard disks, including both media and thin film heads, CD-ROMs

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

and DVDs. These products use a PVD process to produce optical and magnetic thin film layers, as well as a protective wear layer. In this market the trend towards higher recording densities is driving the demand for increasingly dense, thinner and more precise films. The use of equipment incorporating magnetic media to store analog and digital data continues to expand with the growth of the laptop, desktop and workstation computer markets and the consumer electronics audio and video markets.

     FLAT PANEL DISPLAY MANUFACTURING EQUIPMENT MARKET. Advanced Energy also sells its systems to manufacturers of flat panel displays and flat panel projection devices, which have fabrication processes similar to those employed in manufacturing integrated circuits. Flat panel technology produces bright, sharp, large, color-rich images on flat screens for products ranging from hand-held computer games to laptop and desktop computer monitors to large-screen televisions. There are three major types of flat panel displays, including liquid crystal displays, field emitter displays and gas plasma displays. There are two types of flat panel projection devices, including liquid crystal projection and digital micro-mirror displays. Advanced Energy sells its products to all five of these markets.

     EMERGING MARKETS. Advanced Energy also sells its products to OEMs and producers of end products in a variety of industrial markets. Thin film optical coatings are used in the manufacture of many industrial products including solar panels, architectural glass, eyeglasses, lenses, barcode readers and front surface mirrors. Thin films of diamond-like coatings and other materials are currently applied to products in plasma-based processes to strengthen and harden surfaces on such diverse products as tools, razor blades, automotive parts and hip joint replacements. Other thin film processes that use its products also enable a variety of industrial packaging applications, such as decorative wrapping and food packaging. The advanced thin film production processes allow precise control of various optical and physical properties, including color, transparency and electrical and thermal conductivity. The improved adhesion and high film quality resulting from plasma-based processing make it the preferred method of applying the thin films. Many of these thin film industrial applications require power levels substantially greater than those used in Advanced Energy's other markets.

SALES AND MARKETING

     Advanced Energy sells its systems primarily through direct sales personnel to customers in the United States, Europe and Asia, and through distributors in China, France, Israel, Italy, Singapore, and Sweden. Sales outside the United States represented 23% of its total sales during 1997, 27% in 1998, 28% in 1999 and 29% in the first six months of 2000. Advanced Energy maintains sales and service offices across the United States in California, Colorado, Massachusetts, Minnesota, New Jersey and Texas. Advanced Energy maintains sales and service offices outside the United States in Germany, Japan, South Korea, the United Kingdom and Taiwan.

ENGINEERING MEASUREMENTS COMPANY

OVERVIEW

     EMCO designs, manufactures, and markets electronic and electro-mechanical instruments (flowmeters) for measuring the flow of liquids, steam and gases. EMCO operates within the flow measurement devices and systems industry segment (S.I.C. Code No. 3823). EMCO generates its revenues from the sales of flowmeter hardware in both foreign and domestic markets. Revenue is also generated through contract electronic printed circuit board assembly. With 33 years of experience in the field of flow measurement, EMCO is able to provide its customers with a family of products capable of measuring almost any kind of fluid or gas flow. While EMCO has historically been strongest in energy utility flow measurement (particularly steam metering), it has products capable of measuring most types of process fluids, as well as fuel oils and natural gas. Primarily utilizing a network of distributors and commissioned sales representatives as well as a direct sales force, EMCO markets flowmeters worldwide.

     EMCO has renewed a marketing agreement with Danfoss A/S, a flowmeter company in Denmark which distributes products in different markets and runs for a period until April 2001 with a six month renegotiations period. Terms of the agreement with Danfoss A/S allow EMCO to be the non-exclusive

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distributor for Danfoss' MAG and MASS flowmeters in the U.S. industrial market under the EMCO label. EMCO features six types of flowmeters capable of handling a broad spectrum of applications (steam, gas and liquid), as well as a large range of line sizes. These flowmeters position EMCO to compete on a product level with any flowmeter manufacturer in the world.

PRODUCTS

     EMCO develops and markets a series of products to measure the flow of steam, chilled and hot water, natural gas, compressed gases and other fluids in a pipeline. Also included are products, which support the primary flow measurements, such as pressure, temperature measurements and supporting electronics.

     Sales of flowmeters and related products account for approximately 88% of the total sales for EMCO. The flowmeter products use two major technologies in its product lines. The sales contribution by each technology as a percent of sales for fiscal years 1999 and 1998 are as follows:

                        TECHNOLOGY                          FY 1999    FY 2000
                        ----------                          -------    -------
Volumetric................................................    74%        68%
Mass......................................................    26%        20%

     Volumetric technologies include the following products: turbine, vortex shedding, ultrasonic, and positive displacement meters. Mass technologies include the following products: electromagnetic, coriolis, flow processors and digital valves.

     EMCO manufactures several series of insertion meters for various applications of steam, liquids and compressed gas measurement. The insertion meters offer solutions to customers for metering flows in large size pipes. Each is available with an assortment of options allowing for extremes in flow range, pressure and temperature, with adaptation to various output requirements which provide mass and energy measurement for totalizing or computer input.

     EMCO introduced a line of vortex shedding flowmeters in fiscal year 1992. The Vortex PhD has no moving parts, provides high reliability, has low maintenance requirements and is capable of operating with dirty fluids.

     EMCO introduced a clamp-on transit time ultrasonic flowmeter in January 2000. This product is a non-intrusive meter, which is attached to the outside of pipes, and is used primarily to measure water, but is capable of measuring other liquids including oil.

     EMCO also develops, manufactures and markets a series of positive displacement meters which provide accurate measurements of fluid flow rates. The products' primary applications relate to the measurement of viscous fluids, such as crude oil, as well as applications requiring a high degree of accuracy.

     Digital valves are digitally actuated control valves providing industry with a unique means of controlling and measuring the flow of fluids. Because of their accuracy and speed of response, these products are capable of providing a high degree of control that cannot easily be matched by other valves. In addition, this product can be configured as a metering valve, thus providing both measurement and control.

     All EMCO flowmeter products utilize a family of digital flow processors to provide a wide range of measurement processing. The flow processors provide the desired outputs in engineering units, such as gallons, liters, etc., with provisions for computing density, mass flow and enthalpy.

     The Company introduced a commercial vortex shedding water flowmeter in March 1997. This product is marketed into the commercial HVAC, ultra-pure and de-ionized water and landscape/irrigation markets.

     The Company provides contract electronic printed circuit board assembly. These services provided 8% of EMCO's revenues in 1999 and 12% in 2000.

     Control of gases is critical to the production of semiconductors. EMCO has developed the Mach One mass flow controller specifically for the semiconductor market. This product has been designed to address the gas control needs of the industry for greater accuracy, control range, response time, and adjustable capacity. In addition, the Mach One operates at sub-atmospheric pressures, is less susceptible to clogging and has no flow bypass which means improved process repeatability. The Mach One has not yet been commercialized.

SALES AND MARKETING

     EMCO primarily uses a network of distributors and commissioned sales representatives, as well as a direct sales force, to market EMCO's flowmeters worldwide. EMCO utilizes a direct sales force to market its contract electronic printed circuit board assembly services.

     In fiscal year 2000, EMCO had foreign sales of approximately $2,242,000, or 24.3% of sales, compared to approximately $2,691,000, or 27.8% of sales in fiscal year 1999. The decrease of sales for fiscal year 2000 in Europe is due primarily to lower sales to Danfoss in 2000. EMCO experienced a decrease in sales to Asia due to a shift in the product mix to lower cost meters. Other foreign sales are lower due to lower activity overall, rather than sales of a single large project. All foreign sales are exports from domestic operations. The breakdown of foreign sales for fiscal years 2000 and 1999, in dollars and percent of total sales are:

                                                    FY 2000               FY 1999
                                               ------------------    ------------------
Europe.....................................    $1,335,000    14.5%   $1,580,000    16.3%
Asia.......................................       658,000    7.1%       755,000     7.8%
Other......................................       249,000    2.7%       356,000     3.7%

                          DESCRIPTION OF CAPITAL STOCK

ADVANCED ENERGY COMMON STOCK

     Advanced Energy's is authorized to issue up to 40,000,000 shares of common stock, of which 29,243,096 shares were outstanding on July 31, 2000. The holders of Advanced Energy common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock that may be issued, the holders of Advanced Energy common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. The holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock in the event of liquidation, dissolution or winding up. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

ADVANCED ENERGY PREFERRED STOCK

     Advanced Energy's board of directors has the authority, without action by the stockholders, to designate and issue up to 1,000,000 shares of preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series any or all of which may be greater than the rights of the common stock. The actual effects of the issuance of any shares of preferred stock upon the rights of holders of the common stock might include:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; and

     - delaying or preventing a change in control.

     No preferred stock is currently outstanding and Advanced Energy has no present plans to issue any shares of preferred stock.

EMCO COMMON STOCK

     EMCO's authorized capital stock consists of 15,000,000 shares of common stock, $0.01 par value. As of August 9, 2000, 4,218,495 shares of common stock were outstanding, held by 451 holders of record. As of August 9, 2000, options to purchase an aggregate of 239,663 shares of common stock were outstanding under EMCO's 1991 Incentive Plan and 1997 Incentive Plan. A total of 750,000 shares were reserved for issuance under its 1991 Incentive Plan, 625,000 shares were reserved for issuance under EMCO's 1997 Incentive Plan and 187,500 shares were reserved for issuance under its Employee Stock Purchase Plan, including shares that have already been issued under these plans.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT OF EMCO

     The following table sets forth as of August 1, 2000, the number and percentage of EMCO's shares of common stock owned of record and beneficially by each person owning more than five percent (5%) of such common stock and by all individual directors and officers and by all directors and officers as a group:

                                              NAME OF             AMOUNT AND NATURE          PERCENT
            TITLE OF CLASS                BENEFICIAL OWNER     OF BENEFICIAL OWNERSHIP     OF CLASS (9)
            --------------                ----------------     -----------------------     ------------
Common Stock...........................  Charles E. Miller            1,556,432(1)             36.8
Common Stock...........................  William A. Ringer              123,625(2)              2.9
Common Stock...........................  Saied Hosseini                  89,250(3)              2.1
Common Stock...........................  David S. Miller                426,250(4)             10.1
Common Stock...........................  Walter Kluck                    29,292(5)              0.7
Common Stock...........................  Thomas G. Miller               520,774(6)             12.3
Common Stock...........................  Trung T. Doan                   15,000(7)              0.4
Common Stock...........................  Jerry Howard                         0(8)                0
All Directors and Officers as a Group
  (Seven Persons)......................                               2,334,374                55.2%

-------------------------
(1) Record and Beneficial; includes 1,543,932 shares of common stock owned directly; an option to purchase 12,500 shares of common stock under the 1991 Incentive Plan; Mr. Miller has sole voting and investing power on 1,476,057 of the owned shares; the remaining 67,875 shares have shared voting and investment power. Charles E. Miller's business address is 600 Diagonal Highway, Longmont, CO 80501.

(2) Record and Beneficial; Mr. Ringer has sole voting and investment power on 110,625 shares of the owned shares; the remaining 500 shares have shared voting and investment power. Mr. Ringer also has an option to purchase 12,500 shares of common stock pursuant to the 1997 Incentive Plan. William
    A. Ringer's address is P.O. Box 1018, Wilson, WY 83014.

(3) Record and Beneficial; includes 64,250 shares of common stock owned with sole voting and investment power; an option to purchase 12,500 shares of common stock under the 1991 Incentive Plan and an option to purchase 12,500 shares under the 1997 Incentive Plan. Saied Hosseini's business address is 600 Diagonal Highway, Longmont, CO 80501.

(4) Record and Beneficial; includes 439,538 shares of common stock owned. David Miller has sole voting and investment power for 68,813 of the shares; the remaining 370,725 shares have shared voting and investment power. David S. Miller's business address is 420 E. Armour, N. Kansas City, MO 64166.

(5) Record and Beneficial; includes 4,292 shares of common stock owned with sole voting and investment power; and an option to purchase 25,000 shares of common stock under the 1997 Incentive Plan. Walter Kluck's business address is P.O. Box 421, Clifton, NJ 07015.

(6) Record and Beneficial; Mr. Miller has sole voting and investment power on 504,337 of the owned shares; the remaining 3,937 shares have shared voting and investment power. Mr. Miller has an option to purchase 12,500 shares of common stock under the 1997 Incentive Plan. Thomas G. Miller's business address is 11725 W. 112th St., Overland Park, KS 66210.

(7) Record and Beneficial; Mr. Doan has an option to purchase 5,000 shares of common stock under the 1997 Incentive Plan. Trung T. Doan's business address is 8000 S. Federal Way, Boise, Idaho 83707-0006.

(8) Record and Beneficial; Jerry Howard's business address is 600 Diagonal Highway, Longmont, CO 80501.

(9) All options under the EMCO stock option plans (other than the Employee Stock Purchase Plan) vest upon closing of the merger and are included for determining the percentages.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Prior to the effective time of the merger, the rights of EMCO shareholders are governed by the Colorado Business Corporation Act, or the CBCA, the EMCO articles of incorporation and the EMCO bylaws. At the effective time of the merger, the shareholders of EMCO will become stockholders of Advanced Energy, a corporation governed by the Delaware General Corporation Law, or DGCL, the Advanced Energy certificate of incorporation and the Advanced Energy bylaws. The following discussion summarizes the material differences between the rights of holders of shares of EMCO common stock and holders of shares of Advanced Energy common stock.

GENERAL

     The DGCL and the interpretations of those laws by Delaware courts is generally more comprehensive and more developed than the CBCA and the interpretation of those laws by Colorado courts. The DGCL is more frequently updated and revised to meet changes in the business environment. The CBCA replaced the Colorado Corporation Code effective July 1, 1994 and is a modern, updated corporation statute. EMCO does not believe that it has been impeded in operating its business under the CBCA.

VOTING GROUPS

     Under the CBCA, EMCO shareholders are entitled to vote in voting groups in certain circumstances. A voting group consists of all the shares of one or more classes or series that, under the EMCO articles of incorporation or under the CBCA, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. If multiple voting groups are entitled to vote on a matter, favorable action on the matter is taken only when it is duly approved by each such voting group. Although the EMCO common stock is the only issued and outstanding voting stock of EMCO and the EMCO articles of incorporation do not provide for voting by voting groups, any other class or series of capital stock that may be issued by EMCO in the future is entitled to vote separately as a voting group under the CBCA in connection with some amendments to the EMCO articles of incorporation and certain plans of merger and share exchange. See "Comparison of Stockholders' Rights -- Amendments to the EMCO Articles of Incorporation and the Advanced Energy Certificate of Incorporation" on page 56. The DGCL has no equivalent provisions for voting groups although it does provide for voting by class or series of stock in certain circumstances.

CUMULATIVE VOTING

     In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under the DGCL, cumulative voting in the election of directors is not mandatory, but is a permitted option. The Advanced Energy certificate of incorporation and the Advanced Energy bylaws do not provide for cumulative voting in the election of directors.

     Under CBCA Section 7-102-102(3), for corporations incorporated after December 31, 1958, if cumulative voting is not desired in the election of directors, a statement to that effect must be made in the articles of incorporation. If no such statement is made, cumulative voting will be mandatory in the election of directors, subject to the cumulative voting procedures set forth under CBCA Section 7-107-209. The EMCO articles of incorporation expressly state that cumulative voting will not be allowed in the election of directors.

AMENDMENTS TO EMCO'S ARTICLES OF INCORPORATION AND ADVANCED ENERGY'S CERTIFICATE OF INCORPORATION

     Under the CBCA, an amendment to EMCO's articles of incorporation, with exceptions for routine amendments, must be proposed by the EMCO board of directors or the holders of shares representing at least ten percent of all of the votes entitled to be cast on the amendment, and must then be approved by the holders of two-thirds of the votes entitled to be cast within the voting groups entitled to vote on the amendment. Under the CBCA, all of the holders of EMCO common stock, and each holder of shares of an affected class or series of stock, if any, voting in separate voting groups, are entitled to vote on any amendment of the EMCO articles of incorporation that would:

     - increase or decrease the aggregate number of authorized shares of the class or series;

     - effect an exchange or reclassification of all or part of the shares of the class or series into shares of another class or series;

     - effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the class or series;

     - change the designation, preferences, limitations, or relative rights of all or part of the shares of the class or series;

     - change the shares of all or part of the class or series into a different number of shares of the same class or series;

     - create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class or series;

     - increase the rights, preferences, or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class or series;

     - limit or deny an existing preemptive right of all or part of the shares of the class or series; or

     - cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class or series.

     Under the DGCL and Advanced Energy's certificate of incorporation, amendments to the Advanced Energy certificate of incorporation must be adopted by the Advanced Energy board of directors and must then be approved by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon.

     The DGCL requires the approval of a majority of the outstanding shares of a class of stock, voting as a separate class, for any amendment that changes the number of authorized shares of that class, changes the par value of that class or adversely affects the powers, preferences or special rights of that class.

AMENDMENTS TO BYLAWS

     As permitted under the CBCA, the EMCO bylaws provide that the EMCO bylaws may be amended, supplemented or repealed by the EMCO board of directors or the shareholders. As permitted under the DGCL, the Advanced Energy certificate of incorporation provides that the Advanced Energy bylaws may be adopted, amended, or repealed either by the Advanced Energy board of directors, or by the affirmative vote of the holders of not less than 66 2/3% of the shares of voting stock then outstanding.

VOTE REQUIRED FOR MERGER AND CERTAIN OTHER TRANSACTIONS

     Under the CBCA, except for certain specific situations, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of a corporation's property, other than in the usual and regular course of business, must be adopted by the board of directors and then approved by each voting group entitled to vote separately on such plan, share exchange or transaction by the holders of the votes entitled to be cast on such plan, share exchange or transaction by that voting group; provided, however, that unless the articles of incorporation of a corporation that was in existence on June 30, 1994 provides otherwise, a plan of merger or share exchange which requires shareholder approval must be approved by two-thirds of all votes entitled to be cast on the plan by that voting group. EMCO's articles of incorporation do not provide for only a majority vote in such case.

     The CBCA requires separate voting by voting groups on: (i) a plan of merger if the plan contains a provision that, if contained in an amendment to the articles of incorporation, would require action by separate voting groups, and
(ii) a plan of share exchange by each class or series of shares included in the share exchange, with each class or series constituting a separate voting group.

     Under the DGCL, an agreement of merger or a sale, lease or exchange of all or substantially all of Advanced Energy's assets must be approved by the Advanced Energy board of directors and then adopted by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. In addition to the affirmative vote required under the DGCL, the Advanced Energy certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the disinterested shares then outstanding to approve or authorize any business combination that has not been approved in advance by a majority of the independent directors.

DIRECTORS

     The EMCO articles of incorporation provide that, unless fixed by the EMCO bylaws, the number of directors will be five. The EMCO bylaws provide that the EMCO board of directors will consist of at least one and not more than seven members. The Advanced Energy certificate of incorporation states that the Advanced Energy bylaws, as amended from time to time, will dictate the number of directors that shall constitute the whole board. The Advanced Energy bylaws provide that the number of directors will be fixed from time to time by resolution of the Advanced Energy board of directors or by the stockholders of Advanced Energy. The Advanced Energy bylaws further provide that the Advanced Energy board of directors will consist of nine members until a duly adopted resolution by the board or stockholders amends this provision in accordance with
Article V(A)(1) of the Advanced Energy certificate of incorporation and Article IV of the Advanced Energy bylaws.

CLASSIFICATION OF BOARD OF DIRECTORS

     A classified board is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Under the DGCL and CBCA, classification of a board of directors is permitted but not required, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. Advanced Energy does not have a classified board of directors. Each Advanced Energy director is elected each year at the annual meeting of shareholders. Each director will serve until his or her successor shall have been duly elected and qualified unless he or she shall resign, become disqualified or shall otherwise be removed. See "-- Removal of Directors" on page 59. EMCO does not have a classified board of directors. Each EMCO director is elected each year at the annual meeting of shareholders. Each director serves until a successor is duly elected, he or she resigns, or is disqualified or otherwise removed.

REMOVAL OF DIRECTORS

     Under the EMCO bylaws, a member of the EMCO board of directors may be removed in any manner provided by the statutes of Colorado.

     Under CBCA Section 7-108-108, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. The director may be removed only if: (i) the number of votes cast in favor of removal exceeds the number of votes cast against removal, and (ii) a meeting is called for the purpose of removing him or her, and the meeting notice states that the purpose, or one of the purposes, of the meeting is the removal of a director.

     Under CBCA Section 7-108-109, a director may be removed by the district court of the county in Colorado in which EMCO's principal or registered office is located, in a proceeding commenced either by EMCO or by EMCO shareholders holding at least ten percent of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to EMCO and that removal is in EMCO's best interests.

     Under the DGCL and the Advanced Energy certificate of incorporation, directors of Advanced Energy may be removed only for cause and only by the affirmative vote of the holders of a majority of Advanced Energy voting stock then outstanding; provided, however, that if a proposal to remove a director is made by or on behalf of an interested stockholder or a director who is an affiliate or associate of an interested stockholder, then such removal will also require the affirmative vote of the holders of a majority of the disinterested shares then outstanding.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Under the CBCA and the EMCO bylaws, vacancies in the EMCO board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and newly created directorships resulting from an increase in the number of directors, including an increase effected by the EMCO board of directors, may be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting or at a special meeting of shareholders called for that purpose. A director so chosen will hold office until the next annual meeting of shareholders and thereafter until such director's successor shall have been elected and qualified.

     Under the DGCL, the Advanced Energy certificate of incorporation and the Advanced Energy bylaws, newly created directorships resulting from death, resignation, disqualification, an increase effected by the Advanced Energy board of directors, or any other cause, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the Stockholders, be filled by a majority of the directors then in office, although less than a quorum. Each director so chosen to fill a vacancy will hold office until such director's successor shall have been elected and shall qualify or until such director shall resign or shall have been removed. No reduction of the authorized number of directors will have the effect of removing any director prior to the expiration of such director's term of office.

     Any other vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Whenever the holders of any one or more classes or series of preferred stock issued by Advanced Energy shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of the stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the preferred stock designation applicable thereto. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

LIMITATION OF DIRECTOR'S LIABILITY

     As permitted by both the CBCA and the DGCL, both the EMCO articles of incorporation and the Advanced Energy certificate of incorporation eliminate or limit the personal liability of a director to EMCO or its shareholders and Advanced Energy or its stockholders, respectively, for monetary damages based on such director's breach of fiduciary duty, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain excess or prohibited distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The CBCA and the DGCL contain generally similar provisions for the indemnification of directors, officers, employees and agents. The CBCA permits indemnification of a director only if the director conducted himself or herself in good faith and reasonably believed, in connection with conduct in an official capacity, that his or her conduct was in the best interests of the corporation and, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests. The DGCL permits such indemnification if the director acted in good faith and reasonably believed that such conduct was in or not opposed to the best interests of the corporation.

     The CBCA generally precludes indemnification if there is an adjudication of liability that the director obtained an improper personal benefit. The DGCL does not specifically deal with cases of improper personal benefit. Neither the CBCA nor the DGCL permits a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which such director was adjudged liable to the corporation, and the DGCL extends such limitation to indemnification of officers. However, both the CBCA and the DGCL permit indemnification for reasonable expenses in such situations if the indemnification is ordered by a court.

     Both the CBCA and the DGCL permit the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification. In addition, the CBCA requires: (i) written affirmation of a good faith belief of having met his or her standard of conduct and (ii) determination that facts known would not preclude indemnification. The CBCA prohibits provisions in articles of incorporation, bylaws, or contracts (but not necessarily insurance policies) that are inconsistent with the statutory provisions, while the DGCL specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of stockholders or disinterested directors, or otherwise.

SPECIAL MEETING OF SHAREHOLDERS; ACTION BY CONSENT

     Under the CBCA and the EMCO bylaws, a special meeting of the shareholders of EMCO may be called for any purpose by the Chief Executive Officer, the Chairman of the Board, the President or by the EMCO board of directors, and shall be called by the President at the request of the holders of not less than ten percent (10%) of all the outstanding shares of the corporation entitled to vote at such meeting. Under the CBCA, unless the EMCO articles of incorporation require that action be taken at a shareholders' meeting, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if all of the shareholders entitled to vote thereon consent to such action in writing. Under the EMCO bylaws, such action by consent will have the same force and effect as a unanimous vote of the EMCO shareholders.

     As permitted under the DGCL, the Advanced Energy certificate of incorporation provides that special meetings of Advanced Energy stockholders may be called at any time by: (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

BUSINESS COMBINATIONS INVOLVING A CHANGE OF CONTROL

     Neither the CBCA, the EMCO articles of incorporation nor the EMCO bylaws contain any special provisions regarding business combinations involving a change of control.

     The DGCL prohibits certain transactions between a Delaware corporation, the shares of which are listed on a national securities exchange or the Nasdaq National Market, and an "interested stockholder," unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by this prohibition. The Advanced Energy certificate of incorporation does not contain such an election. An "interested stockholder" includes a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of the corporation and such person's affiliates and associates. The provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder, unless:

     - the business combination is approved by the corporation's board of directors prior to the date such stockholder became an interested stockholder,

     - the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder, or

     - the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding stock that is not owned by the interested stockholder.

DISSENTERS' RIGHTS

     Under the CBCA, a shareholder who complies with Sections 7-113-202 and 7-113-204 of the CBCA, whether or not entitled to vote, is entitled to dissent and obtain payment for the "fair value" of the shareholder's shares, including "interest." CBCA Section 7-113-101(4) defines the term "fair value," with respect to a dissenter's shares, to mean the value of the shares of common stock immediately before the effective time of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable. CBCA Section 7-113-101(5) defines the term "interest" to mean interest from the effective time of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate of eight percent per annum, compounded annually, as specified by Section 5-12-101 of the Colorado Revised Statutes. Dissenters' rights are triggered in the event of:

     - completion of a plan of merger to which EMCO is a party, if approval by EMCO shareholders is required for the merger or if EMCO were a subsidiary that was merged with its parent corporation;

     - completion of a plan of share exchange to which EMCO is a party as the corporation whose shares will be acquired;

     - completion of a sale, lease, exchange, or other disposition of all, or substantially all, of EMCO's property, if a shareholder vote is required for such disposition under the CBCA; or

     - completion of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by EMCO if EMCO shareholders are entitled to vote on whether EMCO will consent to the disposition.

     Under the CBCA shareholders do not have dissenters' rights if their shares are listed on a national securities exchange or on the Nasdaq National Market or are held of record by more than 2,000 shareholders, provided, however, that this limitation will not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

     - shares of the corporation surviving the completion of the plan of merger or share exchange;

     - shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange or on the Nasdaq National Market or will be held of record by more than 2,000 shareholders;

     - cash in lieu of fractional shares; or

     - any combination thereof.

     A shareholder is also entitled to dissent and obtain payment of the "fair value" of the shareholder's shares in the event of: (i) a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if such fractional share or scrip is to be acquired for cash or the scrip is to be voided under the CBCA or (ii) any corporate action, to the extent provided by the EMCO bylaws or a resolution of the EMCO board of directors.

     Generally, stockholders of a Delaware corporation who object to certain mergers or consolidations of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the "fair value" of the dissenting shares. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either: (i) listed on a national securities exchange or the Nasdaq National Market or (ii) held of record by more than 2,000 stockholders. In addition, no appraisal rights shall be available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the stockholders of such corporation. Further, the DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. Advanced Energy's certificate of incorporation does not provide stockholders with appraisal rights.

DIVIDENDS

     Under the CBCA, a dividend may be paid on the EMCO common stock unless, after payment of the dividend: (i) EMCO would not be able to pay its debts as they become due in the usual course of business or (ii) EMCO's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if EMCO were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend.

     Under the DGCL, a dividend may be paid on the Advanced Energy common stock out of either surplus, defined as the excess of net assets over capital, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid on such stock out of surplus if the capital of Advanced Energy is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

STOCK REPURCHASES

     Under the CBCA, EMCO may purchase, redeem or otherwise acquire its own shares, unless after giving effect thereto: (i) EMCO would not be able to pay its debts as they become due in the usual course of business or (ii) EMCO's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if EMCO were dissolved at the time of the redemption, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders whose shares are to be acquired.

     Under the DGCL, Advanced Energy may purchase, redeem or otherwise acquire its own shares. However, Advanced Energy may not: (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, if such shares will be retired upon their acquisition and the capital of the corporation reduced, or
(ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation.

     Under the CBCA, no contract or transaction between EMCO and one or more of its directors or between EMCO and any other corporation, partnership, association, or other organization in which one or more of EMCO's directors are directors or officers, or have a financial interest, unless the contract or transaction is between EMCO and an entity that owns, directly or indirectly, all of the outstanding shares of EMCO or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by EMCO, is void or voidable solely for that reason, or solely because the director is present at or participates in the meeting of the EMCO board of directors or committee thereof which authorizes the contract or transaction, or solely because such director's votes are counted for that purpose, if:

     - the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the EMCO board of directors or the committee, and the EMCO board of directors or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum;

     - the material facts as to such director's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or

     - the contract or transaction is fair to EMCO.

     In addition, under the CBCA, the EMCO board of directors or a committee thereof may not authorize a loan by EMCO to an EMCO director or to an entity in which an EMCO director is a director or officer or has a financial interest or a guaranty by EMCO of an obligation of an EMCO director or of an obligation of an entity in which an EMCO director is a director or officer or has a financial interest, unless such entity, where an entity is involved, is one that owns, directly or indirectly, all of the outstanding shares of EMCO or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by EMCO, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the holders of the EMCO common stock who would be entitled to vote on such a transaction if the matter were submitted to a vote of the shareholders.

     The DGCL contains provisions regarding transactions with directors and officers that are substantially similar to those of the CBCA. In addition, the DGCL provides that Advanced Energy may loan money to, or guaranty any obligation incurred by, its officers, including those who are also directors, if, in the judgment of the Advanced Energy board of directors, such loan or guarantee may reasonably be expected to benefit Advanced Energy.

CORPORATE RECORDS; SHAREHOLDER INSPECTION

     Under the CBCA, a shareholder or a shareholder's agent or attorney is entitled to inspect and copy, upon at least five business days' written notice and during regular business hours at EMCO's principal office, the EMCO articles of incorporation, the EMCO bylaws, minutes of all shareholders meetings and records of all actions taken by shareholders without a meeting for the past three years, all written communications within the past three years to shareholders as a group or to the holders of any class or series of shares as a group, a list of the names and business addresses of current directors and officers, the most recent corporate report delivered to the Colorado Secretary of State, and certain financial statements of EMCO prepared for periods ending during the last three years. In addition, a shareholder who:

     - has been an EMCO shareholder for at least three months or who is a holder of at least five percent of all of the outstanding shares of any class of EMCO capital stock;

     - makes a demand in good faith and for a purpose reasonably related to the shareholder's interest as a shareholder;

     - describes with reasonable particularity the purpose and the records the shareholder desires to inspect; and

     - requests records that are directly connected with the described purpose,

or such shareholder's agent or attorney is entitled to inspect and copy, upon at least five business days' written notice and during regular business hours at a reasonable location specified by EMCO; excerpts from minutes or records of any EMCO board of directors meeting or action, minutes or records of any shareholders' meeting or action, excerpts of records of any action of an EMCO board of directors committee, waivers of notices of any shareholder, EMCO board of directors or EMCO board of directors committee meeting, accounting records of EMCO, and records of the names and addresses of shareholders.

     Under the DGCL, any stockholder of Advanced Energy, in person or by attorney or other agent, may, upon written demand under oath stating the purpose thereof, during the usual hours for business, inspect for any proper purpose, the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.

PREEMPTIVE RIGHTS

     EMCO's articles of incorporation do not permit preemptive rights or similar rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock.

     Under the DGCL, the stockholders of Advanced Energy do not have preemptive rights unless specifically granted in the certificate of incorporation. The Advanced Energy certificate of incorporation does not grant Advanced Energy stockholders preemptive rights.

                      WHERE YOU CAN FIND MORE INFORMATION

     Advanced Energy has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, relating to the Advanced Energy common stock to be issued in the merger. This proxy statement/prospectus is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus. Statements made in this proxy statement/prospectus concerning the contents of any contract or other document are not necessarily complete. For a more complete description of the document involved, you should read the entire document, which has been filed as an exhibit to the registration statement.

     Advanced Energy and EMCO are required by the Securities Exchange Act of 1934 to file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities:

   WASHINGTON D.C.              NEW YORK                  CHICAGO
   ---------------              --------                  -------
Judiciary Plaza         Seven World Trade Center  Citicorp Center
450 Fifth Street, N.W.  Suite 1300                500 West Madison Street
Room 1024               New York, NY 10048        Suite 1400
Washington, D.C. 20549                            Chicago, IL 60661-2511

     You may call 1-800-SEC-0330 for further information about the public reference facilities. For a fee, the SEC will send copies of any of Advanced Energy's or EMCO's filings to you. In addition, Advanced Energy and EMCO's filed reports, proxy statements and other information are contained in the Internet web site maintained by the SEC. The address is http://www.sec.gov.

     Advanced Energy's common stock is quoted on the Nasdaq National Market under the symbol "AEIS", and its SEC filings can also be read at the following Nasdaq address:

          Nasdaq Operations
          1735 K Street, N.W.
          Washington, D.C. 20006

     EMCO's common stock is quoted on the Nasdaq National Market under the symbol "EMCO" and its SEC filings can also be read at that address.

                           INCORPORATION BY REFERENCE

     The SEC allows Advanced Energy and EMCO to incorporate by reference into this proxy statement/prospectus information they file with the SEC. This means that Advanced Energy and EMCO can disclose important information to you by referring you to those documents, rather than stating that information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, and later information that we file with the SEC will automatically update and supersede this information. Advanced Energy and EMCO incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the merger is completed:

     Advanced Energy:

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 4, 2000 (File No. 000-26966).

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed April 18, 2000 (File No. 000-26966)

     - Annual Report on Form 10-K for the year ended December 31, 1999, filed March 20, 2000 (File No. 000-26966).

     - Current Report on Form 8-K dated August 10, 2000, filed August 14, 2000 (File No. 000-26966).

     EMCO:

     - Annual Report on Form 10-KSB for the year ended April 30, 2000 filed July 27, 2000 (File No. 000-09880).

     - Current Report on Form 8-K dated July 6, 2000, filed July 21, 2000 (File No. 000-09880).

     You may request a copy of Advanced Energy filings, at no cost, by writing to Advanced Energy at the following address:

        Advanced Energy Industries, Inc.
        1625 Sharp Point Drive
        Fort Collins, Colorado 80525
        Attention: Cathy Kawakami

or by calling its Investor Relations department at (970) 221-4670.

     You may request a copy of EMCO's filings, at no cost, by writing to EMCO at the following address:

        Engineering Measurements Company
        600 Diagonal Highway
        Longmont, Colorado 80501
        Attention: Investor Relations

or by calling its Investor Relations department at (303) 651-0550 or its investor relations firm at (310) 208-2550.

                                 LEGAL MATTERS

     The validity of the Advanced Energy common stock to be issued in the merger and certain tax matters relating to the merger will be passed upon for Advanced Energy by Thelen Reid & Priest LLP, San Francisco, California.

                                    EXPERTS

     The financial statements and schedules of Advanced Energy incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports as of and for the years ended December 31, 1999 and 1998. In the report for the year ended December 31, 1997, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants. The financial statements and supporting schedules referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

     The financial statement and schedules of EMCO incorporated by reference in this prospectus have been audited by Grant Thornton LLP independent public accountants, as set forth in their reports as of and for the fiscal years ended April 30, 1999 and 2000. The financial statements and supporting schedules referred to above have been incorporated by reference herein and included in Appendix C in reliance upon the authority of that firm as experts in giving said reports.

                                                                      APPENDIX A

                                MERGER AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of July 6, 2000, is made by and among ADVANCED ENERGY INDUSTRIES, INC., a Delaware corporation ("Parent"), FLOW ACQUISITION CORPORATION, a Colorado corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ENGINEERING MEASUREMENTS COMPANY, a Colorado corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company would enable the companies to achieve short-term and long-term strategic and financial benefits to the benefit of their respective stockholders and, accordingly, for that and other reasons is in the best interests of their respective stockholders. Each of such Boards of Directors desires to effect the Merger (as defined herein), on the terms and subject to the conditions set forth herein.

     B. It is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes.

     C. It is intended that the Merger be accounted for as a pooling of interests for financial accounting purposes.

     D. Parent has incorporated and organized Merger Sub solely to facilitate the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     "Affiliate" means each "affiliate" as defined in Rule 145 of the rules and regulations promulgated under the Securities Act.

     "Affiliate Letter" has the meaning set forth in sec. 6.8.

     "Agreement" has the meaning set forth in the preface above.

     "Alternative Proposal" has the meaning set forth in sec. 6.1(b).

     "APB No. 16" means the Accounting Principles Board Opinion Number 16.

     "Articles of Merger" has the meaning set forth in sec. 2.3.

     "CBCA" has the meaning set forth in sec. 2.1.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Certificate" has the meaning set forth in sec. 3.2(b).

     "Closing" has the meaning set forth in sec. 2.2.

     "Closing Date" has the meaning set forth in sec. 2.2.

     "Code" has the meaning set forth in the recitals above.

     "Commission" means the Securities and Exchange Commission of the United States of America.

     "Company" has the meaning set forth in the preface above.

     "Company Benefit Plans" means all employee benefit plans as defined in
Section 3.3 of ERISA and any other plan, contract, program, policy or benefit arrangements covering employees or former employees of the Company and all employee agreements providing compensation, severance or other benefits to any employee or former employee of the Company.

     "Company Board" means the Board of Directors of the Company.

     "Company Common Stock" means the common stock of the Company.

     "Company Contract" has the meaning set forth in sec. 4.10.

     "Company Disclosure Schedule" means the disclosure schedule delivered by the Company at or prior to the execution hereof to Parent.

     "Company Material Adverse Effect" means a material adverse effect on or change in the business, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

     "Company Option Plans" has the meaning set forth in sec. 3.2(d)(i).

     "Company Options" has the meaning set forth in sec. 3.2(d)(i).

     "Company Personnel" has the meaning set forth in sec. 6.10(a).

     "Company Real Properties" means all real property ever owned, leased or occupied by the Company or any Predecessor.

     "Company Reports" has the meaning set forth in sec. 4.6(a).

     "Confidentiality Agreement" has the meaning set forth in sec. 8.5(c).

     "Copyrights" means any and all of Company's copyrights, copyrightable works, semiconductor topography and mask work interests, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

     "Current Policy" has the meaning provided in sec. 6.14(b).

     "Effective Date" means the date upon which this Agreement has been executed by each of the parties.

     "Effective Time" has the meaning set forth in sec. 2.3.

     "Enforceability Exceptions" has the meaning set forth in sec. 4.3(c).

     "Environmental Requirements" means any applicable laws, regulations, ordinances or other provisions having the force or effect of law, or any judicial, governmental, or administrative orders, requests, or determinations, or any common law requirements relating to the protection of human health or the environment (both natural and workplace), including without limitation any Environmental Requirements concerning (A) the use, generation, treatment, storage, transportation, handling or disposal of Hazardous Materials, (B) the control of soil, surface or groundwater pollution products, (C) air quality and emission standards, or (D) health, safety and hazard communication matters. Environmental Requirements include, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, SWDA, the Atomic Energy Act, the Federal Food Drug and Cosmetic Act, and equivalent state and local ordinances and statutes and ordinances in countries other than the United States of America.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning set forth in sec. 3.3(a).

     "Exchange Fund" has the meaning set forth in sec. 3.3(a).

     "Exchange Ratio" means the number determined by dividing (i) 900,000 by
(ii) the total number as of the Effective Time of (A) outstanding shares of Company Common Stock plus (B) shares underlying outstanding Company Options.

     "Future Benefit Plans" has the meaning set forth in sec. 6.10(b).

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Hazardous Materials" means any toxic, injurious or hazardous materials, substances or wastes, toxic pollutants or contaminants, including petroleum products, crude oil or any by-products or derivatives thereof as any of the foregoing terms are defined in federal, state and local laws applicable to the Company or Parent, as the case may be, but does not include commercially available office cleaning or janitorial supplies.

     "Intellectual Property" means any and all of the following of the Company and the Company Subsidiaries: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any and all technology, ideas, inventions, designs, proprietary information, unpublished research and development information, manufacturing and operating information, know-how, formulae, trade secrets and technical data, computer programs, and all hardware, software and processes.

     "IRS" means the federal Internal Revenue Service.

     "ISOs" has the meaning set forth in sec. 3.2(d)(iii).

     "Issued Patents" means any and all issued patents, reissue or reexamination patents, revivals of patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name.

     "Last Report Date" means April 30, 2000.

     "Letter of Transmittal" has the meaning set forth in sec. 3.3(c).

     "Merger" has the meaning set forth in sec. 2.1.

     "Merger Certificates" has the meaning set forth in sec. 3.3(a).

     "Merger Sub" has the meaning set forth in the preface above.

     "Parent" has the meaning set forth in the preface above.

     "Parent Board" means the Board of Directors of Parent.

     "Parent Common Stock" means the common stock of the Parent.

     "Parent Material Adverse Effect" means a material adverse effect on or change in the business, prospects, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole.

     "Parent Option Plans" has the meaning set forth in sec. 3.2(d)(iv).

     "Parent Options" means all options to acquire Parent Common Stock granted by Parent.

     "Parent Preferred Stock" means the 1,000,000 authorized shares of Parent preferred stock.

     "Parent Reports" has the meaning set forth in sec. 5.5.

     "Parent Share" means any share of the voting common stock of Advanced Energy Industries, Inc.

     "Patent Applications" means any and all patent rights, including, without limitation, all United States and foreign utility and design patents, and all published or unpublished nonprovisional and provisional patent applications, including, without limitation, any and all applications of additions, divisionals, continuations, continuations-in-part, reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefor, invention disclosures and records of invention for abandoned patent applications

     "Patents" means the Patent Applications and the Issued Patents.

     "Permits" means all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments.

     "Person" includes both natural persons and entities.

     "Post Closing Dividends" has the meaning set forth in sec. 3.3(f).

     "Predecessor" means any Person that owns or has ever owned, leased or occupied the Company Real Properties.

     "Proxy Statement/Prospectus" has the meaning provided in sec. 6.7(a).

     "Qualified Plan" means each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, and either
(i) the IRS has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS as of the Closing Date.

     "Registration Statement" has the meaning set forth in sec. 6.7(a).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiaries" of a party means Subsidiaries of such party which constitute "significant subsidiaries" under Rule 405 promulgated by the Commission under the Securities Act.

     "Specified Post-Closing Dividends" has the meaning set forth in sec. 3.3(f).

     "Stock Purchase Plan" has the meaning set forth in sec. 3.2(d)(iv).

     "Stockholders Meeting" means a meeting of the holders of Company Common Stock.

     "Subsidiary" of a party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     "Substituted Options" has the meaning set forth in sec. 3.2(d)(i).

     "Surviving Corporation" has the meaning set forth in sec. 2.1.

     "SWDA" means the Solid Waste Disposal Act, as amended.

     "Termination Fee" has the meaning set forth in sec. 8.5(a).

     "Trademarks" means any and all of Company's trademarks, registered trademarks, applications for registration of trademark, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names, and applications for registrations of trade names.

     "Transaction" has the meaning provided in sec. 6.1(b).

                                   ARTICLE 2

                                   THE MERGER

     2.1 The Basic Transaction. On the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and shall become a wholly owned subsidiary of Parent. The Merger shall have the effects specified in the Colorado Business Corporation Act (the "CBCA").

     2.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of the Company at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be completely fulfilled or waived in accordance herewith, or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.3 Effective Time. On the Closing Date, Articles of Merger meeting the requirements of Section 7-111-105 of the CBCA in the form of Exhibit 2.3 (the "Articles of Merger") shall be executed and filed in the office of the Colorado Secretary of State, in accordance with the CBCA. The Merger shall become effective at (a) the time of filing of the Articles of Merger with the Colorado Secretary of State or (b) such later time as agreed by the parties hereto and designated in the Articles of Merger as the effective time of the Merger (the "Effective Time").

     2.4 Articles of Incorporation and By-laws. The Articles of Incorporation and By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 3

                     CONVERSION AND EXCHANGE OF SECURITIES

     3.1 Merger Sub Stock. At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     3.2  Company Stock; Options.

     (a) Exchange Ratio. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio.

     (b) Cancellation of Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holders thereof, all shares of Company Common Stock outstanding at the Effective Time shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive upon the surrender of a certificate representing such shares of Company Common Stock (a "Certificate") (i) the number of shares of Parent Common Stock determined in accordance with this Section 3.2, and (ii) cash, without interest, payable (A) in lieu of any fractional shares of Parent Common Stock, in accordance with Section 3.3(b), and (B) as Specified Post-Closing Dividends, in accordance with Section 3.3(f).

     (c) Treasury Shares and Shares Held by Subsidiaries. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company, any and all shares of Company Common Stock issued and held in the Company's treasury shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

     (d) Options.

          (i) At the Effective Time, as a result of the Merger and without any action on the part of holder thereof, each option to purchase Company Common Stock granted by the Company (collectively, "Company Options") under one of its stock option plans (collectively, "Company Option Plans") that remains outstanding and unexercised as of the Effective Time, whether or not vested or exercisable, shall be assumed by Parent and shall be converted into an option to purchase Parent Common Stock (collectively, "Substituted Options").

          (ii) Subject to subsection 3.2(d)(iii) below, (A) the number of shares of Parent Common Stock underlying a Substituted Option shall be equal to the number of shares of Company Common Stock underlying the subject Company Option multiplied by the Exchange Ratio and rounded to the nearest whole number, (B) the exercise price per share of a Substituted Option shall be adjusted proportionately such that the aggregate exercise price under the Substituted Options shall remain substantially unchanged, and (C) each Substituted Option shall be exercisable on the same terms and subject to the same conditions as had been applicable to the related Company Option, except to the extent the number of shares and exercise price per share have been adjusted pursuant to (A) and (B), respectively, of this subsection 3.2(d)(ii).

          (iii) It is the intention of the parties that Company Options that qualified as incentive stock options, within the meaning of Section 422 of the Code ("ISOs"), immediately prior to the Effective Time, be converted, when assumed by Parent, into Substituted Options that qualify as ISOs immediately following the Effective Time, to the extent permitted by
     Section 422 of the Code and applicable terms of the Company Option Plans. In furtherance of such intention, the formulae, terms and conditions set forth in subsection 3.2(d)(ii) above may be applied to, or modified for, such Substituted Options as deemed reasonably necessary by Parent, so long as any such application or modification does not materially reduce the benefit of the Substituted Option to the holder thereof.

          (iv) The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall be terminated prior to the Closing. All funds invested in the Stock Purchase Plan but not used by employees to purchase stock thereunder prior to the Effective Time shall be transferred or otherwise credited to employees of the Company such that, following the Effective Time, each such employee shall have purchase rights under Parent's stock purchase plans substantially similar to those existing under the Stock Purchase Plan immediately prior to the Effective Time.

          (v) On or prior to the Effective Time, Parent shall file with the Commission a Registration Statement on Form S-3 or Form S-8, as determined by Parent in its sole discretion, relating to the issuance of the Parent Common Stock underlying the Substituted Options or shall cause such Parent Common Stock to be included in an effective Registration Statement on Form S-8 relating to one or more of Parent's stock option plans (collectively, "Parent Option Plans"). So long as any Substituted Options remain outstanding, Parent shall use its reasonable best efforts to maintain the effectiveness of any Registration Statement(s) related to the Substituted Options (and to maintain the current status of the prospectus or prospectuses related thereto). At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Substituted Options. To the extent required by the relevant market or exchange, Parent shall list or qualify all such shares for trading on the principal market or exchange on which Parent Common Stock is traded from time to time.

     3.3  Exchange of Certificates Representing Company Common Stock.

     (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of

Company Common Stock, for exchange in accordance with this Article 3, (i) certificates representing the shares of Parent Common Stock to be issued in connection with the Merger ("Merger Certificates"), and (ii) Parent's good faith estimate of the cash in lieu of fractional shares expected to be payable in connection with the Merger. Such cash and Merger Certificates are referred to herein as the "Exchange Fund."

     (b) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock, cash will be paid in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash shall be equal to such fractional proportion of the closing price of one share of Parent Common Stock as reported in The Wall Street Journal, Eastern Edition, as of the last day prior to the Effective Time on which trading is conducted on the Nasdaq National Market. No interest will be paid or accrued on the cash payable to holders of shares of Company Common Stock.

     (c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal, in a typical form and having such provisions as Parent may reasonably specify ("Letter of Transmittal"), which shall advise the holder that delivery of Merger Certificates shall be effected, and risk of loss to such holder's shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent, and (ii) instructions for use in effecting the surrender of such Certificates in exchange for Merger Certificates and cash in lieu of fractional shares from the Exchange Fund.

     (d) Upon surrender of a Certificate to the Exchange Agent for cancellation, together with a duly executed and properly completed Letter of Transmittal, (i) the holder of the shares of Company Common Stock represented by such Certificate shall be entitled to receive in exchange therefor from the Exchange Fund (A) a Merger Certificate representing that number of whole shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock represented by the Certificate by the Exchange Ratio, and (B) a check representing (1) the amount of cash in lieu of fractional shares of Parent Common Stock, if any, determined pursuant to paragraph (b) of this Section 3.3, and (2) any Specified Post-Closing Dividends, in each case less any applicable tax withholding, and (ii) the Company Common Stock represented by the surrendered Certificate shall thereupon be canceled.

     (e) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Merger Certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, may be issued to such transferee of such Company Common Stock, if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents, in form and substance reasonably satisfactory to Parent and the Exchange Agent, required to evidence and effect such transfer of Company Common Stock and to evidence that any applicable stock transfer taxes have been paid. There shall be no transfers on the transfer records of the Company, at or after the Effective Time, of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

     (f) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock ("Post-Closing Dividends") shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of Post-Closing Dividends with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon ("Specified Post-Closing Dividends"), and (ii) at the appropriate payment date, the amount of Post-Closing Dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

     (g) Certificates surrendered for exchange by any Affiliate of the Company shall not be exchanged until Parent has received a written agreement from such person as provided in Section 6.8.

     (h) None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former stockholder of the Company for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     3.4 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit (in form and substance satisfactory to the Surviving Corporation) of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash deliverable in respect thereof pursuant to this Agreement.

     3.5 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule, the Company makes the following representations and warranties to Parent and Merger Sub, as of the date of this Agreement.

     4.1  Organization and Standing.

     (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Company Material Adverse Effect.

     (b) The Company does not have any Subsidiaries and, except as set forth in the Company Disclosure Schedule, does not own any equity securities or securities convertible into or exchangeable or exercisable for equity securities of any other company.

     (c) The Company has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

     4.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock. As of April 30, 2000, there were 4,125,259 shares of Company Common Stock issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of the Company have been issued, except pursuant to the exercise of Company Options. As of April 30, 2000, Company Options to acquire 338,038 shares of Company Common Stock were outstanding. From such date to the date of this Agreement, no additional Company Options have been granted.

     (b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. Other than Company Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company.

     (c) The Company does not have any outstanding bonds, debentures, notes or other obligations pursuant to which the holders thereof have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     4.3  Authorization; Enforceability; No Violation.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) Subject only to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the CBCA, all corporate action necessary on the part of the Company for the execution, delivery and performance of this Agreement has been duly taken.

     (c) This Agreement constitutes (assuming this Agreement is a valid and legally binding obligation of Parent and Merger Sub) a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity and public policy considerations (the "Enforceability Exceptions").

     (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Articles of Incorporation or the Bylaws of the Company, (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to the Company, or (iii) any agreement, lease, license, permit or other instrument to which the Company is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Company Material Adverse Effect.

     (e) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

     4.4 No Consents. Except as set forth in the Company Disclosure Schedule, no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the Company's part for the consummation by it of the transactions contemplated by this Agreement, except
(i) notices and filings required in order to comply with the Securities Act, the Exchange Act, and state securities or "blue sky" laws, and (ii) the filing of the Articles of Merger with the Colorado Secretary of State.

     4.5 Compliance with Laws. Except where the failure to so comply would not have a Company Material Adverse Effect, the Company (i) has all valid and current Permits, and each Permit is in full force and effect, and (ii) has made all filings and registrations and the like, necessary or required by law to conduct its business as currently conducted. The Company has not received any governmental notice of any violation by it of any laws, rules, regulation or orders applicable to its business. Except where the failure to comply would not have a Company Material Adverse Effect, (a) the Company is not in default under any Permits and is in compliance with the same, and (b) the business and operations of the Company are in compliance with all applicable foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

     4.6  Company Reports.

     (a) The Company has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since April 30, 1996 (the "Company Reports"). As of their respective dates, the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Company Report has been amended, revised or superseded by a Company Report subsequently filed and publicly available prior to the date of this Agreement, none of the Company Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the financial position of the Company as of its date, and each of the statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. The Company has no liabilities or obligations required to be disclosed in a balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, and included in the Company Reports, (ii) liabilities or obligations incurred since the Last Report Date in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Company Report.

     4.7  Absence of Litigation, Orders, Judgments.

     (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened which involve transactions of or otherwise relate to the Company or any of its businesses or properties, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

     (b) There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Company or any of its businesses or properties, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign, that are reasonably likely to have a Company Material Adverse Effect.

     4.8 Absence of Certain Changes. Since the Last Report Date, the Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect or any event which is reasonably likely to result in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

     4.9 Taxes. The Company (i) has timely filed all material federal, state and foreign tax returns required to be filed by it for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns.

     4.10 Contracts. Each (a) agreement, contract and commitment, whether written or oral, to which the Company is a party or by which it is bound and which is filed as an exhibit to or described in a Company Report and (b) material agreement, contract and commitment entered into by the Company, or by which it became bound, after the Last Report Date (collectively, "Company Contracts"), is a valid and legally binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. The Company is not, and to the knowledge of the Company no other party to any Company Contract is, in material default thereof. The Company has not, and to the knowledge of the Company no other party to any Company Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a material default thereunder.

     4.11  Intellectual Property.

     (a) The Company owns or has the right to use all Intellectual Property used in the operation of its business as presently conducted, without any interference or conflict with or misappropriation or infringement of the Intellectual Property rights of others, other than any interference, conflict, misappropriation or infringement which is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has taken commercially reasonable action to maintain and protect its rights in the material Intellectual Property that it owns or uses. Each material item of Intellectual Property owned or used by the Company immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Effective Time.

     (b) Section 4.11 of the Company Disclosure Schedule sets forth all Patents, registered Copyrights, registered Trademarks, joint development agreements, licenses and agreements relating to Intellectual Property owned or used by the Company (other than agreements or licenses for readily available "off-the-shelf" software) that require a consent or waiver to consummate the transactions contemplated by this Agreement.

     (c) To its knowledge, the Company has not, within the past four years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of others other than any interference, infringement, misappropriation or conflict which did not and is not reasonably likely to result in (i) a material adverse effect on the Company's ability to manufacture or sell any of its material products or any material line of products or otherwise to operate its business, (ii) a material liability of the Company, or (iii) material redesign or other corrective costs to the Company. The Company has not received, and has no knowledge of, any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or conflict (including, without limitation, any claim that the Company must license or refrain from using any Intellectual Property rights of any other person), or that the Company's use of the Intellectual Property constitutes unfair competition.

     (d) To the knowledge of the Company, no fraud or misrepresentation has been made by the Company or any of its officers, directors or employees or the relevant inventors during the prosecution of any of the Patents of the Company, nor has any fraud or misrepresentation been included in any documentation for or other disclosure to any governmental agency of the Intellectual Property of the Company.

     4.12  Employee Benefit Plans.

     (a) The Company does not maintain or contribute to or have any actual or, to its knowledge, potential liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), or
(iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs whether in writing or oral and whether or not terminated. The Company has never contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA) or has ever maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). The Company does not maintain or contribute to any Company Benefit Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.

     (b) With respect to each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, either (i) the IRS has issued a favorable determination letter that has not been revoked, or (ii) an application for a favorable determination letter was timely submitted to the IRS for which no final action has been taken by the IRS. To the knowledge of the Company, there is no reason that is not susceptible to cure why the qualified status under Section 401(a) of the Code of any Company Benefit Plan would be denied or revoked, whether retroactively or prospectively.

     (c) To the knowledge of the Company, no Company Benefit Plan, any fiduciary thereof, nor the Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code, to the extent applicable thereto.

     (d) To the knowledge of the Company, neither the Company nor any ERISA Affiliate (during the period of its affiliated status) has any existing liability currently due and payable that has not been satisfied in full under Title IV of ERISA or Section 412 of the Code. To the knowledge of the Company, there are no current plans to terminate, whether voluntarily or involuntarily, any materially underfunded pension plan of the Company or any ERISA Affiliate that is subject to Title IV of ERISA.

     (e) To the knowledge of the Company, there is no pending or anticipated claim, suit, action or other litigation against or otherwise involving any of the Company Benefit Plans (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) except those which would either have no Company Material Adverse Effect or those which have been released, dismissed, settled or otherwise satisfied, each of which is set forth in Section 4.12(e) of the Company Disclosure Schedule.

     (f) All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for.

     (g) Except as set forth in Schedule 4.12 of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or is reasonably likely to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company.

     (h) The Company has not entered into any severance agreements or adopted any severance policies applicable to the Company or its employees which would have a Company Material Adverse Effect or which have not either been satisfied or provided for, and each such severance agreement and policy is set forth on
Section 4.12(h) of the Company Disclosure Schedule.

     4.13 No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which will or is reasonably likely to result in the obligation of the Company, Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Quist Financial, Inc. to render a fairness opinion, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.14 Opinion of Financial Advisor. The Company has received the opinion of Quist Financial, Inc. substantially to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     4.15 Parent Stock Ownership. The Company does not own any shares of Parent Common Stock or other securities convertible into Parent Common Stock.

     4.16 Pooling of Interests; Tax Reorganization. To the knowledge of the Company, having sought and obtained the advice of its accounting advisors, the Company has not taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission. To the knowledge of the Company, the Company has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368 of the Code.

     4.17  Environmental Matters.

     (a) There has not been any violation of any Environmental Requirements by the Company or, to the knowledge of the Company, any Company Predecessor, nor to the knowledge of the Company has there been any third party claim or demand based upon any Environmental Requirements against the Company or any Company Predecessor, other than violations, claims or demands that have not resulted, and are not reasonably likely to result, in a Company Material Adverse Effect.

     (b) The Company has not disposed of, stored or used any Hazardous Materials on, nor has it transported any Hazardous Materials from, any of the Company Real Properties in violation of applicable Environmental Requirements other than a disposal, storage, use or transport which has not resulted in and is not reasonably likely to result in a Company Material Adverse Effect. To the knowledge of the Company, no Company Predecessor has disposed of, stored or used any Hazardous Materials on, nor has any such Company Predecessor transported any Hazardous Materials from, any of the Company Real Properties in violation of applicable Environmental Requirements.

     (c) To the knowledge of the Company, none of the following exists at any of the real property currently owned, leased or occupied by the Company or existed at any of the Company Real Properties at the time the Company or the Company Predecessor operated there: (i) underground storage tanks, (ii) asbestos-containing material in any friable or damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls (PCBs), or (iv) landfills or surface impoundments.

     (d) To the knowledge of the Company, none of the Company Real Properties is or has been contaminated by any Hazardous Materials, in a manner that has given or is reasonably likely to give rise to any material liability on the part of the Company to any person, including without limitation any governmental authority, for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, or SWDA, or any other Environmental Requirements, whether federal, state or locally imposed.

     4.18 Insurance. The Company maintains insurance with financially sound and reputable insurers, in such amounts, and with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company is located. The Company Disclosure Schedule contains a list of each insurance policy presently maintained by the Company.

     4.19 Proprietary Information and Inventions and Confidentiality Agreement. Each employee, consultant, service provider, officer and director of the Company has executed a proprietary information and inventions and confidentiality agreement, copies of which have been provided to Parent. The Company is not aware that any of such persons is in violation thereof, and the Company will use its best efforts to prevent any such violation.

     4.20 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered by the Company to Parent or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by the Company in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives to Parent pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that would have a Company Material Adverse Effect or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto or otherwise disclosed by the Company to Parent in writing in the Company Disclosure Schedule.

     4.21 Title to Properties; Encumbrances. The Company Disclosure Schedule contains a complete and accurate list of all real property owned by the Company and all real property leases to which the Company is a party. Except as listed in the Company Disclosure Schedule, the Company has good and marketable title to its properties, interests in properties and assets, real and personal, used in or necessary for the operation of the business of Company, free and clear of all liens and encumbrances. The equipment of Company used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Company and (ii) in good operating condition and repair, ordinary wear and tear excepted. To the knowledge of the Company, all real or personal property leases to which Company is a party are valid, binding and enforceable against Company and effective in accordance with their respective terms.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub make the following representations and warranties to the Company as of the date of this Agreement.

     5.1  Organization and Standing.

     (a) Parent and each of its Significant Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify, or be in good standing, would have a Parent Material Adverse Effect.

     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Sub was organized for purposes of consummating the transactions contemplated by this Agreement. Merger Sub has not engaged in any activity other than as provided in, or contemplated by, this Agreement and, as of the date hereof, has no liabilities of any nature, contingent or otherwise, other than liabilities or obligations that may arise from this Agreement or the transactions contemplated hereby. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued, fully paid and nonassessable and are owned by Parent.

     (c) Neither Parent nor any of its Subsidiaries (including without limitation Merger Sub) has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

     5.2  Capitalization.

     (a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of March 31, 2000, there were 28,487,941 shares of Parent Common Stock, and no shares of Parent Preferred Stock, issued and outstanding. From such date to the date of this Agreement, no additional shares of capital stock of Parent have been issued, except pursuant to the exercise of Parent Options. As of March 31, 2000, Parent Options to acquire 1,933,578 shares of Parent Common Stock were outstanding. From such date to the date of this Agreement, no additional Parent Options have been granted.

     (b) All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Other than Parent Options, there are no existing and outstanding warrants, rights, options, subscriptions, convertible securities or other agreements or commitments which obligate Parent to issue, transfer or sell any shares of capital stock of Parent or Merger Sub.

     (c) All of the shares of Parent Common Stock issuable as consideration in the Merger at the Effective Time, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

     5.3  Authorization; Enforceability; No Violation.

     (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder.

     (b) All corporate action necessary on the part of Parent and Merger Sub for the execution, delivery and performance of this Agreement has been duly taken. No approval of the stockholders of Parent is required by applicable law or the rules of the Nasdaq National Market in connection with the consummation by Parent or Merger Sub of the transactions contemplated hereby.

     (c) This Agreement constitutes (assuming this Agreement is a valid and binding obligation of the Company), a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

     (d) The execution, delivery and performance of this Agreement will not result in any conflict with, breach or violation of or default (or an event which, with notice or lapse of time or both, would constitute a default), termination or forfeiture under (i) any terms or provisions of the Certificate of Incorporation or the By-laws of Parent or any of its Subsidiaries (including without limitation Merger Sub), (ii) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to Parent or any of its Subsidiaries (including without limitation Merger Sub), or (iii) any agreement, lease, license, permit or other instrument to which Parent or any of its Subsidiaries (including without limitation Merger Sub) is a party or to which any of its assets are subject, except where any such breach, violation, default, termination or forfeiture would not have or result in a Parent Material Adverse Effect.

     (e) There is no action, suit, proceeding or investigation pending or threatened against Parent or any of its Subsidiaries that questions the validity of this Agreement or the right of Parent or Merger Sub to enter into this Agreement or to consummate the transactions contemplated hereby.

     5.4 No Consents. No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Parent or any of its Subsidiaries for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) notices and filings required in order to comply with the Securities Act, the Exchange Act and state securities or "blue sky" laws, (ii) the filing of the Articles of Merger with the Colorado Secretary of State and (iii) any notices and filings necessary to comply with the rules of the Nasdaq National Market System.

     5.5  Parent Reports.

     (a) Parent has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the Commission since November 17, 1995 (the "Parent Reports"). As of their respective dates, the Parent Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Parent Report has been amended, revised or superseded by a Parent Report subsequently filed and publicly available prior to the date of this Agreement, none of the Parent Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Parent included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the income, stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein and subject to the fact that unaudited financial statements do not contain full notes thereto. Parent and its Subsidiaries do not have any liabilities or obligations required to be disclosed in a consolidated balance sheet or the notes thereto prepared in accordance with GAAP, except (i) liabilities or obligations reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto, and included in the Parent Reports, (ii) liabilities or obligations incurred since March 31, 2000 in the ordinary course of business, consistent with past practices, or (iii) liabilities disclosed in a Parent Report.

     5.6 Pooling of Interests; Tax Reorganization. To the knowledge of Parent, having sought and obtained the advice of its accounting advisors, neither Parent nor any of its Subsidiaries has taken (or as of the date hereof failed to take) any action which would prevent the accounting for the Merger as a pooling of interests in accordance with APB No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the Commission. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368 of the Code.

     5.7 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered by Parent to the Company or its counsel are and will be complete and correct in all material respects as of the date of delivery thereof. No representations or warranties made by Parent in this Agreement, nor any document, written information, statement, financial statement, letter, certificate or exhibit prepared and furnished or to be prepared and furnished by Parent or its representatives to the Company pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. There is no presently existing event, fact or condition that would have a Parent Material Adverse Effect or that could reasonably be expected to do so, which has not been set forth in this Agreement or the exhibits hereto.

     5.8 Company Options. Parent acknowledges that the vesting of all Company Options will accelerate at the Effective Time.

                                   ARTICLE 6

                                   COVENANTS

     6.1  Alternative Proposals.

     (a) Upon execution and delivery of this Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, conducted with any parties heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. Notwithstanding the foregoing, the Company may issue Company Common Stock issuable upon exercise of the Company Options outstanding on the date hereof and pursuant to the Stock Purchase Plan, subject to the limitations set forth in Section 3.2(d)(iv).

     (b) Prior to the Closing Date, the Company may, solely in response to unsolicited requests therefor, furnish non-public information regarding itself to any corporation, partnership, person or other entity or group in respect of, and may participate in discussions and negotiate with such entity or group concerning, a business combination, merger, sale of material assets, sale of shares of capital stock or similar transaction involving the Company (a "Transaction"), provided that (i) such entity or group has submitted a written proposal to the Board of Directors of the Company relating to any such Transaction (an "Alternative Proposal"), (ii) the entity or group enters into confidentiality agreements with the Company with respect to such non-public information, and (iii) the Company Board, by a majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty. The Company Board shall provide a copy of any such written proposal to Parent and Merger Sub immediately after receipt thereof, unless prohibited by the terms of such proposal.

     (c) Neither the Company nor any of its affiliates, nor any of such Persons' respective officers, directors, employees, representatives or agents, shall, directly or indirectly (i) encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) concerning any Transaction, or (ii) authorize, propose or announce an intention to authorize or propose any Transaction (other than the Merger), unless and until the Company has received an Alternative Proposal in writing and the Company Board, by majority vote, has determined in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty; provided, however, that nothing herein shall prevent the Company Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offers; provided, further, that the Company Board shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duty.

     (d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), (ii) permit the Company to enter into any agreement with respect to a Transaction during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, a Transaction, other than a confidentiality agreement in customary form), or (iii) except as specifically provided in Article 8, affect any other obligation of the Company under this Agreement.

     6.2  Interim Operations of the Company.

     (a) Prior to the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

          (i) shall conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (ii) shall use its reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) shall not amend its Articles of Incorporation or Bylaws;

          (iv) shall promptly notify Parent of (A) any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, (B) any material litigation or, to the extent known to the Company, any material governmental complaints, investigations or hearings against or otherwise involving the Company (or communications indicating that the same may be contemplated), or (C) the breach of any representation or warranty of the Company contained herein;

          (v) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the Commission subsequent to the date of this Agreement;

          (vi) shall not enter into or amend any employment, severance or similar agreements or arrangements with any of its directors or executive officers, except (A) in the ordinary course of business consistent with past practice, or (B) as otherwise provided in this Agreement;

          (vii) shall not authorize, propose or announce an intention to authorize or propose, or enter into negotiations or an agreement with respect to any acquisition of assets or securities, any disposition of assets or securities or any release or relinquishment of any contract rights, which acquisitions, dispositions, releases or relinquishments would be outside the ordinary course of business and would involve aggregate consideration in excess of $100,000;

          (viii) shall not issue any shares of capital stock or securities, except as permitted by the last sentence of Section 6.1(a), or effect any stock split or otherwise change its capitalization;

          (ix) shall not grant, confer or award any options, appreciation rights, warrants, conversion rights, restricted stock, stock units, performance shares or other rights, not existing on the date hereof, with respect to any shares of its capital stock or other securities of the Company;

          (x) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (xi) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a transaction to be accounted for as a pooling of interests in accordance with APB No. 16;

          (xii) except as required by applicable law (in which case prompt notice shall be given by the Company to Parent), shall not amend in any material respect the terms of the Company Benefit Plans, including without limitation any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

          (xiii) shall not incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, except in the ordinary course of business;

          (xiv) shall not make any loans or advances to any other Person, except in the ordinary course of business;

          (xv) shall not make any material tax election other than in the ordinary course, or without the consent of Parent, which shall not unreasonably be withheld, settle or compromise any material tax liability;

          (xvi) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests;

          (xvii) shall not directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action; provided that cashless exercises of stock options shall not be in violation of this clause (xvii); and

          (xviii) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article 4 hereof untrue or incorrect in any material respect as of the Closing Date.

     6.3 Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a Stockholders' Meeting as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Unless the Company Board by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that taking such action would constitute a breach of the Company Board's fiduciary duty, the Company Board shall recommend such approval, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus.

     6.4 Filings; Other Actions. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     6.5 Inspection of Records. From the date hereof to the Effective Time, each of the Company and Parent shall (a) allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access at all reasonable times to its respective offices, records and files, correspondence, audits and properties, as well as to all information relating to its respective commitments, contracts, titles and financial position, or otherwise pertaining to its respective business and affairs, (b) furnish to the other party and the other party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (c) instruct its respective employees, counsel and financial advisors to cooperate with the other party in the other party's investigation of its respective business.

     6.6 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter, until the Effective Time, the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and similar self regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     6.7  Proxy Statement/Prospectus.

     (a) Parent and the Company shall cooperate and promptly prepare and Parent shall file with the Commission as soon as practicable a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"), with respect to the Parent Common Stock issuable in the Merger, which Registration Statement shall contain the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus").

     (b) The parties will cause the Proxy Statement/Prospectus, and Parent will cause the Registration Statement, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company shall cooperate with Parent, to have the Registration Statement declared effective by the Commission as promptly as practicable.

     (c) The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Stockholders' Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall comply as to form and substance with the requirements of the Securities Act and the Exchange Act.

     (d) The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, (iii) at the time of the Stockholders' Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall comply as to form and substance with the requirements of the Securities Act and the Exchange Act.

     (e) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other (except to the extent such amendment or supplement incorporates by reference other filings of the Company or Parent). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information.

     6.8 Affiliate Letters. Promptly after the date hereof, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, as of the record date for the Stockholders' Meeting, Affiliates of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request with respect to such Affiliates. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an affiliate letter in form and substance reasonably acceptable to Parent in order to satisfy the requirements of Rule 145 of the Securities Act and APB No. 16 (collectively, "Affiliate Letters"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters. Subject to the receipt by Parent of satisfactory representations and warranties from the relevant holders and/or brokers, such legends shall be removed and such transfer instructions terminated at the earliest possible date under all applicable laws and regulations.

     6.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the filing of the Registration Statement or Proxy Statement/Prospectus with the Commission and the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement/Prospectus shall be shared equally by the Company and Parent.

     6.10  Employee Benefits.

     (a) From and after the Effective Time, Parent shall provide or cause the Surviving Corporation to provide to persons who are employees of the Company at the Effective Time and who will continue as employees of the Surviving Corporation after the Effective Time (the "Company Personnel") the same employee compensation and benefit plans, programs and arrangements as are provided to other employees of Parent employed in similar capacities to such Company Personnel; provided, however, that subject to the foregoing, Parent shall not be precluded from amending or terminating any particular plan, program or arrangement, or from substituting any such plans, programs or arrangements with plans, programs or arrangements applicable and available to other employees of Parent and its Subsidiaries.

     (b) Following the Effective Time, Parent shall cause the benefit plans covering the Company Personnel following the Effective Time (the "Future Benefit Plans") to continue to recognize the service credit of the Company Personnel accrued as of the Effective Time under the Company Benefit Plans for purposes of participation, eligibility and vesting of benefits, to the extent permissible by the terms of such Future Benefit Plans.

     6.11 Agreements. Between the date hereof and the Closing Date, the Company shall not enter into any agreement which the Company knows or has reason to know is reasonably likely to cause any major customer of the Company to terminate any material contracts, agreements or other obligations that exist between that customer on the one hand, and the Company (or the Company following the Merger), on the other hand and the Company shall take all reasonable action appropriate to an effort to avoid such termination.

     6.12 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby; provided, however, that the Company and the Company Board shall not be required to grant such approvals or take such actions if the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that granting such approvals or taking such actions would constitute a breach of the Company's Board's fiduciary duties.

     6.13  Interim Operations of Parent.

     (a) Prior to the Effective Time, except as contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto, Parent:

          (i) shall promptly notify the Company of (A) any material adverse change in its condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its business or of its properties, (B) any material litigation or, to the extent known to Parent, any material governmental complaints, investigations or hearings against or otherwise involving Parent (or communications indicating that the same may be contemplated), or (C) the breach of any representation or warranty of Parent contained herein;

          (ii) shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed by Parent with the Commission subsequent to the date of this Agreement;

          (iii) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (iv) shall not take any actions which would, or would be reasonably likely to, prevent the Merger from qualifying as a transaction to be accounted for as a pooling of interests in accordance with APB No. 16; and

     (b) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
Article 5 hereof untrue or incorrect in any material respect as of the Closing Date.

     6.14  Directors' and Officers' Indemnification and Insurance.

     (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in the Articles of Incorporation and the By-laws of the Company dealing with indemnification of officers, directors and employees of the Company and other persons specified therein, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder with respect to actions or events occurring prior to the Effective Time of individuals who were entitled to such indemnification prior to the Effective Time.

     (b) The Surviving Corporation shall maintain in effect for at least six years from the Effective Time directors' and officers' liability insurance with an insurance company rated at least "A" by A.M. Best Company, covering the persons who, as of the date of this Agreement, are covered by the Company's directors' and officers' liability insurance policy (the "Current Policy"). The coverage provided by the directors' and officers' liability insurance maintained by the Surviving Corporation shall be substantially similar to the coverage provided by the Current Policy.

     (c) Parent shall guarantee the obligations of the Surviving Corporation provided by this Section 6.14.

     (d) This Section 6.14 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, and shall be enforceable by the indemnified parties.

     6.15 Rule 145 Compliance. For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

     6.16 Tax Matters. Each party represents and warrants to the other parties that the statements in the proposed form of certificate of such party (each, a "Party's Certificate" and, together, the "Parties' Certificates") to be delivered by such party in connection with the opinions to be delivered pursuant to Article 7 are true and correct as of the date hereof, assuming for purposes of this sentence that the Merger had been consummated on the date hereof. Each party agrees that, at and prior to the Effective Time, it will not take any action that would cause any of the statements in such party's Party's Certificate to be false as of the Effective Time. Unless (and then only to the extent) otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by a similar applicable provision of state or local income or franchise tax law, each party agrees (i) to report the Merger on all tax returns and other filings as a tax-free reorganization within the meaning of
Section 368(a) of the Code and (ii) not to take any position in any audit, administrative proceeding or litigation that is inconsistent with the characterization of the Merger as such a reorganization.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the holders of the issued and outstanding shares of capital stock of the Company.

          (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction in the United States which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its best efforts to have any such injunction lifted.

          (c) The Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all material approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

          (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the Articles of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Parent (and its Subsidiaries) and the Company, taken as a whole, following the Effective Time.

     7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and the Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying to such effect.

          (b) The Company shall have received, prior to the effective date of the Registration Statement, the opinion of Chrisman, Bynum & Johnson, P.C., counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that the Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Chrisman, Bynum & Johnson, P.C. may require and rely upon such certificates of the Company, Parent and Merger Sub and/or their respective officers or principal stockholders as are customary for such opinions.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred a Parent Material Adverse Effect.

     7.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date, and Parent shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

          (b) Parent shall have received a letter of Arthur Andersen LLC, its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, stating that such accountants concur with management's conclusion that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

          (c) Parent shall have received, prior to the effective date of the Registration Statement, the opinion of Thelen Reid & Priest LLP, counsel to Parent and Merger Sub, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that the Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code, and such firm shall have reconfirmed such opinion as of the Closing Date. In rendering such opinion, Thelen Reid & Priest LLP may require and rely upon such certificates of the Company, Parent and Merger Sub and/or their respective officers or principal stockholders as are customary for such opinions.

          (d) The Stock Purchase Plan shall have been terminated and any stock and/or cash distributed thereunder as set forth in Section 3.2(d)(iv).

          (e) From the date of this Agreement through the Effective Time, there shall not have occurred a Company Material Adverse Effect.

                                   ARTICLE 8

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

     8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 2000, or (b) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at the Stockholders' Meeting or any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to paragraph (a) of this Section 8.2, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by December 31, 2000.

     8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in paragraph (a) of Section 7.1, by action of the Company Board, if (a) the Company Board, by majority vote, determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that terminating this Agreement and abandoning the Merger is required by the Company Board's fiduciary duties, or (b) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Parent Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

     8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (a) the Company Board shall have (i) withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger or (ii) recommended an Alternative Proposal to the Company stockholders, or (b) there has been a breach by the Company of any representation or warranty contained in this Agreement that has had or is reasonably likely to have a Company Material Adverse Effect, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

     8.5  Effect of Termination and Abandonment.

     (a) If this Agreement is terminated by the Company or Parent pursuant to
Section 8.2(b), 8.3(a) or 8.4(a), and (x) prior to such termination, a proposal with respect to a Transaction shall have been made, and (y) within two (2) years after such termination, either the Company enters into any agreement with respect to a Transaction whereby any third party shall acquire beneficial ownership of more than 50% of the Company's (i) outstanding shares of voting stock or (ii) assets (measured by fair market value), then the Company shall pay Parent, by wire transfer of immediately available funds, a fee (the "Termination Fee") of Five Million Dollars ($5,000,000) within fifteen (15) business days after the execution of such agreement or the consummation of such acquisition (whichever shall first occur).

     (b) The Company acknowledges that the agreements contained in this Section
8.5 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company, the Company shall reimburse Parent for its costs and expenses (including attorneys' fees) incurred in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate, as then quoted in The Wall Street Journal, from the date the Termination Fee was required to be paid.

     (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except (i) the obligations of the parties set forth in this
Section 8.5 and Section 6.9, (ii) the provisions of Sections 9.3, 9.6, 9.9 and 9.13, and (iii) the Confidentiality Agreement previously executed between the Company and Parent (the "Confidentiality Agreement"). Moreover, in the event of termination of this Agreement pursuant to Section 8.3 or 8.4, nothing herein shall prejudice the ability of the nonbreaching party from seeking damages, after taking into account payment of the Termination Fee, if such fee has been paid, from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the covenants contained in Article 3, Section 6.9, Section 6.14 and this Article 9 shall survive the Merger, but not beyond the extent, if any, specified therein.

     9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

        If to Parent or Merger Sub:

          Advanced Energy Industries, Inc.
          1625 Sharp Point Drive
          Fort Collins, Colorado 80525
          Attn.: Richard P. Beck
          Facsimile: (970) 407-5300

         with copies to:

          Thelen Reid & Priest LLP
          333 West San Carlos Street, 17th Floor
          San Jose, CA 95110-2701
          Attn.: Jay L. Margulies, Esq.
          Facsimile: (408) 287-8040

        If to the Company:

          Engineering Measurements Company
          600 Diagonal Highway
          Longmont, Colorado 80501
          Attn.: Charles E. Miller
          Facsimile: (303) 678-7152

         with copies to:

          Chrisman, Bynum & Johnson, P.C.
          1900 Fifteenth Street
          Boulder, CO 80302
          Attn: G. James Williams, Jr.
          Facsimile: (303) 449-5426

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary (except as provided in Section 6.14), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.4 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     9.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its rules of conflict of laws.

     9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other business entities and vice versa.

     9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.11 Incorporation of Exhibits. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Colorado court, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.14 Knowledge. For purposes of this Agreement, (a) "to the knowledge of the Company" or words of like import shall mean to the knowledge of Charles Miller or William Ringer, and (b) "to the knowledge of Parent" or words of like import shall mean to the knowledge of Douglas Schatz, Richard Beck or Joseph Monkowski.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year set forth in the Preamble hereto.

COMPANY:                                  ENGINEERING MEASUREMENTS
                                          COMPANY

                                          By:    /s/ CHARLES E. MILLER
                                          --------------------------------------

                                          Title: President

MERGER SUB:                               FLOW ACQUISITION CORPORATION

                                          By:    /s/ DOUGLAS S. SCHATZ
                                          --------------------------------------

                                          Title: Chairman of the Board

PARENT:                                   ADVANCED ENERGY INDUSTRIES, INC.

                                          By:    /s/ DOUGLAS S. SCHATZ
                                          --------------------------------------

                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                                                      APPENDIX B

                        OPINION OF QUIST FINANCIAL, INC.

                       [QUIST FINANCIAL, INC. LETTERHEAD]

July 6, 2000

The Board of Directors
Engineering Measurements Company
600 Diagonal Highway
Longmont, CO 80501

Gentlemen:

     Quist Financial, Inc. ("Quist") was retained by the Board of Directors of Engineering Measurements Company ("Company"), a Colorado corporation, to express an opinion as to the fairness from a financial point of view to the Company's shareholders of the Exchange Ratio (as defined below) contemplated by the draft Agreement and Plan of Reorganization (the "Agreement") to be entered into between the Company and Advanced Energy Industries ("AEI"), a Delaware corporation.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, the Company and AEI propose to enter into a business combination (the "Business Combination") in which all of the Company's outstanding shares of common stock and options would be exchanged for shares of AEI common stock. The Exchange Ratio is the number determined by dividing (i) 900,000 by (ii) the total number of (A) outstanding shares of Company common stock plus (B) the outstanding Company options.

     Quist's principal business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for all purposes, including mergers and acquisitions, divestitures, gift and estate taxes, Employee Stock Ownership Plans, corporate and partnership recapitalizations, dissolutions, and other purposes. Quist has had no prior dealings with EMCO, its Board of Directors, or officers.

     In arriving at our opinion, we reviewed a draft of the Agreement, and held discussions with senior officers, directors and other representatives and advisors of the Company and the Chief Financial Officer of AEI concerning the business, operations and prospects of the Company and AEI. We examined publicly available business and financial information relating to the Company and AEI as well as financial forecasts and other information and data for the Company and AEI that were provided to or otherwise discussed with us by the management of the Company, including strategic implications and operational benefits anticipated to result from the Business Combination as projected by the managements of the Company and AEI. We reviewed the financial terms of the Business Combination as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company and AEI capital stock; the historical and projected earnings and other operating data of the Company; projections regarding AEI in analysts' reports, and the historical and projected capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluation the Exchange Ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and AEI. We considered and reviewed earnings projections published by I/B/E/S International, Inc. for AEI and the Company. We also evaluated the pro forma financial impact of the Company's projections upon I/B/E/S International, Inc.'s projected earnings for AEI's. In addition, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available, furnished to us, or discussed with us. We relied upon the assurances of the managements of the Company and AEI that they are not aware of any facts that would make any of the information provided to us inaccurate or misleading. We have further relied upon the assurances of the Company's and AEI's managements that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

     We assumed, with your consent, that the Business Combination will be treated as a tax-free reorganization for U.S. federal income tax purposes and that it qualifies, and will be accounted for, as a "pooling of interests" in accordance with generally accepted accounting principles. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities of the Company or AEI. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or AEI, or any of their respective affiliates is a party or may be subject; and our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters. We have also assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not have adverse effects on the Company or AEI or change the Exchange Ratio. We have assumed that neither the Company nor AEI are party to any material pending transactions, including external financing, recapitalizations, acquisitions or merger discussions, other than the Business Combination or in the ordinary course of business. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Business Combination will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Business Combination contained in the Agreement.

     We were not requested to consider, and our opinion does not address, the relative merits of the Business Combination as compared to any alternative business strategies that might exist for the Company. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio in the Business Combination and does not address the Company's underlying business decision to effect the Business Combination. We are not expressing any opinion as to the likely trading range of AEI's common stock subsequent to the Business Combination. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Events occurring after the date hereof could materially affect assumptions used in preparing this opinion.

     Our opinion expressed herein is provided for the information of the Board of Directors of the Company in its evaluation of the Business Combination and our opinion is not intended to be and does not constitute a recommendation of the Business Combination to the Company or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Business Combination.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.

                                          QUIST FINANCIAL, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                  FORM 10-KSB
                            ------------------------

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934.

                   FOR THE FISCAL YEAR ENDED: APRIL 30, 2000

                                       OR

[ ]  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM ____________ TO ____________ .

                          COMMISSION FILE NO.: 0-9880

                        ENGINEERING MEASUREMENTS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        COLORADO                                                 84-0572936
            (STATE OR OTHER JURISDICTION OF                             (I.R.S. IDENTIFICATION NO.)
             INCORPORATION OR ORGANIZATION)
        600 DIAGONAL HIGHWAY, LONGMONT, COLORADO                                   80501
        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                 (ZIP CODE)

                   ISSUER'S TELEPHONE NUMBER: (303) 651-0550

           SECURITIES REGISTERED UNDER SECTION 12(b) OF THE ACT: NONE

             SECURITIES REGISTERED UNDER SECTION 12(g) OF THE ACT:

                          COMMON STOCK PAR VALUE $.01
                                (TITLE OF CLASS)

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is contained in this form, and no disclosure will be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

     Issuer's revenues for its most recent fiscal year:  $9,234,052.

     The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant as of July 12, 2000 was $41,525,284.

     The number of shares outstanding of Registrant's $.01 par value common stock, as of July 12, 2000 was 4,205,092.

     No documents are incorporated by reference into the text of this report.

     Transitional Small Business Disclosure Format:  Yes [ ]  No [X]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

GENERAL

     Engineering Measurements Company ("EMCO" or the "Company") is a Colorado corporation that was incorporated on January 4, 1967. The Company's executive offices and factory are located at 600 Diagonal Highway, Longmont, Colorado 80501. Its telephone number is (303) 651-0550. The Company has a website at www.emcoflow.com.

     The Company designs, manufactures, and markets electronic and electro-mechanical instruments (flowmeters) for measuring the flow of liquids, steam and gases. The Company operates within the flow measurement devices and systems industry segment (S.I.C. Code No. 3823). The Company generates its revenues from the sales of flowmeter hardware in both foreign and domestic markets. Revenue is also generated through contract electronic printed circuit board assembly. With its 33 years experience in the field of flow measurement, EMCO is able to provide its customers with a family of products capable of measuring almost any kind of fluid or gas flow. While the Company has historically been strongest in energy utility flow measurement (particularly steam metering), it has products capable of measuring most types of process fluids, as well as fuel oils and natural gas. Primarily utilizing a network of distributors and commissioned sales representatives as well as a direct sales force, the Company markets flowmeters worldwide.

     The Company has a marketing agreement with Danfoss A/S, a flowmeter company in Denmark which distributes products in different markets, which was renewed October 6, 1998, and runs for a period of 30 months with a six month renegotiation period. Terms of the agreement with Danfoss A/S allow the Company to be the non-exclusive distributor for Danfoss' MAG and MASS flowmeters in the U.S. industrial market under the "EMCO" label. EMCO features six types of flowmeters capable of handling a broad spectrum of applications (steam, gas and liquid), as well as a large range of line sizes. These flowmeters position the Company to compete on a product level with any flowmeter manufacturer in the world.

PRODUCTS

     The Company has developed and markets a series of products to measure the flow of steam, chilled and hot water, natural gas, compressed gases and other fluids in a pipeline. Also included are products, which support the primary flow measurements, such as pressure and temperature measurements and supporting electronics.

     Sales of flowmeters and related products account for approximately 88% of the total sales for the Company. The Company flowmeter products use two major technologies in its product lines. The sales contribution by each technology as a percent of sales for fiscal years 1999 and 1998 are as follows:

                         TECHNOLOGY                           FY 1999   FY 2000
                         ----------                           -------   -------
Volumetric..................................................    74%       68%
Mass........................................................    26%       20%

     Volumetric technologies include the following products: turbine, vortex shedding, ultrasonic, and positive displacement meters.

     Mass technologies include the following products: electromagnetic, coriolis, flow processors and digital valves. The Company manufactures several series of insertion meters for various applications of steam, liquids and compressed gas measurement. The insertion meters offer customers solutions for metering flows in large size pipes. Each is available with an assortment of options allowing for extremes in flow range, pressure and temperature, with adaptation to various output requirements which provide mass and energy measurement for totalizing or computer input.

     The Company introduced a line of vortex shedding flowmeters in fiscal year 1992. The Vortex PhD has no moving parts, provides high reliability, has low maintenance requirements and is capable of operating with dirty fluids.

     The Company introduced a clamp-on transit time ultrasonic flowmeter in January 2000. This product is a non-intrusive meter, which is attached to the outside of pipes, and is used primarily to measure water, but is capable of measuring other liquids including oil.

     The Company also develops, manufactures and markets a series of positive displacement meters which provide accurate measurements of fluid flow rates. The products' primary applications relate to the measurement of viscous fluids, such as crude oil, as well as applications requiring a high degree of accuracy.

     As a result of the marketing agreement with Danfoss A/S of Denmark, EMCO serves as the non-exclusive distributor for Danfoss' electromagnetic (MAG) flowmeters and coriolis (MASS) flowmeters in the U.S. industrial marketplace. These two Danfoss meters are marketed and distributed under the "EMCO" label in the U.S., establishing EMCO as one of the few companies in the world to offer a complete line of flowmetering technologies.

     Digital valves are digitally actuated control valves providing industry with a unique means of controlling and measuring the flow of fluids. Because of their accuracy and speed of response, these products are capable of providing a high degree of control that cannot easily be matched by other valves. In addition, this product can be configured as a metering valve, thus providing both measurement and control.

     All Company flowmeter products utilize a family of digital flow processors to provide a wide range of measurement processing. The flow processors provide the desired outputs in engineering units, such as gallons, liters, etc., with provisions for computing density, mass flow and enthalpy.

     The Company introduced a commercial vortex shedding water flowmeter in March 1997. This product is marketed into the commercial HVAC, ultra-pure and de-ionized water and landscape/irrigation markets.

     The Company provides contract electronic printed circuit board assembly. These services provided 8% of EMCO's revenues in 1999 and 12% in 2000.

PRODUCT DISTRIBUTION

     The Company primarily uses a network of distributors and commissioned sales representatives, as well as a direct sales force, to market the Company's flowmeters worldwide. The Company utilizes a direct sales force to market its contract electronic printed circuit board assembly services.

COMPETITION

     The Company encounters various levels of competition in its different product lines. The flow products face somewhat less competition when the application is large size steam lines. Here, the product is sold primarily on the basis of quality, performance and return on investment, with little price competition. In smaller sized steam lines, as well as applications where other energy utilities or process fluids are being measured, the Company faces a greater level of competition and price is often a factor. However, no one company is a major force in this market segment.

     The positive displacement meter products encounter direct competition in most of their markets. Two companies, one utilizing the same technology and the other employing a different technological approach, comprise most of the competition. Quality, performance and selling price are all important competitive factors.

     The Company's ultrasonic products are sold into various water markets, and face competition from both comparable and non-comparable technologies. Price can be a factor, but so are reliability and maintenance costs. No one company is a dominant force in this market segment.

     Digital Valve products offer unique performance characteristics as regards to speed, accuracy and direct digital control. Where the application requires these characteristics, the Company experiences no direct competition and price is generally not a factor. In less demanding installations, the Company faces direct competition from the manufacturers of more traditional control valves. In such cases, price does become a competitive factor.

     Contract surface mount technology board assembly faces extensive direct competition for larger production runs. The Company is focusing on the engineering prototype and small production run market niches where the emphasis is on production quality and rapid turn around. In these markets there is generally less competition and price is generally not a factor. No one company is a major force in this market segment.

RAW MATERIALS

     The Company purchases electronic components, printed circuit boards, fabricated sheet metal parts, machined components, raw steel and aluminum, metallic castings, various other materials and electrical energy from various suppliers. These purchased components are generally available and the loss of any one supplier would not have a material adverse impact on the Company's operations.

CUSTOMERS

     In Fiscal Years 1999 and 2000 no single customer accounted for more than 10% of the Company's revenues.

PATENTS

     EMCO has acquired, or is currently pursuing, patent protection on a number of its products. Although management believes that the protection afforded by patenting is generally not important to the success of the Company's flowmeter business, it is believed critical for its upcoming semi-conductor products. Patents are prevalent in the flowmetering and semi-conductor industries and, since the Company has not conducted exhaustive infringement searches on all of its products, it is possible that one or more of its products may infringe upon the patents of others.

     Depending on the product involved, a lawsuit against the Company for patent infringement could result in damages in a material amount being assessed against the Company, which would have an adverse effect on the financial condition of the Company. At this time the Company is not aware of any existing or threatened litigation regarding matters involving the Company and its products.

SEASONAL AND OTHER CONDITIONS

     The Company's sales and production are affected by slight seasonality caused by the Company's emphasis on steam energy measurement. However, the Company's marketing initiatives designed to increase the importance of the Process Control market (a non-seasonal market) if successful, and the growth of the contract printed circuit board assembly services should mitigate against the effect of seasonality in the future. Sales are also affected by the capital budgeting plans of large industrial firms, as well as by other economic and political conditions in the U.S. and internationally.

WORKING CAPITAL REQUIREMENTS

     The Company is not required to carry significant amounts of inventory to meet rapid delivery requirements of customers or to assure itself of a continuous allotment of goods from suppliers. In addition, the Company believes its working capital of approximately $3,432,000 as of April 30, 2000, is adequate to meet its current obligations. Although no assurances can be made, the Company believes it has adequate cash flows from operations to fund future operations and capital expenditure requirements for the next twelve months.

BACKLOG

     At April 30, 2000, the total order backlog was approximately $1,386,000 as compared to $1,290,000 at April 30, 1999. It is anticipated that the entire backlog outstanding at April 30, 2000, will be shipped in the fiscal year ending April 30, 2001.

GOVERNMENT APPROVALS AND REGULATION

     The Company's principal products and services are not subject to government approvals. The Company does not expect any significant effect on its business from existing or probable government regulations. No material portion of the Company's sales is subject to renegotiation of profits or termination of contracts or subcontracts at the election of the government. If the Company's products become subject to government regulation or approval however, it could have a material adverse effect on the Company.

RESEARCH AND DEVELOPMENT

     The Company maintains research and development programs on a continuing basis. Research activities are primarily directed toward flow measurement and control. The Company spent approximately $881,000 for research and development in the fiscal year ending April 30, 2000, and about $790,000 in the fiscal year ending April 30, 1999.

     In 2000, the emphasis of research and development (R&D) was on new product development. There is no assurance that the R&D efforts will result in additional sales for the Company. Management believes that R&D expenses will continue at the current levels in the future due to further new product development and enhancements. The intent of the Company's R&D is twofold: 1) Develop new flowmeter products for industries and applications for which it has not historically provided products, and 2) Continue to lower product cost and improve quality.

EFFECTS OF ENVIRONMENTAL REGULATIONS

     Compliance with present federal, state and local regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment should not have any material adverse effect on the capital expenditures, earnings and competitive position of the Company. The Company does not plan any capital expenditures for environmental control facilities during the current and succeeding fiscal year. If the Company's products, business or operations become subject to such environmental regulations, however, it could have a material adverse effect on the Company's results of operations and competitive position.

EMPLOYEES

     At April 30, 2000, EMCO had 91 full-time employees, of which 8 are employed in administrative duties, 14 in sales, marketing and customer service duties, 8 in R&D and 61 in production. This compares with 86 full-time employees at April 30, 1999. The Company had 2 part time employees at April 30, 2000.

FOREIGN SALES

     In fiscal year 2000, the Company had foreign sales of approximately $2,242,000, or 24.3% of sales, compared to approximately $2,691,000, or 27.8% of sales in fiscal year 1999. The decrease of sales for fiscal year 2000 in Europe is due primarily to lower sales to Danfoss in 2000. The Company experienced a decrease in sales to Asia due to a shift in the product mix to lower cost meters. Other foreign sales are lower due to lower activity overall, rather than sales of a single large project. The breakdown of foreign sales for fiscal years 2000 and 1999, in dollars and percent of total sales are:

                                                            FY 2000               FY 1999
                                                       ------------------    ------------------
Europe...............................................  $1,335,000    14.5%   $1,580,000    16.3%
Asia.................................................     658,000     7.1%      755,000     7.8%
Other................................................     249,000     2.7%      356,000     3.7%

     All foreign sales are exports from domestic operations.

ITEM 2. PROPERTIES

     The Company maintains its executive offices and factory at 600 Diagonal Highway, Longmont, Colorado in a 44,800 square foot brick, concrete and cinder block facility. In Management's opinion, the current executive offices and factory space are more than adequate for the Company's current operations and should provide enough space through Fiscal Year 2001 or later. Management also believes the building is in adequate condition for office and factory use, and will require no substantial improvements through Fiscal Year 2001 or later.

ITEM 3. LEGAL PROCEEDINGS

     Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

MARKET INFORMATION

     The Company's common stock is listed and traded on the NASDAQ National Market (Symbol EMCO). The table below represents the high and low bid prices of the Company's common stock for its two most recent fiscal years. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                                          QUARTERS ENDED IN FISCAL YEAR 2000
                                                          -----------------------------------
                                              07/31/99    10/31/99     01/31/00     04/30/00
                                              --------    ---------    ---------    ---------
High........................................   $6.25        $7.94        $9.50        $8.13
Low.........................................   $4.25        $4.50        $4.75        $5.81

                                                          QUARTERS ENDED IN FISCAL YEAR 1999
                                                          -----------------------------------
                                              07/31/98    10/31/98     01/31/99     04/30/99
                                              --------    ---------    ---------    ---------
High........................................   $6.25        $4.63        $5.03        $5.00
Low.........................................   $4.00        $3.20        $4.00        $4.00

APPROXIMATE NUMBER OF HOLDERS OF COMMON STOCK

     The number of holders of record of the Company's common stock as of July 6, 2000, were 451.

COMPANY DIVIDEND POLICY DISCLOSURE

     The Company has never paid cash dividends on its common stock and currently has no plans to do so in the foreseeable future. However, the Company had a 25% stock dividend in October 1998. As a result, the Company issued an additional 804,189 shares of $.01 par value common stock. The Company has no restrictions on the ability to pay dividends.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain written statements of management of the Company included in this Form 10-KSB and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations and contain certain words such as "anticipate", "believe", "plan", "expect" or similar words. The forward-looking statements included herein and elsewhere are based on current expectations and assumptions about an industry or business and involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward looking statements are dependent on certain risks and uncertainties including among others, a discontinuance of the Danfoss arrangement, lack of market acceptance of new products, research and development efforts which result in no additional sales and the cost and impact of Year 2000 compliance by the Company and its suppliers. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as representation by the Company or any other person that the objectives and plans of the Company will be achieved. The actual results of the Company could differ materially from those anticipated in the forward-looking statements contained herein and elsewhere.

                 DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

LIQUIDITY, CAPITAL RESOURCES AND CASH FLOWS

     Net working capital increased approximately $92,000 during the fiscal year ended April 30, 2000, due primarily to higher income taxes receivable and accounts receivable offset by lower cash and inventories and higher accrued liabilities. The working capital ratio for fiscal year 2000 decreased to 4.2 from 4.4 in the previous fiscal year.

     The Company has a $500,000 revolving line of credit with Wells Fargo Bank West, N.A. through September 30, 2000, collateralized by accounts receivable. The interest rate is at with Wells Fargo Bank West's prime rate. The Company has not drawn against this line of credit as of the date of this Form 10-KSB.

     The Company uses excess cash to invest in high grade securities until the cash is needed for operations. As of April 30, 2000, the Company holds approximately $616,000 in high grade investment securities.

     Cash and cash equivalents decreased approximately $89,000, due to increases in capital expenditures, income taxes receivable, and accounts receivable offset by decreases in inventories. Management believes it has adequate cash to support operations. This belief is supported by positive cash flows from operating activities for fiscal year 2000 of approximately $426,000. The Company will continue to manage cash in order to support operations.

     Net accounts receivable increased by approximately $122,000, due to higher sales volume of approximately $271,000 in the fourth quarter of fiscal year 2000 compared to the previous year. Collections of accounts receivable improved as reflected by the 6.7 day decrease of the Company's Days Sales Outstanding (DSO) to 47.6 days from 54.3 days in fiscal years 2000 and 1999, respectively.

     Short-term investments increased approximately $60,000 during the year ended April 30, 2000. The impact of recording investments at market value decreased the cost by approximately $81,000.

     Inventories decreased approximately $151,000 during the year ended April 30, 2000, which decreased the inventory turn ratio from 1.84 in 1999 to 1.47 in 2000. The lower inventories are mainly due to a shift in product mix from material intensive to labor intensive sales. The decrease in inventory turns in the face of lower inventory levels reflects this change in sales mix.

     Income taxes receivable of approximately $75,000 in fiscal year 2000 has replaced the income taxes payable of approximately $4,000 in fiscal year 1999. The receivable was a result of the taxable loss in fiscal year 2000.

     The Company had a note receivable of $138,920 at April 30, 1999, with an unaffiliated third party to provide financing for the development of a new flowmeter technology. The Company exercised the option to purchase the undivided one-half interest of the developed technology for the balance of the receivable during May 1999. This undivided one-half interest of the developed technology is reflected on the balance sheet within "Other assets" and will be amortized over its expected life.

     Accounts payable increased approximately $11,000 in fiscal year 1999.

     The Company does not have any material commitments for capital expenditures. The Company believes that the proposed capital expenditures can be financed from the Company's cash flow.

     Net working capital and the working capital ratio for the last two fiscal years were:

                                                                   AS OF APRIL 30
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Working capital.............................................  $3,431,886    $3,339,423
Working capital ratio.......................................         4.2           4.4

     Material changes in cash flows are summarized as follows:

                                                                  AS OF APRIL 30
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
Net cash provided by operating activities...................  $ 426,316    $ 546,074
Net cash (used in) investing activities.....................  $(829,361)   $(949,630)
Net cash provided by financing activities...................  $ 314,398    $ 160,566
Net decrease in cash and cash equivalents...................  $ (88,647)   $(242,990)

     Management believes EMCO will enjoy improved results in the future. Although there is no assurance this will occur, management believes is that the Company has a strong foundation upon which to grow. The Company has accomplished the following:

          A. The Company introduced a commercial vortex water flowmeter in March 1997. Sales of this product grew more than 8% in fiscal year 2000. Fiscal year 1999 sales of the water flowmeter increased more than 150%. Management believes sales will grow in fiscal year 2001 since the product was made more rugged in a fiscal year 2000 design change. Increased marketing efforts are being devoted to the water markets.

          B. The Company continues to perform contract electronic printed circuit board assembly. Sales from contract manufacturing in fiscal year 2000 were up more than 40% over the previous fiscal year. Additional sales efforts are being made to increase sales of this service.

          C. The Company introduced a clamp-on transit time ultrasonic flowmeter in January 2000. This non-intrusive meter is attached to the outside of pipes and is used to measure liquids, primarily water, but is capable of measuring other liquids including oil. This product is in the early introductory phase of its product life cycle.

          D. The Company expects to continue R&D activity for new products to be introduced in coming years. There is no assurance that the R&D activity will result in additional sales for the Company. The Company also intends to emphasize value engineering to sustain margin despite increasing price competition.

          E. The Company continues to make improvements in overall production efficiency through increased investments in equipment. The Company is now capable of greater production capacity at little or no increased fixed cost. All equipment purchases were paid from the Company's cash flow.

          F. The Company's balance sheet remains strong. The Company has recently eliminated a poorly performing investment which resulted in a loss on the sale of stock of $119,000 in the year ended April 30, 2000. Interest and dividend income for the year was $55,000.

     There can be no assurance, however, that these accomplishments will result in improved or continued sales of its products or services. Actual results of operations could differ materially from management's expectations.

     Management is not aware of any known trends, events or uncertainties that have had, or are likely to have, an impact on short-term or long-term liquidity of the Company.

RESULTS OF OPERATIONS:

SALES REVENUES

     Sales revenues for the Company decreased approximately $460,000 or 4.8% in fiscal year 2000 as compared to fiscal year 1999. Existing product (Flow) sales were lower in fiscal year 2000, primarily due to reduced sales to a major European customer of approximately $348,000 in fiscal year 2000 as a result of a restructuring of a sales agreement from a headquarters to a local operating unit agreement. Sales were impacted as headquarters inventories were worked down. Lower sales of a niche product of approximately $315,000 were impacted by an OEM customer production problem which was resolved late in the fourth quarter. This decrease in sales was partially offset by increased sales of the new water meter introduced in March 1997, the ultrasonic flowmeter introduced in January 2000 and contract printer circuit board assembly. The Company continues to place a high priority on product quality and customer satisfaction. Management believes this emphasis will have long-term positive impacts on sales. The Company expects to continue to maintain a healthy product development program.

NET INCOME (LOSS)

     In fiscal year 2000, the Company recognized net losses of $138,860, as compared to net income of $196,938 for fiscal year 1999. The loss in 2000 can be attributed to the following:

                                                             2000         1999
                                                           ---------    ---------
Gross margin on sales....................................  3,540,483    3,983,907
Income from operations...................................   (130,600)     113,696
Loss on sale of stock....................................   (119,025)      (6,574)
Other income.............................................     59,504      125,054
Interest expense.........................................       (744)        (266)
Income tax provision/(benefit)...........................    (52,005)      34,972

     The Company's decrease in net income in 2000 is due to the following reasons: The gross margin on sales in 2000 was 38.3% compared to 41.1% in 1999, which is attributable to higher labor and overhead cost, offset by lower material costs. The loss from operations for 2000 was 1.41% of total sales compared to income from operations of 1.17% in 1999. The change from income to loss from operations is due to lower gross margin and increased research and development costs offset by lower sales and marketing and general and administrative expenses. The loss on sale of stock is approximately $112,000 greater in fiscal year 2000 than in 1999 primarily due to the loss on one investment. Other income is approximately $66,000 lower in fiscal year 2000, due in part to shifts in the makeup of the investment portfolio and gains on the disposal of assets in fiscal year 1999. Interest expense was minimal in both years as there was no corporate debt. Income taxes are approximately $87,000 less in fiscal year 2000 due to taxable losses in 2000 compared to taxable income in 1999.

GROSS MARGINS

     Overall gross margins for the past two years are reflected as follows:

                                                              AS OF APRIL 30
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Gross margin................................................   38%      41%

     The decrease in gross margin from 1999 to 2000 was due to higher overhead (.8%) and labor (3.1%) and warranty costs (0.5%) partially offset by lower material (1.7%) costs. Management believes investments made in 2000 will make manufacturing more efficient in the future.

SELLING EXPENSE

     The Company incurred the following selling expenses as a percent of sales:

                                                              AS OF APRIL 30
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Selling expense.............................................   21%      22%

     Selling expense decreased by approximately $224,000 and as a percent to sales. The savings were achieved in part due to a decrease in sales subject to commissions and reduced labor and marketing promotion expenses. In the future, management expects to continue to promote the Company's products through increased electronic (internet) sales activities, advertising in trade journals, telemarketing and trade shows.

GENERAL AND ADMINISTRATIVE

     General and administrative expense for the Company as a percent of sales for the past two years is as follows:

                                                              AS OF APRIL 30
                                                              --------------
                                                              2000     1999
                                                              -----    -----
General and administrative expense..........................    9%      10%

     General and administrative expenses in fiscal year 2000 were slightly lower than the prior year as a percent of sales. Actual expenses were approximately $66,000 lower in fiscal year 2000, primarily due to lower labor. Although no assurances can be made, management intends in the future for general and administrative expenses not to increase as quickly as sales.

RESEARCH AND DEVELOPMENT

     Research and development expense as a percent of the Company's sales over the past two years is:

                                                              AS OF APRIL 30
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Research and development expense............................   10%       8%

     Research and development expenses increased approximately $91,000 in fiscal year 2000, due to higher new product development costs. Management intends in the future to continue product development activities; while continuing to perform value engineering to lower product cost and improve product quality. There is no assurance that the new product development activities will result in additional sales for the Company.

LOSSES ON SALE/EXCHANGE OF STOCK

     The Company recognized losses from the sale of stock, from investments, of approximately $119,000 in fiscal year 2000, compared to losses of approximately $7,000 in fiscal year 1999.

INTEREST RATES

     The Company did not borrow any money in fiscal years 1999 and 2000.

INCOME TAXES

     Income taxes as a percentage of pre-tax income are depicted below:

                                                              AS OF APRIL 30
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Income tax (benefit) expense................................   (27)%    15%

     Please see Note 8 of the Notes to Financial Statements for a discussion of the reasons income taxes have varied.

TRENDS

     Most of the Company's sales (approximately 76%) are generated in the United States. Therefore, the health of the U.S. economy has a significant impact on the Company. However, the Company currently has such a small share of the total market that management believes the Company can continue to grow despite the fluctuations in the domestic economy. While the Company generates approximately 24% of sales internationally, management believes that an improved Asian economy, along with continued sales emphasis in developing nations, could result in increased international sales beyond the current 24% in the near future. Management can make no assurances, however, that the economic and political conditions of the U.S., Asia, Europe and developing countries will result in increased sales in the future.

     The Company has a diverse product mix. Therefore, it is unlikely that any single current competitor could have a decidedly negative impact on EMCO. The Company is able to address a number of different markets with a variety of products and technologies. Therefore, the Company's product market risk is also lower than many companies with less diverse product lines in the flow measurement industry.

     In recent years the Company has developed a new product line for the commercial water market, and also a non-intrusive flowmeter which is attached to the outside of the pipe. The Company is also selling contract manufacturing of electronic printed circuit board assembly services. Revenues for these products and services are increasing rapidly and now account for nearly 25% of the Company's total revenues.

     The Company intends to continue to devote resources to new product development. However, there are no assurances that the new product development costs will result in additional sales for the Company.

     Finally, the Company has no debt. During fiscal year 1999 the Company established a line of credit with Wells Fargo Bank West, N.A. which was renewed in fiscal year 2000. In light of these events, management feels it has reduced its exposure to developments that might impact capital markets and the availability of capital.

     Although it can make no assurances, the Company knows of no events and does not anticipate any events to cause material changes in the revenue/cost relationship in the foreseeable future.

YEAR 2000 COMPLIANCE

     Many computer systems were designed using only two digits to designate years. These systems may not be able to distinguish the Year 2000 from the Year 1900 (commonly known as the "Year 2000 Problem"). The Company replaced its inventory and financial software in fiscal year 1998 with a system, which is Year 2000 compliant. The Company evaluated its other internal-use software and hardware for Year 2000 compliance, and implemented a plan to replace all non-compliant items either through upgrade or replacement. The cost of these upgrades/replacements was approximately $50,000.

     The Company's products do not use time/date logic for internal sequencing or calculation, and therefore the Company believes its products are Year 2000 compliant.

     To date, any impacts of the Year 2000 Problem have been minimal and dealt with as they appear.

ITEM 8. FINANCIAL STATEMENTS

     The following financial statements of Engineering Measurements Company are found on Pages 15 through 29.

                                                                PAGE
                                                              --------
Report of Independent Certified Public Accountants..........        14
Balance Sheets -- April 30, 2000 and 1999...................     15,16
Statements of Operations -- Years Ended April 30, 2000, and
  1999......................................................        17
Statements of Cash Flows -- Years Ended April 30, 2000, and
  1999......................................................        18
Statements of Changes in Stockholders' Equity -- Years Ended
  April 30, 2000, and 1999..................................        19
Notes to Financial Statements...............................   20 - 28

                             REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Engineering Measurements Company

     We have audited the accompanying balance sheets of Engineering Measurements Company, a Colorado corporation as of April 30, 2000 and 1999, and the related statements of operations (and comprehensive operations), stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Engineering Measurements Company as of April 30, 2000 and 1999, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          GRANT THORNTON LLP

Denver, Colorado
June 15, 2000 (except for Note 14,
  as to which the date is July 6, 2000)

                        ENGINEERING MEASUREMENTS COMPANY

                                 BALANCE SHEETS

                                     ASSETS

                                                              APRIL 30, 2000   APRIL 30, 1999
                                                              --------------   --------------
Current assets:
  Cash and cash equivalents.................................   $   609,050      $   697,697
  Accounts receivable, net of allowance for doubtful
    accounts and allowance for sales returns of $78,927 at
    April 30, 2000 and $75,990 at April 30, 1999............     1,219,365        1,097,330
  Short-term investments....................................       615,793          556,288
  Inventories...............................................     1,516,251        1,667,011
  Prepaid expenses..........................................        89,439           31,757
  Income taxes receivable...................................        75,000                0
  Deferred income taxes.....................................       382,551          260,649
                                                               -----------      -----------
    Total current assets....................................     4,507,449        4,310,732
                                                               -----------      -----------
Property and equipment, at cost:
  Land......................................................       568,940          568,940
  Building and improvements.................................     1,689,824        1,624,950
  Vehicles..................................................        22,196           22,196
  Machinery and equipment...................................     4,268,002        4,099,524
  Office furniture and fixtures.............................     1,223,750        1,301,489
                                                               -----------      -----------
                                                                 7,772,712        7,617,099
  Less accumulated depreciation.............................    (4,811,402)      (4,725,996)
                                                               -----------      -----------
  Net property and equipment................................     2,961,310        2,891,103
                                                               -----------      -----------
Other assets
Note receivable.............................................             0          138,920
  Other assets, net of amortization of $133,282 at April 30,
    2000 and $99,306 at April 30, 1999......................       298,488          132,351
                                                               -----------      -----------
    Total other assets......................................       298,488          271,271
                                                               -----------      -----------
    TOTAL ASSETS............................................   $ 7,767,247      $ 7,473,106
                                                               ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   332,161      $   320,853
  Accrued compensation......................................       301,513          278,238
  Accrued liabilities.......................................       441,889          372,218
                                                               -----------      -----------
    Total current liabilities...............................     1,075,563          971,309
                                                               -----------      -----------
Long-term liabilities:
  Deferred income taxes.....................................       244,400          220,500
                                                               -----------      -----------
    Total long-term liabilities.............................       244,400          220,500
                                                               -----------      -----------
Stockholders' equity:
  Common stock, $.01 par value;
    15,000,000 shares authorized at April 30, 2000,
    5,000,000 shares authorized at April 30, 1999; 4,321,006
    shares issued at April 30, 2000, 4,232,774 shares issued
    at April 30, 1999, 4,125,259 shares outstanding at April
    30, 2000, 4,042,374 shares outstanding at April 30,
    1999,...................................................        43,210           42,328
  Capital in excess of par value............................     3,001,606        2,650,332
  Unrealized holding losses (net of taxes)..................       (49,262)         (38,711)
  Retained earnings.........................................     4,118,187        4,257,047
  Treasury stock at cost; 195,747 shares at April 30, 2000,
    and 190,400 at April 30, 1999...........................      (666,457)        (629,699)
                                                               -----------      -----------
    Total stockholders' equity..............................     6,447,284        6,281,297
                                                               -----------      -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........   $ 7,767,247      $ 7,473,106
                                                               ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                        ENGINEERING MEASUREMENTS COMPANY

             STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

                                                                TWELVE MONTHS ENDED
                                                                     APRIL 30,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Sales.......................................................  $9,234,052    $9,694,913
Cost of sales...............................................   5,693,569     5,711,006
                                                              ----------    ----------
Gross margin on sales.......................................   3,540,483     3,983,907
                                                              ----------    ----------
Operating expenses:
  Selling...................................................   1,917,928     2,142,086
  General and administrative................................     872,223       937,873
  Research and development..................................     880,932       790,252
                                                              ----------    ----------
Total operating expenses....................................   3,671,083     3,870,211
                                                              ----------    ----------
Income(loss) from operations................................    (130,600)      113,696
                                                              ----------    ----------
Other income/(expense):
  Loss on sale of stock.....................................    (119,025)       (6,574)
  Interest expense..........................................        (744)         (266)
  Interest and dividend income..............................      54,697        93,237
  Other income..............................................       4,807        31,817
                                                              ----------    ----------
Total other income/(expense)................................     (60,265)      118,214
Income/(loss) before income taxes...........................    (190,865)      231,910
Income tax provision/(benefit)..............................     (52,005)       34,972
                                                              ----------    ----------
Net income/(loss)...........................................  $ (138,860)   $  196,938
                                                              ==========    ==========
Other comprehensive income (loss)
  Unrealized holding loss...................................     (10,551)      (12,441)
  Tax benefit of stock option exercise......................      93,400             0
                                                              ----------    ----------
Comprehensive income (loss).................................     (56,011)      184,497
                                                              ==========    ==========
Net earnings/(loss) per share...............................  $    (0.03)   $     0.05
Net earnings/(loss) per share on a fully diluted basis......  $    (0.03)   $     0.05
                                                              ==========    ==========
Weighted average number of shares outstanding...............   4,082,890     4,021,729
                                                              ==========    ==========

     The accompanying notes are an integral part of these financial statements.

                        ENGINEERING MEASUREMENTS COMPANY

                            STATEMENTS OF CASH FLOWS
                          INCREASE/(DECREASE) IN CASH

                                                              TWELVE MONTHS ENDED APRIL 30,
                                                              ------------------------------
                                                                  2000             1999
                                                              ------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $(138,860)      $   196,938
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................     541,450           479,642
     Deferred tax provision/(benefit).......................     (98,002)           10,700
     Provision for doubtful accounts/(recovery).............       2,936           (12,223)
     Loss on sales of investments...........................     119,025             6,574
     (Gain)/Loss on disposal of assets......................       1,406            (9,600)
     Stock compensation.....................................       1,000             3,000
  Changes in assets and liabilities --
     Receivables............................................    (124,971)          329,349
     Inventories............................................     150,760          (429,960)
     Income taxes receivable and prepaid expenses...........    (132,682)           43,132
     Accounts payable and accrued liabilities...............     104,254           (71,478)
                                                               ---------       -----------
Net cash provided by operating activities...................     426,316           546,074
                                                               ---------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net.................................    (579,848)         (834,604)
  Expenditures for intangible assets........................     (62,993)           (6,295)
  Proceeds from/(expenditures for) note receivable..........       1,800           (92,155)
  Investment purchases......................................    (657,498)       (1,277,561)
  Proceeds from sale of investments.........................     468,417         1,251,385
  Proceeds from sale of fixed assets........................         761             9,600
                                                               ---------       -----------
Net cash used in investing activities.......................    (829,361)         (949,630)
                                                               ---------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock................................     (36,758)               --
  Proceeds from exercise of stock options...................     351,156           160,566
                                                               ---------       -----------
Net cash provided by financing activities...................     314,398           160,566
                                                               ---------       -----------
Net decrease in cash and cash equivalents...................     (88,647)         (242,990)
Cash and cash equivalents at beginning of period............     697,697           940,687
                                                               ---------       -----------
       Cash and cash equivalents at end of period...........   $ 609,050       $   697,697
                                                               =========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during period for --
     Interest...............................................   $     744       $       266
     Income taxes...........................................      24,633             3,428
SUPPLEMENTAL DISCLOSURE FOR NON CASH ITEMS:
  Stock Compensation........................................   $   1,000       $     3,000

   The accompanying notes are an integral part of these financial statements.

                        ENGINEERING MEASUREMENTS COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                     COMMON STOCK        CAPITAL IN   UNREALIZED
                                 ---------------------   EXCESS OF     HOLDING      RETAINED    TREASURY
                                  SHARES     PAR VALUE   PAR VALUE      LOSSES      EARNINGS      STOCK
                                 ---------   ---------   ----------   ----------   ----------   ---------
Balance at April 30, 1998......  4,172,599    $41,726    $2,487,368    $(26,270)   $4,060,109   $(629,699)
  Net income...................                                                       196,938
  Stock Options Exercised......     59,538        596       159,970
  Stock Compensation...........        637          6         2,994
Unrealized holding (losses)....                                         (12,441)
                                 ---------    -------    ----------    --------    ----------   ---------
Balance at April 30, 1999......  4,232,774    $42,328    $2,650,332    $(38,711)   $4,257,047   $(629,699)
  Net income...................                                                      (138,860)
  Treasury Stock...............                                                                   (36,758)
  Employee Stock Purchase
     Plan......................      4,495         45        20,606
  Stock Options Exercised......     83,519        835       329,670
  Stock Compensation...........        218          2           998
Unrealized holding (losses)....                                         (10,551)
                                 ---------    -------    ----------    --------    ----------   ---------
Balance at April 30, 2000......  4,321,006    $43,210    $3,001,606    $(49,262)   $4,118,187   $(666,457)
                                 =========    =======    ==========    ========    ==========   =========

   The accompanying notes are an integral part of these financial statements.

                        ENGINEERING MEASUREMENTS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     Engineering Measurements Company (EMCO or the Company) designs, manufactures, and markets electronic and electro-mechanical instruments (flowmeters) for measuring the flow of liquids, steam and gases. The Company sells products for energy utility flow measurement (particularly steam metering), and it also has products capable of measuring most types of process fluids, as well as fuel oils and natural gas. Utilizing a network of distributors and commissioned sales representatives, the Company markets flowmeters worldwide. (See Note 8 to the Financial Statements). The Company also markets contract electronics manufacturing services through its direct sales force to businesses in northern Colorado. (See Note 9 to the Financial Statements).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories

     Inventories are stated at the lower of cost or market determined by the first-in, first-out method.

     Investments

     Investments in debt and qualifying equity securities are classified as either held-to-maturity, trading or available-for-sale. Held-to-maturity investments are debt securities that the Company has the positive intent and ability to hold to maturity. These investments are recorded at amortized cost. Debt and equity securities purchased for the purpose of resale in the near term are classified as trading investments and are recorded at fair value. Unrealized gains or losses on these investments are included in earnings of the current period. Other debt and equity securities that are not categorized as held-to-maturity or trading are classified as available-for-sale and reported at fair value. Unrealized gains or losses on these securities are reported as a separate component of stockholders' equity, net of applicable income tax expense or benefit. All of the debt and qualifying equity securities of the Company are considered available-for-sale.

     Revenue Recognition

     Revenue from manufactured products is recognized at the time of shipment to the customer. Service revenue is recognized at the time of shipment of goods or delivery of services to the customer. The sale price is fixed at the time of shipment or delivery of the service and all risks transfer to the customer at that point. Commissioned sales representatives do not stock product. Returns, exchanges and restock charges have historically been insignificant.

     Depreciation and Amortization

     Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives listed below. Patents, product safety approvals and purchased technology are amortized on a straight-line basis over the periods listed below:

Building and improvements...................................  10 - 25 years
Vehicles....................................................    3 - 8 years
Machinery and equipment.....................................   5 - 10 years
Office furniture and fixtures...............................    4 - 8 years
Patents.....................................................   5 - 17 years
Product Safety Approvals....................................    5 - 6 years
Purchased Technology........................................        5 years

                        ENGINEERING MEASUREMENTS COMPANY

     Warranty

     An estimated liability for warranty costs, based on management's estimate of future warranty costs, is recorded in the year in which sales are made.

     Earnings Per Share

     Primary earnings per share are based on the weighted average number of shares outstanding during the year. Diluted earnings per share are based on the assumption that all diluted potential common shares are dilutive stock options that were converted at the beginning of the year.

     The Company's common stock was split five-for-four in the form of a stock dividend in October 1998. All shares, stock option data, and earnings per share amounts have been restated to give effect to this stock dividend.

                                                                FOR THE YEAR ENDED APRIL 30, 2000
                                                             ---------------------------------------
                                                               INCOME         SHARES       PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
Net (Loss).................................................   $(138,860)
                                                             ===========
BASIC EPS
Net Income available to common stockholders................   $(138,860)     4,082,890      $(0.03)
EFFECT OF DILUTIVE SECURITIES
Options....................................................          --        124,690
                                                              ---------      ---------      ------
DILUTED EPS................................................   $(138,860)     4,207,580      $(0.03)
                                                              =========      =========      ======

                                                                FOR THE YEAR ENDED APRIL 30, 1999
                                                             ---------------------------------------
                                                               INCOME         SHARES       PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
Net Income.................................................   $196,938
                                                             ===========
BASIC EPS
Net Income available to common stockholders................   $196,938       4,021,729       $0.05
EFFECT OF DILUTIVE SECURITIES
Options....................................................         --          80,832
DILUTED EPS
                                                              --------       ---------       -----
Income available to stockholders plus assumed
  conversions..............................................   $196,938       4,102,561       $0.05
                                                              ========       =========       =====

     Cash Equivalents

     For purpose of the statements of cash flows, the Company considers all highly liquid cash investments with original maturity dates of three months or less to be cash equivalents.

     Reclassifications

     Certain reclassifications have been made to conform prior year's information with the current year presentation.

     Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the

                        ENGINEERING MEASUREMENTS COMPANY
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Comprehensive Income

     The Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components.

3. INVESTMENTS

     The Company classifies debt and equity securities as available-for-sale securities. Available-for-sale securities are measured at fair value, with net unrealized gains and losses reported in equity.

     The amortized cost, unrealized gains and losses, and fair values of the Company's available-for-sale securities held at April 30, 1999 and 2000 are amortized as follows:

                                            GROSS        GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED
                                            COST         GAINS         LOSSES      FAIR VALUE
                                          ---------    ----------    ----------    ----------
Available-for-sale securities
  Equity securities.....................  $387,004       $1,134       $32,031       $356,107
  Debt securities.......................   232,744           --        32,563        200,181
                                          --------       ------       -------       --------
April 30, 1999..........................  $619,748       $1,134       $64,594       $556,288
                                          ========       ======       =======       ========
Available-for-sale securities
  Equity securities.....................  $328,777       $    0       $47,836       $280,941
  Debt securities.......................   367,775          610       $33,533        334,852
                                          --------       ------       -------       --------
April 30, 2000..........................  $696,552       $  610       $81,369       $615,793
                                          ========       ======       =======       ========

     The following table lists the maturities of debt securities held at April 30, 2000, classified as available-for sale:

                                                              ESTIMATED
                                                              AMORTIZED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
Due in one year or less.....................................  $257,877      $258,485
Due after one year through five years.......................   109,898        76,367
                                                              --------      --------
                                                              $367,775      $334,852
                                                              ========      ========

     Proceeds on sales of securities classified as available-for-sale were $461,670 in fiscal year 2000, compared to $1,251,385 in fiscal year 1999. Gains of $29,763 and losses of $148,788 were realized on these sales for 2000, and $48,810 in gains and $55,384 of losses for 1999. The Company uses the specific identification method to determine cost of securities sold.

                        ENGINEERING MEASUREMENTS COMPANY

4. INVENTORIES

     Inventories are as follows:

                                                                      APRIL 30
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Raw material and work-in-process............................  $1,201,216    $1,263,617
Finished goods..............................................     315,035       403,394
                                                              ----------    ----------
                                                              $1,516,251    $1,667,011
                                                              ==========    ==========

5. NOTE RECEIVABLE

     At April 30, 1999, the Company had a note receivable of $138,920 with an unaffiliated third party to provide financing in the development of a new flowmeter technology. The note had a 6% interest rate and was payable upon demand or upon termination of the loan agreement. The Company exercised the option to purchase the undivided one-half interest of the developed technology for the balance of the receivable in May, 1999.

6. SHORT-TERM DEBT

     The Company signed a line of credit for up to $500,000 with Wells Fargo Bank West, N.A., secured by accounts receivable on October 27, 1998. The line of credit matured on September 30, 1999, at which time the agreement was renewed. The new maturity date is September 30, 2000, and has an interest rate of 9.00%, equal to Wells Fargo Bank's prime rate. The Company has not utilized the line of credit.

7. INCOME TAXES

     The Company accounts for income taxes under the liability method. Deferred taxes are provided based upon the tax rate at which items of income and expense are expected to be settled in the Company's tax return.

                        ENGINEERING MEASUREMENTS COMPANY

     The following is a summary of the provision (benefit) for income taxes:

                                                              YEAR ENDED APRIL 30
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Current provision (benefit)
  Federal...................................................  $ 40,097    $21,292
  State.....................................................     5,900      2,980
                                                              --------    -------
                                                              $ 45,997*   $24,272
                                                              ========    =======
Deferred provision (benefit)
  Federal...................................................  $(85,442)   $ 9,180
  State.....................................................   (12,560)     1,520
                                                              --------    -------
                                                              $(98,002)   $10,700
                                                              ========    =======
Total provision (benefit)
  Federal...................................................  $(45,345)   $30,472
  State.....................................................    (6,660)     4,500
                                                              --------    -------
                                                              $(52,005)   $34,972
                                                              ========    =======

-------------------------
* Current provision does not include the benefit of the tax effect related to the exercise of stock options.

     The provision for income taxes differs from the amount determined by applying the statutory rate to income before taxes, due to the following reasons:

                                                              YEAR ENDED APRIL 30
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
Income taxes at statutory rate..............................  $(72,500)   $88,100
Permanent tax differences...................................     4,700    (21,500)
Change in estimate of prior year accrual....................    11,863    (29,321)
Other.......................................................     3,932     (2,307)
                                                              --------    -------
Income tax expense(benefit).................................  $(52,005)   $34,972
                                                              ========    =======

     Components of deferred tax assets and liabilities:

                                                                   APRIL 30,
                                                              --------------------
                                                                1999        1999
                                                              --------    --------
Assets
  Reserve for bad debt......................................  $ 31,000    $ 30,000
  Inventory cost capitalization.............................    15,000       9,000
  Reserve for obsolete inventory............................    68,000      75,000
  Book basis of stock less than tax basis...................    81,000      35,000
  Investments stated at market..............................    31,000      25,000
  Reserve for warranty costs................................    18,000      21,000
  Vacation accrual..........................................    50,000      47,000
  Net operating loss carry forward..........................    72,000           0
  Other.....................................................    16,551      18,649
                                                              --------    --------
                                                              $382,551    $260,649
Liabilities
  Accelerated depreciation..................................  (244,400)   (220,500)
                                                              --------    --------
  Net Asset.................................................  $138,151    $ 40,149
                                                              ========    ========

                        ENGINEERING MEASUREMENTS COMPANY

     Included in the Company's balance sheets as follows:

                                                                   APRIL 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Current assets..............................................  $382,551    $260,649
Long-term liabilities.......................................  (244,400)   (220,500)
                                                              --------    --------
  Net Asset.................................................  $138,151    $ 40,149
                                                              ========    ========

8. FOREIGN SALES

     The Company had foreign sales of 24.3% and 27.8% of total sales in the fiscal years ended April 30, 2000 and 1999, respectively. The breakdown of foreign sales for fiscal years 2000 and 1999, in dollars and percent of total sales are:

                                                         YEAR ENDED APRIL 30,
                                               ----------------------------------------
                                                      2000                  1999
                                               ------------------    ------------------
Europe.......................................  $1,335,000    14.5%   $1,580,000    16.3%
Asia.........................................     658,000     7.1%      755,000     7.8%
Other........................................     249,000     2.7%      356,000     3.7%

9. SEGMENT INFORMATION

     EMCO's core business has been, and continues to be, in the manufacture of flow measurement devices and systems segment, SIC Code No. 3823. In the past, EMCO has reported all of its operations in this segment. Effective with the filing of the Company's 10-QSB for the period ending October 31, 1999, EMCO adopted SFAS 131 related to reporting for segments of the business. EMCO's contract electronics manufacturing (CEM) division, operating under the trade name Advanced Technology Group (ATG), comes within the definition of SIC Code No. 3672. ATG sales (all domestic) for the period ending April 30, 2000, exceeded 10% of the total Company's sales which triggered the requirement to report information by segments.

     The information reported below is similar to information used by the management and directors of the Company to assess the performance of the operating segments and/or to allocate resources to those segments. This information is based upon the Company's books, contains no inter-segment revenues and utilizes estimated allocations of expenses and assets. Segment profits (losses) are computed at the same level as income from operations on the Statements of Operations and Comprehensive Operations. Segment assets for ATG are for directly purchased long term equipment and do not reflect any allocation of the building or other assets such as cash, accounts receivable or inventory.

                                                  FY 2000                                 FY 1999
                                   -------------------------------------   -------------------------------------
                                                 CONTRACT                                CONTRACT
                                     FLOW       ELECTRONICS                  FLOW       ELECTRONICS
                                   PRODUCTS    MANUFACTURING    TOTALS     PRODUCTS    MANUFACTURING    TOTALS
                                   ---------   -------------   ---------   ---------   -------------   ---------
Twelve Months Ended April 30:
  Revenues.......................  8,096,555     1,137,497     9,234,052   8,892,756      802,157      9,694,913
  Depreciation and
     amortization................    396,357       145,093       541,450     378,880      100,762        479,642
  Segment profits (losses).......   (197,989)       67,389      (130,600)     38,854       74,842        113,696
  Segment assets.................  7,296,172       471,075     7,767,247   6,942,166      530,940      7,473,106
  Expenditures for segment
     assets......................    476,563       103,285       579,848     417,233      417,371        834,604

                        ENGINEERING MEASUREMENTS COMPANY

10. STOCK OPTION PLANS

     The 1991 Nonemployee Director Stock Plan authorized 200,000 shares, while the 1991 Incentive Plan authorized 600,000 shares. During fiscal year 1998, EMCO terminated the 1991 Nonemployee and Incentive Plans and adopted a new plan, the 1997 Incentive Plan with 625,000 shares authorized. The Company issued options for 127,000 shares under the plan in fiscal year 2000 and 164,375 shares in fiscal year 1999.

     A summary of stock option transactions follows:

                                                         2000                         1999
                                               -------------------------    -------------------------
                                                             WEIGHTED                     WEIGHTED
                                                             AVERAGE                      AVERAGE
                                               SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                               -------    --------------    -------    --------------
Options outstanding May 1,...................  295,182       $  3.55        246,595       $  2.86
Granted......................................  127,000       $  5.42        164,375       $  4.00
Canceled.....................................     (625)      $  4.80        (56,250)      $  2.72
Exercised....................................  (83,519)      $  2.84        (59,538)      $  2.70
                                               -------                      -------
Options outstanding April 30,................  338,038       $  4.43        295,182       $  3.55
                                               =======                      =======

     Weighted average fair value of options granted during the year ended April 30, 2000 and April 30, 1999 is $ 3.07 and $ 2.34 per share respectively.

     The following information applies to options outstanding at April 30, 2000:

                                               OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                  ---------------------------------------------    -----------------------------
                                                   WEIGHTED
                                                   AVERAGE          WEIGHTED
                                                  REMAINING         AVERAGE                          WEIGHTED
            RANGE OF                NUMBER       CONTRACTUAL        EXERCISE         NUMBER          AVERAGE
        EXERCISE PRICES           OUTSTANDING    LIFE (YEARS)        PRICE         EXERCISABLE    EXERCISE PRICE
        ---------------           -----------    ------------    --------------    -----------    --------------
$2.00 - $2.99...................     58,125          1.40            $2.68            58,125          $2.68
$3.00 - $4.49...................     84,188          2.23            $3.90            46,688          $3.85
$4.50 - $6.74...................    179,725          8.18            $5.11           174 725          $5.08
$6.75 - $10.12..................     16,000          9.80            $7.50            16,000          $7.50
                                    -------                                          -------
                                    338,038                                          295,538
                                    =======                                          =======

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

                        ENGINEERING MEASUREMENTS COMPANY

     Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net earnings(loss) and earnings(loss) per share would have been:

                                                                2000         1999
                                                              ---------    --------
Net income (loss)
  As reported...............................................   (138,860)    196,938
  Pro forma -- net of deferred tax benefit..................   (442,524)     81,520
Primary earnings (loss) per share
  As reported...............................................  $   (0.03)   $   0.05
  Pro forma.................................................  $   (0.11)   $   0.02

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before the fiscal year ended April 30, 1996. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2000 and 1999:

Expected life (years).......................................     5.741
Risk-free interest rate.....................................     6.037%
Volatility..................................................    50.000%

     The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

11. EMPLOYEE STOCK PURCHASE PLAN

     Shareholders approved the 1998 Employee Stock Purchase Plan in October 1998. The plan provides for eight semi-annual offering periods with an aggregate of 187,500 shares of the Company's common stock. Eligible employees include those having at least two years of continuous service at the beginning of the offering period, who work at least 20 hours per week, are not 5% or greater shareholders, and who earn less that $80,000 per year in annual base salary. Employees may elect to have up to 10% of their regular base salary withheld for the purchase of shares of the Company's common stock subject to limits of a maximum of 500 shares or $25,000 worth of Common Stock per year. The Company grants each participant an option to purchase on the last day of the six month offering period the number of full shares of Common Stock as their payroll deductions for that period will allow at the Option price for the period. The option price for any period is ordinarily the lesser of 85% of the closing price of the stock on the first or last day of the offering period or the nearest prior day on which trading occurred. The first offering period began January 1, 1999. Employees purchased a total of 4,495 shares in the offering periods ending June 30, 1999, and December 31, 1999.

12. EMPLOYEE BENEFIT PLAN

     The Company implemented a 401(k) Retirement Plan in July 1993. Employees may join the plan after one year of service, providing they are 21 years or older. The Company has a 5 year vesting schedule on the plan. The Company match for the fiscal years ending 2000 and 1999 was $21,925 and $22,360, respectively.

                        ENGINEERING MEASUREMENTS COMPANY

13. FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     Estimated fair value of financial instruments held for purposes other than trading are as follows as of April 30:

                                                          2000                    1999
                                                  --------------------    --------------------
                                                  CARRYING      FAIR      CARRYING      FAIR
                                                   VALUE       VALUE       VALUE       VALUE
                                                  --------    --------    --------    --------
Cash and cash equivalents.......................  $609,050    $609,050    $697,697    $697,697
Short-term investments..........................   615,793     615,793     556,288     556,288
Note receivable.................................         0           0     138,920     138,920

     The following methods and assumptions were used to estimate the fair market value of each class of financial instruments for which it is practicable to estimate that value.

     Cash, Cash Equivalents, and Note Receivable

     The carrying amount approximates fair value because of the short maturity of those instruments.

14. SUBSEQUENT EVENT

     On July 6, 2000, the Company's Board of Directors voted unanimously to sign a definitive agreement to enter into a merger to be accounted for as a pooling of interests with Advanced Energy Industries, Inc., a Delaware corporation headquartered in Fort Collins, Colorado. Under the terms of the agreement, all of EMCO's outstanding common stock as of the effective date of the merger will be exchanged for shares of Advanced Energy Industries, Inc. common stock based upon an exchange ratio. The exchange ratio is determined by dividing 900,000 by the sum of EMCO's outstanding shares plus outstanding options as of the closing of the transaction. It is intended that this merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended for federal income tax purposes.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                                    PART III

ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

     The following table sets forth the name and age of each Director and Executive Officer of the Company, indicating all positions and offices with the Company presently held by him, and the period during which he has served as such:

                                      YEAR
                                   ELECTED AS
                                   DIRECTOR OR    POSITION, DATE FIRST HELD AND PRINCIPAL OCCUPATION
NAME OF DIRECTOR OR OFFICER  AGE     OFFICER                    (FOR PAST FIVE YEARS)
---------------------------  ---   -----------   ----------------------------------------------------
Charles E. Miller..........  62       1967       Chief Executive Officer, President, Director and
                                                 Chairman of the Board, previously President from
                                                 1967 to 1987; Member of the Board of Director Option
                                                 Committee.
Saeid Hosseini.............  37       1995       Vice President of Sales and Marketing. Previously
                                                 National Sales Manager, Product Line Manager, and
                                                 Manager of Applications Engineering. Employed by the
                                                 Company for more than five years prior to this
                                                 report.
Ken Teegardin..............  38       1997       Vice President of Operations. Previously Director of
                                                 Manufacturing since February 1995. Employed in a
                                                 manufacturing management capacity at Johnson
                                                 Yokogawa Corporation, Newnan, Georgia, which is not
                                                 an affiliate of the Company, for more than five
                                                 years prior to the date of this report. Mr.
                                                 Teegardin resigned effective June 23, 2000.
William A. Ringer..........  66       1978       Director, Member of the Audit and Compensation
                                                 Committees; Former President of Granville Phillips
                                                 Company, Boulder, Colorado, which is not an
                                                 affiliate of the Company. Employed by Granville
                                                 Phillips in an executive capacity for more than five
                                                 years prior to the date of this report.
Thomas G. Miller...........  53       1995       Director, Member of the Incentive Plan and
                                                 Compensation Committees; CEO and physician of
                                                 College Park Family Care Center of Overland Park,
                                                 Kansas, which is not an affiliate of the Company.
                                                 Employed by College Park Family Care Center in an
                                                 executive capacity for more than five years prior to
                                                 the date of this report.
Walter Kluck...............  72       1995       Director, Member of the Audit, Compensation, and
                                                 Incentive Plan Committees; CEO of Industrial
                                                 Representatives, Inc. of Clifton, New Jersey, which
                                                 is not an affiliate of the Company. Employed by
                                                 Industrial Representatives, Inc. in an executive
                                                 capacity for more than five years prior to the date
                                                 of this report.

                                      YEAR
                                   ELECTED AS
                                   DIRECTOR OR    POSITION, DATE FIRST HELD AND PRINCIPAL OCCUPATION
NAME OF DIRECTOR OR OFFICER  AGE     OFFICER                    (FOR PAST FIVE YEARS)
---------------------------  ---   -----------   ----------------------------------------------------
Trung T. Doan..............  41       2000       Director, Member of the Audit Committee. Vice
                                                 President of Process Development at Micron
                                                 Technology, Inc., Boise, Idaho, which is not an
                                                 affiliate of the Company. Director of Nutool
                                                 Corporation, Santa Clara, California, which is not
                                                 an affiliate of the Company. Employed by Micron
                                                 Technology, Inc. in an executive capacity for more
                                                 than five years prior to the date of this report.

     The Board of Directors has standing Audit, Compensation, and Incentive Plan Committees. Mr. Ringer, Mr. Kluck and Mr. Doan constitute the members of the Audit Committee, and Messrs. Thomas Miller, Ringer, and Kluck serve on the Compensation Committee. Mr. Kluck and Mr. Thomas Miller serve on the Incentive Plan Committee. The Audit Committee reviews financial statements. The Audit Committee met once during the fiscal year ending April 30, 2000. The Compensation Committee meets informally as required to recommend to the Board of Directors the compensation to be paid to the officers of the Company and to recommend to the Board of Directors any other profit sharing and bonus issues that may come before the Board of Directors. The entire Board of Directors administers the Incentive Plan. Incentive Plan Committee and the Board of Director Option Committee make recommendations regarding the Incentive Plan. Such Committees did not meet formally during the last fiscal year.

     The Board of Directors held five meetings during the fiscal year ending April 30, 2000. All Directors attended all meetings of the Board of Directors and all committees on which they serve.

     All Directors hold office until the next annual meeting of the shareholders of the Company or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors and are elected annually.

     None of the Directors have been involved in any litigation or bankruptcy during the past five years.

     Charles E. Miller, Thomas G. Miller and David S. Miller are brothers. David Miller is one of the Company's investment brokers.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with the copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

ITEM 10. EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation awarded to, earned by, or paid to the Company's Chief Executive Officer for services in all capacities to the Company during the fiscal year ended April 30, 2000. There were no other executive officers of the Company who earned $100,000 or more during fiscal year 2000.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                            ------------------------------------------------
                                                                                AWARDS             PAYOUTS
                                                                        -----------------------   ----------
                                                               (E)                      (G)                       (I)
                                  ANNUAL COMPENSATION         OTHER        (F)       SECURITIES                   ALL
            (A)               ---------------------------    ANNUAL     RESTRICTED   UNDERLYING      (H)         OTHER
          NAME AND            (B)       (C)        (D)       COMPEN-      STOCK       OPTIONS/       LTIP       COMPEN-
     PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)   SATION($)   AWARDS($)     SAR'S(#)    PAYOUTS($)   SATION($)
     ------------------       ----   ---------   --------   ---------   ----------   ----------   ----------   ---------
Charles E. Miller,..........  1998   $135,000       $0       $67,500        0            0            0         $1,350
  CEO and Chairman            1999   $135,000       $0             0        0            0            0         $1,350
  of the Board                2000   $135,000       $0             0        0            0            0         $1,350

     Other Annual Compensation reflects the dollar value of the market price over the exercise price on options exercised.

     Other Compensation reflects the matching portion of the Company's 401K plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     None.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                              (D)
                                                                           NUMBER OF
                                                                           SECURITIES                (E)
                                                                           UNDERLYING        VALUE OF UNEXERCISED
                                                                          UNEXERCISED            IN-THE-MONEY
                                                                        OPTIONS/SAR'S AT       OPTIONS/SAR'S AT
                                     (B)                                   FY-END(#)              FY-END($)
                                    SHARES                            --------------------   --------------------
             (A)                   ACQUIRED             (C)               EXERCISABLE/           EXERCISABLE/
             NAME               ON EXERCISE(#)   VALUE REALIZED($)       UNEXERCISABLE          UNEXERCISABLE
             ----               --------------   ------------------   --------------------   --------------------
Charles E. Miller.............        0                  $0                 6,250/0               $12,500/$0
                                                                            6,250/0               $ 9,375/$0

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     None.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company received an annual Director's fee of $3,000. This fee is paid whether or not the Director attends meetings of the Board and its Committees.

     In fiscal year 1999, stock options to purchase 75,000 shares were issued to the outside directors. Messrs. Ringer, Kluck and Thomas Miller were each issued options to purchase 25,000 shares. In fiscal year 2000, stock options to purchase 15,000 were issued to the new director, Mr. Doan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

     Upon the occurrence of a Change in Control, each Option granted under the Company's 1997 Incentive Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan. A Change of Control is where any person (who is not such a person on August 1, 1997) becomes the "beneficial owner" directly or indirectly, of securities of EMCO representing 35% or more of EMCO's outstanding securities.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth as of June 30, 2000, the number and percentage of the Company's shares of Common Stock owned of record and beneficially by each person owning more than five percent (5%) of such Common Stock and by all individual directors and officers and by all directors and officers as a group:

                                       NAME OF                        AMOUNT AND NATURE    PERCENT
TITLE OF CLASS                    BENEFICIAL OWNER                      OF OWNERSHIP       OF CLASS
--------------                    ----------------                    -----------------    --------
Common Stock      Charles E. Miller................................       1,556,432(1)       37.7
Common Stock      William A. Ringer................................         123,625(2)        3.0
Common Stock      Saeid Hosseini...................................          89,250(3)        2.2
Common Stock      David S. Miller..................................         492,398(4)       12.0
Common Stock      Walter Kluck.....................................          25,855(5)        0.6
Common Stock      Thomas G. Miller.................................         520,774(6)       12.6
Common Stock      Ken Teegardin....................................          36,000(7)        0.9
Common Stock      Trung T. Doan....................................          15,000(8)        0.4
All Directors and Officers as a Group (Seven Persons)..............       2,366,936          55.4

-------------------------
(1) Record and Beneficial; includes 1,543,932 shares of common stock owned directly; an option to purchase 12,500 shares of common stock under the 1991 Incentive Plan; Mr. Miller has sole voting and investing power on 1,476,057 of the owned shares; the remaining 67,875 shares have shared voting and investment power. Charles E. Miller's business address is 600 Diagonal Highway, Longmont, CO 80501.

(2) Record and Beneficial; Mr. Ringer has sole voting and investment power on 98,125 shares of the owned shares; the remaining 500 shares have shared voting and investment power. Mr. Ringer also has an option to purchase 25,000 shares of common stock pursuant to the 1997 Incentive Plan. William
    A. Ringer's address is P.O. Box 1018, Wilson, WY 83014.

(3) Record and Beneficial; includes 61,750 shares of common stock owned with sole voting and investment power; an option to purchase 15,000 shares of common stock under the 1991 Incentive Plan and an option to purchase 12,500 shares under the 1997 Incentive Plan. Saeid Hosseini's business address is 600 Diagonal Highway, Longmont, CO 80501.

(4) Record and Beneficial; includes 492,398 shares of common stock owned. David Miller has sole voting and investment power for 450,488 of the shares; the remaining 41,910 shares have shared voting and investment power. David S. Miller's business address is 420 E. Armour, N. Kansas City, MO 64166.

(5) Record and Beneficial; includes 855 shares of common stock owned with sole voting and investment power; and an option to purchase 25,000 shares of common stock under the 1997 Incentive Plan. Walter Kluck's business address is P.O. Box 421, Clifton, NJ 07015.

(6) Record and Beneficial; Mr. Miller has sole voting and investment power on 491,837 of the owned shares; the remaining 3,937 shares have shared voting and investment power. Mr. Miller has an option to purchase 25,000 shares of common stock under the 1997 Incentive Plan. Thomas G. Miller's business address is 11725 W. 112th St., Overland Park, KS 66210.

(7) Record and Beneficial; includes 1,000 shares of common stock owned with sole voting and investment power; and an option to purchase 12,500 shares of common stock under the 1991 Incentive Plan and an option to purchase 22,500 shares under the 1997 Incentive Plan. Ken Teegardin's business address is 600 Diagonal Highway, Longmont, CO 80501.

(8) Record and Beneficial; Mr. Doan has an option to purchase 15,000 shares of common stock under the 1997 Incentive Plan. Trung T. Doan's business address is 8000 S. Federal Way, Boise, Idaho 83707-0006.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.

                                    PART IV

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K.

(a) EXHIBITS

EXHIBIT
NUMBER                                ITEM
-------                               ----
  3       Articles of Incorporation and By-laws filed as Exhibits 2.1 and 2.2, respectively, to Registrant's Registration No.
          2-69601 filed with the Commission and hereby incorporated by reference.
 3-1      Articles of Amendment to Articles of Incorporation as filed as Exhibit 3-1 to Registrant's 10-K for the fiscal year
          ended April 30, 1988 filed with the commission and hereby
          incorporated by reference.
 10-1     Loan agreement between the Registrant and the Colorado
          National Bank of Denver, dated September 1, 1989, filed as
          Exhibit 10-2 to Registrant's 10-K for the year ended April
          30, 1990 filed with the Commission and hereby incorporated by reference.
 10-4     Loan agreement between the Registrant and Charles E. Miller, dated April 9, 1990, filed as Exhibit 10-4 to the Company's
          Report on Form 10-K for the year ended April 30, 1992 and
          hereby incorporated by reference.
 10-5     Voting Agreement, Agreement and Plan of Merger, Voting Trust
          Agreement, Sale and Licensing Agreement, Amendment to Sale
          and Licensing Agreement, Manufacturing and Lease Agreement,
          and Agreement by and between the Company, Measurement
          Auditors Company, Marcum Natural Gas Services, Inc., and
          Colorado National Bank of Denver incorporated herein by
          reference to Exhibits 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, and 2.7, respectively, to registrant's Form 8-K dated June 25, 1991.
 10-7     1991 Non-Employee Director Stock Plan, filed as Exhibit 10-7 to the Company's Report on Form 10-K for the year ended
          April 30, 1992 and hereby incorporated by reference.
 10-9     Delivery Contract EMCO -- Danfoss, Delivery Contract
          Danfoss -- EMCO, and License Agreement, dated May 3, 1991;
          filed as Exhibit 10-9 to the Company's Report on Form 10-K for the year ended April 30, 1992 and hereby incorporated by reference.
10-10     Loan agreement between the Registrant and Charles E. Miller, dated June 10, 1993; filed as Exhibit 10-10 to the Company's
          Report on Form 10-KSB for the year ended April 30, 1993, and hereby incorporated by reference.
10-11     1991 Incentive Plan filed as Exhibit 10-11 to the Company's
          Report on Form 10-KSB for the year ended April 30, 1993, and hereby incorporated by reference.
10-12     Agreement, dated July 9, 1993, among Patrick Petroleum
          Corporation of Michigan, the Company and General Metrology
          Company, filed as Exhibit 10-12 to the Company's Report on
          Form 10-Q for the quarter ended October 31, 1993, and hereby incorporated by reference.
10-13     Amendment to License Agreement, and Delivery Contract
          between Danfoss and EMCO, dated June 13, 1995, filed as
          Exhibit 10-13 on Form 10-KSB for the year ended April 30,
          1994, and hereby incorporated by reference.

EXHIBIT
NUMBER                                ITEM
-------                               ----
10-15     1997 Incentive Plan as Exhibit A to the Company's Proxy
          Statement for the Annual Meeting of Shareholders held
          October 22,1997, filed on September 25, 1997, and hereby
          incorporated by reference.
10-16     Amendment to License Agreement, and Delivery Contract
          between Danfoss and EMCO, dated October 6, 1998, filed as
          Exhibit 10-16 on Form 10-KSB for the year ended April 30,
          1999.
  21      List of Registrant's Subsidiaries; filed as Exhibit 22 to
          the Company's Report on Form 10-K for year ended April 30,
          1992, and hereby incorporated by reference.
  23      Consent of Grant Thornton to incorporate auditors report
          into the Registrant's S-8.
  27      Financial Data Schedule for fiscal year ended April 30,
          2000.
  99      Press Release

(b) REPORTS ON FORM 8-K

     No reports on Form 8-K were filed during the quarter ended April 30, 2000.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, Engineering Measurements Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ENGINEERING MEASUREMENTS COMPANY

                                          By:     /s/ CHARLES E. MILLER
                                            ------------------------------------
                                                     Charles E. Miller
                                                        (President)

Date: July 25, 2000

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                /s/ CHARLES E. MILLER                                  /s/ WILLIAM A. RINGER
-----------------------------------------------------  -----------------------------------------------------
                  Charles E. Miller                                      William A. Ringer
  (Director, Principal Executive Officer, Principal                         (Director)
 Financial Officer and Principal Accounting Officer)                       July 25, 2000
                    July 25, 2000

                  /s/ WALTER KLUCK                                     /s/ THOMAS G. MILLER
-----------------------------------------------------  -----------------------------------------------------
                    Walter Kluck                                         Thomas G. Miller
                     (Director)                                             (Director)
                    July 25, 2000                                          July 25, 2000

                  /s/ TRUNG T. DOAN
-----------------------------------------------------
                    Trung T. Doan
                     (Director)
                    July 25, 2000

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
     3    Articles of Incorporation and By-laws filed as Exhibits 2.1 and 2.2, respectively, to Registrant's Registration No.
          2-69601 filed with the Commission and hereby incorporated by reference.
   3-1    Articles of Amendment to Articles of Incorporation as filed as Exhibit 3-1 to Registrant's 10-K for the fiscal year
          ended April 30, 1988 filed with the commission and hereby
          incorporated by reference.
  10-1    Loan agreement between the Registrant and the Colorado
          National Bank of Denver, dated September 1, 1989, filed as
          Exhibit 10-2 to Registrant's 10-K for the year ended April
          30, 1990 filed with the Commission and hereby incorporated by reference.
  10-4    Loan agreement between the Registrant and Charles E. Miller, dated April 9, 1990, filed as Exhibit 10-4 to the Company's
          Report on Form 10-K for the year ended April 30, 1992 and
          hereby incorporated by reference.
  10-5    Voting Agreement, Agreement and Plan of Merger, Voting Trust
          Agreement, Sale and Licensing Agreement, Amendment to Sale
          and Licensing Agreement, Manufacturing and Lease Agreement,
          and Agreement by and between the Company, Measurement
          Auditors Company, Marcum Natural Gas Services, Inc., and
          Colorado National Bank of Denver incorporated herein by
          reference to Exhibits 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, and 2.7, respectively, to registrant's Form 8-K dated June 25, 1991.
  10-7    1991 Non-Employee Director Stock Plan, filed as Exhibit 10-7 to the Company's Report on Form 10-K for the year ended
          April 30, 1992 and hereby incorporated by reference.
  10-9    Delivery Contract EMCO -- Danfoss, Delivery Contract
          Danfoss -- EMCO, and License Agreement, dated May 3, 1991;
          filed as Exhibit 10-9 to the Company's Report on Form 10-K for the year ended April 30, 1992 and hereby incorporated by reference.
 10-10    Loan agreement between the Registrant and Charles E. Miller, dated June 10, 1993; filed as Exhibit 10-10 to the Company's
          Report on Form 10-KSB for the year ended April 30, 1993, and hereby incorporated by reference.
 10-11    1991 Incentive Plan filed as Exhibit 10-11 to the Company's
          Report on Form 10-KSB for the year ended April 30, 1993, and hereby incorporated by reference.
 10-12    Agreement, dated July 9, 1993, among Patrick Petroleum
          Corporation of Michigan, the Company and General Metrology
          Company, filed as Exhibit 10-12 to the Company's Report on
          Form 10-Q for the quarter ended October 31, 1993, and hereby incorporated by reference.
 10-13    Amendment to License Agreement, and Delivery Contract
          between Danfoss and EMCO, dated June 13, 1995, filed as
          Exhibit 10-13 on Form 10-KSB for the year ended April 30,
          1994, and hereby incorporated by reference.
 10-15    1997 Incentive Plan as Exhibit A to the Company's Proxy
          Statement for the Annual Meeting of Shareholders held
          October 22,1997, filed on September 25, 1997, and hereby
          incorporated by reference.
 10-16    Amendment to License Agreement, and Delivery Contract
          between Danfoss and EMCO, dated October 6, 1998, filed as
          Exhibit 10-16 on Form 10-KSB for the year ended April 30,
          1999.
    21    List of Registrant's Subsidiaries; filed as Exhibit 22 to
          the Company's Report on Form 10-K for year ended April 30,
          1992, and hereby incorporated by reference.
    23    Consent of Grant Thornton to incorporate auditors report
          into the Registrant's S-8.
    27    Financial Data Schedule for fiscal year ended April 30,
          2000.
    99    Press Release.

     THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE BALANCE SHEET AND STATEMENT OF OPERATIONS FOUND ON PAGES 15, 16 AND 17 OF THE COMPANY'S FORM 10-KSB FOR THE YEAR-TO-DATE, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

Contact:
Charles E. Miller                          Philip Bourdillon/Eugene Heller
President and CEO                          Silverman Heller Associates
303-651-0550                               310-208-2550

                    ENGINEERING MEASUREMENTS COMPANY REPORTS
                            FISCAL YEAR-END RESULTS

     LONGMONT, COLORADO -- JULY 26, 2000 -- ENGINEERING MEASUREMENTS COMPANY (NASDAQ -- NMS: EMCO) today reported results for the twelve months ended April 30, 2000.

     For the twelve months ended April 30, 2000 the Company reported a net loss of $139,000, or $0.03 per diluted share, on net sales of $9.2 million, compared to net income of $197,000, or $0.05 per diluted share, on net sales of $9.7 million in fiscal 1999.

     At fiscal year-end the Company had $3.4 million in working capital, no long-term debt, and stockholders' equity of $6.4 million.

     As announced on July 6, 2000, the Company has entered into a definitive agreement to be acquired by Advanced Energy Industries, Inc. (Nasdaq -- NMS:
AEIS) in an exchange of stock. Under the terms of the agreement, which is subject to approval by EMCO's stockholders and certain other conditions, all of EMCO's outstanding common stock as of the effective date of the merger will be exchanged for shares of Advanced Energy Industries based upon an exchange ratio which is determined by dividing 900,000 by the sum of EMCO's outstanding shares plus outstanding options as of the closing of the transaction. At the Company's fiscal year-end, there were outstanding approximately 4.1 million shares of EMCO common stock and approximately 340,000 options to purchase such shares of common stock

     Engineering Measurements Company designs, manufactures, and markets electronic and electro-mechanical precision instruments for measuring and controlling the flow of liquids, steam, and gases, and also engages in contract electronic printed circuit board assembly.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends which may affect the Company's future operating results and financial position. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company's filings with the Securities and Exchange Commission.

                       (Statements of Operations Follow)

                        ENGINEERING MEASUREMENTS COMPANY

             STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

                                                                TWELVE MONTHS ENDED
                                                                     APRIL 30,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Sales.......................................................  $9,234,052    $9,694,913
Cost of sales...............................................   5,693,569     5,711,006
                                                              ----------    ----------
Gross margin on sales.......................................   3,540,483     3,983,907
                                                              ----------    ----------
Operating expenses:
  Selling...................................................   1,917,928     2,142,086
  General and administrative................................     872,223       937,873
  Research and development..................................     880,932       790,252
                                                              ----------    ----------
     Total operating expenses...............................   3,671,083     3,870,211
                                                              ----------    ----------
Income (loss) from operations...............................    (130,600)      113,696
                                                              ----------    ----------
Other income/(expense):
  Loss on sale of stock.....................................    (119,025)       (6,574)
  Interest expense..........................................        (744)         (266)
  Interest and Dividend Income..............................      54,697        93,237
  Other income..............................................       4,807        31,817
                                                              ----------    ----------
     Total other income/(expense)...........................     (60,265)      118,214
Income/(loss) before income taxes...........................    (190,865)      231,910
Income tax provision/(benefit)..............................     (52,005)       34,972
                                                              ----------    ----------
Net income/(loss)...........................................  $ (138,860)   $  196,938
                                                              ==========    ==========
Other comprehensive income (loss)
  Unrealized holding loss...................................     (10,551)      (12,441)
  Tax benefit of stock option exercise......................      93,400             0
                                                              ----------    ----------
Comprehensive income (loss).................................     (56,011)      184,497
                                                              ==========    ==========
Net earnings/(loss) per share...............................  $    (0.03)   $     0.05
Net earnings/(loss) per share on a fully diluted basis......  $    (0.03)   $     0.05
                                                              ==========    ==========
Weighted average number of shares outstanding...............   4,082,890     4,021,729
                                                              ==========    ==========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law ("DGCL"), Advanced Energy's Restated Certificate of Incorporation, as amended (the "AE Certificate"), provides that no director shall be personally liable to Advanced Energy or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the duty of loyalty to Advanced Energy or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law;
(iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. While the AE Certificate provides protection from awards for monetary damages for breaches of fiduciary duty, it does not eliminate the director's duty of care. Accordingly, the AE Certificate will not affect the availability of equitable remedies, such as an injunction, based on a director's breach of the duty of care. The provisions of the AE Certificate described above apply to officers of Advanced Energy only if they are directors of Advanced Energy and are acting in their capacity as directors, and does not apply to officers of Advanced Energy who are not directors.

     In addition, Advanced Energy's Bylaws provide that Advanced Energy shall indemnify its Executive Officers (as defined in Rule 3b-7 promulgated under the Exchange Act) and directors, and any employee who serves as an Executive Officer or director of any corporation at Advanced Energy's request, to the fullest extent permitted under and in accordance with the DGCL; provided, however, that Advanced Energy may modify the extent of such indemnification by individual contracts with its Executive Officers and directors; and, provided further, that Advanced Energy shall not be required to indemnify any Executive Officer or director in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law;
(ii) the proceeding was authorized by the directors of Advanced Energy; (iii) such indemnification is provided by Advanced Energy, in its sole discretion, pursuant to the powers vested in Advanced Energy under the DGCL; or (iv) such indemnification is required to be made under Article XI, Section 43, Subsection
(d) of Advanced Energy's Bylaws. Under the DGCL, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Advanced Energy maintains a policy of directors' and officers' liability insurance that insures Advanced Energy's directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

ITEM 21. EXHIBITS

     The following is a list of Exhibits filed as part of the Registration
Statement:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Reorganization dated as of July 6,
          2000, by and among Advanced Energy Industries, Inc. (the
          "Company"), Flow Acquisition Corporation and Engineering
          Measurements Company (included as Appendix A to the proxy
          statement/prospectus filed as a part of this registration
          statement)
 3.1      The Company's Restated Certificate of Incorporation, as
          amended(3)
 3.2      The Company's By-laws(4)
 4.1      Form of Specimen Certificate for the Company's Common
          Stock(4)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.2      Indenture dated November 1, 1999 between State Street Bank and Trust Company of California, N.A., as trustee, and the
          Company (including form of 5 1/4% Convertible Subordinated
          Note due 2006)(5)
 4.3      The Company hereby agrees to furnish to the SEC, upon
          request, a copy of the instruments which define the rights of holders of long-term debt of the Company. None of such
          instruments not included as exhibits herein represents
          long-term debt in excess of 10% of the consolidated total
          assets of the Company.
 5.1      Opinion of Thelen Reid & Priest LLP as to the legality of
          the securities being registered.*
 8.1      Opinion of Thelen Reid & Priest LLP as to certain federal
          income tax matters.*
10.1      Comprehensive Supplier Agreement, dated May 18, 1998,
          between Applied Materials Inc. and the Company.(1)+
10.2      Purchase Order and Sales Agreement, dated October 12, 1999, between Lam Research Corporation and the Company.(5)
10.3      Purchase Agreement, dated November 1, 1995, between Eaton
          Corporation and the Company.(6)+
10.4      Loan and Security Agreement, dated August 15, 1997, among
          Silicon Valley Bank, Bank of Hawaii and the Company.(7)
10.5      Loan Agreement dated December 8, 1997, by and among Silicon
          Valley Bank, as Servicing Agent and a Bank, and Bank of
          Hawaii, as a Bank, and the Company, as borrower.(8)
10.6      Lease, dated June 12, 1984, amended June 11, 1992, between
          Prospect Park East Partnership and the Company for property in Fort Collins, Colorado.(4)
10.7      Lease, dated March 14, 1994, as amended, between Sharp Point
          Properties, L.L.C., and the Company for property in Fort
          Collins, Colorado.(4)
10.8      Lease, dated May 19, 1995, between Sharp Point Properties,
          L.L.C. and the Company for a building in Fort Collins,
          Colorado.(4)
10.9      Lease agreement, dated March 18, 1996, and amendments dated
          June 21, 1996 and August 30, 1996, between RF Power
          Products, Inc., and Laurel Oak Road, L.L.C. for property in
          Voorhees, New Jersey.(9)
10.10     Form of Indemnification Agreement.(4)
10.11     Employment Agreement, dated June 1, 1998, between RF Power
          Products, Inc., and Joseph Stach.(10)
10.12     1995 Stock Option Plan, as amended and restated.(10)
10.13     1995 Non-Employee Directors' Stock Option Plan.(10)
10.14     License Agreement, dated May 13, 1992 between RF Power
          Products and Plasma-Therm, Inc.(11)
10.15     Lease Agreement dated March 18, 1996 and amendments dated
          June 21, 1996 and August 30, 1996 between RF Power Products,
          Inc. and Laurel Oak Road, L.L.C. for office, manufacturing and warehouse space at 1007 Laurel Oak Road, Voorhees, New
          Jersey.(9)
10.16     Direct Loan Agreement dated December 20, 1996 between RF
          Power Products, Inc. and the New Jersey Economic Development
          Authority.(9)
10.17     Lease, dated April 15, 1998, between Cross Park Investors,
          Ltd., and the Company for property in Austin, Texas.(1)
10.18     Lease, dated April 15, 1998, between Cameron Technology
          Investors, Ltd., and the Company for property in Austin,
          Texas.(1)
10.19     Agreement and Plan of Reorganization, dated April 5, 2000, between the Company, Noah Holdings, Inc. and AE Cal Merger
          Sub, Inc.(2)
10.20     Escrow and Indemnity Agreement, dated April 5, 2000, between the Company, the former stockholders of Noah Holdings, Inc.
          and Commercial Escrow Services, Inc.(2)
10.21     Merger Agreement, dated July 21, 2000, between the Company,
          Sekidenko, Inc., Dr. Ray R. Dils and Mercury Merger
          Corporation.(12)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.1      Consent of Arthur Andersen LLP.
23.2      Consent of KPMG LLP.
23.3      Consent of Grant Thornton LLP.
23.4      Consent of Quist Financial, Inc.
23.5      Consent of Thelen Reid & Priest LLP.(13)*
27.1      Financial Data Schedule for the Company.(14)
99.1      Form of Proxy for shareholders of Engineering Measurements
          Company.
99.2      Form of Voting Agreement for certain shareholders of
          Engineering Measurements Company.

-------------------------
 (1) Incorporated by reference to the Company's quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 0-26966), filed August 7, 1998.

 (2) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-37378), filed May 19, 2000.

 (3) Incorporated by reference to the Company's quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-26966), filed July 28, 1999.

 (4) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97188), filed September 20, 1995, as amended.

 (5) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-26966), filed March 20, 2000.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-26966), filed March 28, 1996, as amended.

 (7) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-34039), filed August 21, 1997, as amended.

 (8) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-26966), filed March 24, 1998.

 (9) Incorporated by reference to RF Power Products' Annual Report on Form 10-K for the fiscal year ended November 30, 1996 (File No. 0-20229), filed February 25, 1997.

(10) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-26966), filed March 24, 1999.

(11) Incorporated by reference to RF Power Products' Registration Statement on Form 10 (File No. 0-020229), filed May 19, 1992 as amended.

(12) Incorporated by reference to the Company's quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-26966), filed August 4, 2000.

(13) Included in Exhibits 5.1 and 8.1.

(14) Incorporated by reference to the Company's Current Report on Form 8-K dated August 10, 2000, filed August 14, 2000 (File No. 000-26966).

  *  To be filed by amendment.

  +  Confidential treatment has been granted for portions of this agreement

ITEM 22. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Collins, state of Colorado, on August 10, 2000.

                                          Advanced Energy Industries, Inc.,
                                          a Delaware corporation

                                          By:      /s/ RICHARD P. BECK
                                            ------------------------------------
                                                      Richard P. Beck
                                                   Senior Vice President
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Douglas S. Schatz and Richard P. Beck, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this registration statement as the aforesaid attorney-in-fact deems appropriate, and to so execute and file a registration statement and any post-effective amendment thereto for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 10, 2000                                /s/ DOUGLAS S. SCHATZ
                                           ------------------------------------------
                                                       Douglas S. Schatz
                                                  Chief Executive Officer and
                                                     Chairman of the Board
                                                 (Principal Executive Officer)

Date: August 10, 2000                                /s/ HOLLIS L. CASWELL
                                           ------------------------------------------
                                                       Hollis L. Caswell
                                             President, Chief Operating Officer and
                                                            Director

Date: August 10, 2000                                 /s/ RICHARD P. BECK
                                           ------------------------------------------
                                                        Richard P. Beck
                                             Senior Vice President, Chief Financial
                                                      Officer and Director
                                              (Principal Financial and Accounting
                                                            Officer)

Date: August 10, 2000                                 /s/ G. BRENT BACKMAN
                                           ------------------------------------------
                                                        G. Brent Backman
                                                            Director

Date: August   , 2000
                                           ------------------------------------------
                                                           Trung Doan
                                                            Director

Date: August 10, 2000                                 /s/ ARTHUR A. NOETH
                                           ------------------------------------------
                                                        Arthur A. Noeth
                                                            Director

Date: August   , 2000
                                           ------------------------------------------
                                                         Elwood Spedden
                                                            Director

Date: August 10, 2000                                  /s/ GERALD STAREK
                                           ------------------------------------------
                                                         Gerald Starek
                                                            Director

Date: August 10, 2000                                /s/ ARTHUR ZAFIROPOULO
                                           ------------------------------------------
                                                       Arthur Zafiropoulo
                                                            Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1      Agreement and Plan of Reorganization dated as of July 6,
          2000, by and among Advanced Energy Industries, Inc. (the
          "Company"), Flow Acquisition Corporation and Engineering
          Measurements Company (included as Appendix A to the proxy
          statement/prospectus filed as a part of this registration
          statement)
 3.1      The Company's Restated Certificate of Incorporation, as
          amended(3)
 3.2      The Company's By-laws(4)
 4.1      Form of Specimen Certificate for the Company's Common
          Stock(4)
 4.2      Indenture dated November 1, 1999 between State Street Bank and Trust Company of California, N.A., as trustee, and the
          Company (including form of 5 1/4% Convertible Subordinated
          Note due 2006)(5)
 4.3      The Company hereby agrees to furnish to the SEC, upon
          request, a copy of the instruments which define the rights of holders of long-term debt of the Company. None of such
          instruments not included as exhibits herein represents
          long-term debt in excess of 10% of the consolidated total
          assets of the Company.
 5.1      Opinion of Thelen Reid & Priest LLP as to the legality of
          the securities being registered.*
 8.1      Opinion of Thelen Reid & Priest LLP as to certain federal
          income tax matters.*
10.1      Comprehensive Supplier Agreement, dated May 18, 1998,
          between Applied Materials Inc. and the Company.(1)+
10.2      Purchase Order and Sales Agreement, dated October 12, 1999, between Lam Research Corporation and the Company.(5)
10.3      Purchase Agreement, dated November 1, 1995, between Eaton
          Corporation and the Company.(6)+
10.4      Loan and Security Agreement, dated August 15, 1997, among
          Silicon Valley Bank, Bank of Hawaii and the Company.(7)
10.5      Loan Agreement dated December 8, 1997, by and among Silicon
          Valley Bank, as Servicing Agent and a Bank, and Bank of
          Hawaii, as a Bank, and the Company, as borrower.(8)
10.6      Lease, dated June 12, 1984, amended June 11, 1992, between
          Prospect Park East Partnership and the Company for property in Fort Collins, Colorado.(4)
10.7      Lease, dated March 14, 1994, as amended, between Sharp Point
          Properties, L.L.C., and the Company for property in Fort
          Collins, Colorado.(4)
10.8      Lease, dated May 19, 1995, between Sharp Point Properties,
          L.L.C. and the Company for a building in Fort Collins,
          Colorado.(4)
10.9      Lease agreement, dated March 18, 1996, and amendments dated
          June 21, 1996 and August 30, 1996, between RF Power
          Products, Inc., and Laurel Oak Road, L.L.C. for property in
          Voorhees, New Jersey.(9)
10.10     Form of Indemnification Agreement.(4)
10.11     Employment Agreement, dated June 1, 1998, between RF Power
          Products, Inc., and Joseph Stach.(10)
10.12     1995 Stock Option Plan, as amended and restated.(10)
10.13     1995 Non-Employee Directors' Stock Option Plan.(10)
10.14     License Agreement, dated May 13, 1992 between RF Power
          Products and Plasma-Therm, Inc.(11)
10.15     Lease Agreement dated March 18, 1996 and amendments dated
          June 21, 1996 and August 30, 1996 between RF Power Products,
          Inc. and Laurel Oak Road, L.L.C. for office, manufacturing and warehouse space at 1007 Laurel Oak Road, Voorhees, New
          Jersey.(9)
10.16     Direct Loan Agreement dated December 20, 1996 between RF
          Power Products, Inc. and the New Jersey Economic Development
          Authority.(9)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.17     Lease, dated April 15, 1998, between Cross Park Investors,
          Ltd., and the Company for property in Austin, Texas.(1)
10.18     Lease, dated April 15, 1998, between Cameron Technology
          Investors, Ltd., and the Company for property in Austin,
          Texas.(1)
10.19     Agreement and Plan of Reorganization, dated April 5, 2000, between the Company, Noah Holdings, Inc. and AE Cal Merger
          Sub, Inc.(2)
10.20     Escrow and Indemnity Agreement, dated April 5, 2000, between the Company, the former stockholders of Noah Holdings, Inc.
          and Commercial Escrow Services, Inc.(2)
10.21     Merger Agreement, dated July 21, 2000, between the Company,
          Sekidenko, Inc., Dr. Ray R. Dils and Mercury Merger
          Corporation.(12)
23.1      Consent of Arthur Andersen LLP.
23.2      Consent of KPMG LLP.
23.3      Consent of Grant Thornton LLP.
23.4      Consent of Quist Financial, Inc.
23.5      Consent of Thelen Reid & Priest LLP.(13)*
27.1      Financial Data Schedule for the Company.(14)
99.1      Form of Proxy for shareholders of Engineering Measurements
          Company.
99.2      Form of Voting Agreement for certain shareholders of
          Engineering Measurements Company.

-------------------------
 (1) Incorporated by reference to the Company's quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 0-26966), filed August 7, 1998.

 (2) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-37378), filed May 19, 2000.

 (3) Incorporated by reference to the Company's quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 0-26966), filed July 28, 1999.

 (4) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-97188), filed September 20, 1995, as amended.

 (5) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-26966), filed March 20, 2000.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 0-26966), filed March 28, 1996, as amended.

 (7) Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-34039), filed August 21, 1997, as amended.

 (8) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-26966), filed March 24, 1998.

 (9) Incorporated by reference to RF Power Products' Annual Report on Form 10-K for the fiscal year ended November 30, 1996 (File No. 0-20229), filed February 25, 1997.

(10) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-26966), filed March 24, 1999.

(11) Incorporated by reference to RF Power Products' Registration Statement on Form 10 (File No. 0-020229), filed May 19, 1992 as amended.

(12) Incorporated by reference to the Company's quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 0-26966), filed August 4, 2000.

(13) Included in Exhibit 5.1 and 8.1.

(14) Incorporated by reference to the Company's Current Report on Form 8-K dated August 10, 2000, filed August 14, 2000 (File No. 000-26966).

  *  To be filed by amendment.

  +  Confidential treatment has been granted for portions of this agreement